AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1994

                                            REGISTRATION STATEMENT NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               OGDEN CORPORATION
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                5812                               13-5549268
    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
 of incorporation or organization)        Classification Code Number)              Identification Number)

                            ------------------------
                             TWO PENNSYLVANIA PLAZA
                            NEW YORK, NEW YORK 10121
                                 (212) 868-6100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              LYNDE H. COIT, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             TWO PENNSYLVANIA PLAZA
                            NEW YORK, NEW YORK 10121
                                 (212) 868-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                 VICTOR I. LEWKOW, ESQ.                                     JOHN A. HEALY, ESQ.
                 WILLIAM F. GORIN, ESQ.                                        ROGERS & WELLS
           CLEARY, GOTTLIEB, STEEN & HAMILTON                                 200 PARK AVENUE
                   ONE LIBERTY PLAZA                                      NEW YORK, NEW YORK 10166
                NEW YORK, NEW YORK 10006                                       (212) 878-8000
                     (212) 225-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") described in the Proxy
Statement/Prospectus forming a part of this Registration Statement have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF               AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
       SECURITIES TO BE REGISTERED              REGISTERED          PER SHARE         OFFERING PRICE           FEE
Common Stock, par value $.50 per share
  (including Preferred Stock Purchase           5,409,918
  Rights)(1)..............................      shares(2)              N.A.          $107,489,909(3)        $37,066(4)

(1) Each share of common stock, par value $.50 per share, of the Registrant ("Ogden Common Stock") includes a Preferred Stock Purchase Right to purchase one one-hundredth of a share of Cumulative Participating Preferred Stock, $1.00 par value, of the Registrant or, under certain circumstances, Ogden Common Stock, cash, property or other securities of the Registrant.
(2) Estimated maximum number of shares of Ogden Common Stock issuable in connection with the Merger, calculated on the basis of (i) the exchange ratio in the Merger (0.84 shares of Ogden Common Stock for each share of common stock, par value $.50 per share ("OPI Common Stock") of Ogden Projects, Inc. ("OPI") multiplied by (ii) 6,440,378, the maximum number of shares of OPI Common Stock anticipated to be outstanding immediately prior to the Merger not owned by Ogden and its subsidiaries, assuming the exercise of all OPI stock options.
(3) Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), calculated by multiplying $16.69, the average of the high and low sales prices of a share of OPI Common Stock as reported on the New York Stock Exchange on October 24, 1994, by 6,440,378, the maximum number of shares of OPI Common Stock computed as described in clause (ii) of Note(2).
(4) Calculated pursuant to Section 6(b) of the Securities Act and Rule 457(c) as 1/29th of one percent of the Proposed Maximum Aggregate Offering Price.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               OGDEN CORPORATION
                         FORM S-4 CROSS REFERENCE SHEET
        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K


                      FORM S-4 ITEM NUMBER AND HEADING               CAPTION OR LOCATION IN PROXY STATEMENT/PROSPECTUS
           ------------------------------------------------------  ------------------------------------------------------
A.         INFORMATION ABOUT THE TRANSACTION
1.         Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus..............................  Outside Front Cover Page
2.         Inside Front and Outside Back Cover Pages of
           Prospectus............................................  Inside Front Cover Page; Available Information;
                                                                     Incorporation of Certain Information by Reference
3.         Risk Factors, Ratio of Earnings to Fixed Charges, and
           Other Information.....................................  Outside Front Cover Page; Summary; Market Prices of
                                                                     Common Stock; Ogden Corporation and Subsidiaries
                                                                     Selected Historical Consolidated Financial Data;
                                                                     Ogden Projects, Inc. and Subsidiaries Selected
                                                                     Historical Consolidated Financial Data; Ogden
                                                                     Corporation and Subsidiaries Pro Forma Consolidated
                                                                     Condensed Financial Information; Comparative Per
                                                                     Share Data; The Special Meeting-Vote Required; The
                                                                     Merger; The Appraisal Rights Amendment
4.         Terms of the Transaction..............................  Outside Front Cover Page; Summary; The Merger; The
                                                                     Merger Agreement; Description of Ogden Capital
                                                                     Stock; Comparison of Stockholders' Rights; The
                                                                     Appraisal Rights Amendment; Exhibit A (Agreement and
                                                                     Plan of Merger); Exhibit B (Amendment to OPI's
                                                                     Restated Certificate of Incorporation); Exhibit C
                                                                     (Delaware General Corporation Law Section 262)
                                                                     Exhibit D (Opinion of CS First Boston Corporation)
5.         Pro Forma Financial Information.......................  Ogden Corporation and Subsidiaries Pro Forma
                                                                     Consolidated Condensed Financial Information
6.         Material Contacts With the Company Being Acquired.....  Summary; The Merger
7.         Additional Information Required For Reoffering by
             Persons and Parties Deemed to be Underwriters.......  Not Applicable
8.         Interests of Named Experts and Counsel................  Experts; Legal Matters
9.         Disclosure of Commission Position on Indemnification
             For Securities Act Liabilities......................  Not Applicable

                      FORM S-4 ITEM NUMBER AND HEADING               CAPTION OR LOCATION IN PROXY STATEMENT/PROSPECTUS
           ------------------------------------------------------  ------------------------------------------------------
B.         INFORMATION ABOUT THE REGISTRANT
10.        Information With Respect to
             S-3 Registrants.....................................  Summary; Ogden Corporation and Subsidiaries Selected
                                                                     Historical Consolidated Financial Data; Ogden
                                                                     Corporation and Subsidiaries Pro Forma Consolidated
                                                                     Condensed Financial Information
11.        Incorporation of Certain Information by Reference.....  Inside Front Cover Page; Incorporation of Certain
                                                                     Information by Reference
12.        Information With Respect to S-2 or S-3 Registrants....  Not Applicable
13.        Incorporation of Certain Information by Reference.....  Not Applicable
14.        Information With Respect to Registrants Other Than S-3
            or S-2 Registrants...................................  Not Applicable
C.         INFORMATION ABOUT THE
            COMPANY BEING ACQUIRED
15.        Information With Respect to S-3 Companies.............  Inside Front Cover Page; Incorporation of Certain
                                                                     Information by Reference; Summary; Ogden Projects,
                                                                     Inc. and Subsidiaries Selected Historical
                                                                     Consolidated Financial Data
16.        Information With Respect to S-2 or S-3 Companies......  Not Applicable
17.        Information With Respect to Companies Other Than S-2
            or S-3 Companies.....................................  Not Applicable
D.         VOTING AND MANAGEMENT INFORMATION
18.        Information if Proxies, Consents or Authorizations Are
            to be Solicited......................................  Outside Front Cover Page; Available Information;
                                                                     Incorporation of Certain Information by Reference;
                                                                     Summary; The Special Meeting; The Merger; The Merger
                                                                     Agreement; Description of Ogden Capital Stock;
                                                                     Comparison of Stockholders' Rights; The Appraisal
                                                                     Rights Amendment
19.        Information if Proxies, Consents or Authorizations Are
             Not to be Solicited, or in an Exchange Offer........  Not Applicable

                              OGDEN PROJECTS, INC.
                                  40 LANE ROAD
                          FAIRFIELD, NEW JERSEY 07007
                               NOVEMBER   , 1994

To Our Stockholders:

    You are cordially invited to attend the Special Meeting of Stockholders of Ogden Projects, Inc. ("OPI"), to be held at the OPI executive offices at 40 Lane
Road, Fairfield, New Jersey 07007, on December   , 1994 at      a.m.

    At the Special Meeting, OPI stockholders will be asked to consider and vote upon the following proposals: (i) to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of September 27, 1994 (the "Merger Agreement"), between OPI and its approximately 84% stockholder, Ogden Corporation ("Ogden"). Under the Merger Agreement, a wholly-owned Ogden subsidiary will be merged with OPI (the "Merger"), OPI will become a wholly owned subsidiary of Ogden and each outstanding share of OPI Common Stock (other than shares of OPI Common Stock held by Ogden or as to which appraisal rights (pursuant to the proposal described below) have been duly demanded) will cease to be outstanding for all purposes and instead will be converted into the right to receive 0.84 shares (the "Exchange Ratio") of common stock of Ogden; and (ii) to approve an amendment to the restated certificate of incorporation of OPI to provide appraisal rights, pursuant to Section 262 of the General Corporation Law of Delaware, to holders of OPI Common Stock who do not vote in favor of the Merger and elect to demand appraisal (the "Appraisal Rights Amendment").

    Ogden owns 32,000,000 shares of OPI Common Stock, constituting approximately 84% of the outstanding shares of OPI Common Stock, and, therefore, has sufficient voting power to approve the matters to be considered at the Special Meeting, regardless of the vote of any other stockholder. Ogden has advised OPI that it will vote its shares of OPI Common Stock in favor of the Merger and the Appraisal Rights Amendment. Accordingly, stockholder approval and adoption of the Merger Agreement and the Appraisal Rights Amendment is assured.

    THE BOARD OF DIRECTORS OF OPI (OF WHICH SEVEN OF THE NINE MEMBERS ARE AFFILIATES OF OGDEN) HAS VOTED UNANIMOUSLY TO APPROVE THE MERGER AGREEMENT AND THE APPRAISAL RIGHTS AMENDMENT, BASED ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF OPI CONSISTING OF TWO INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), NEITHER OF WHOM IS A DIRECTOR, OFFICER OR EMPLOYEE OF OGDEN NOR AN OFFICER OR EMPLOYEE OF OPI. IN MAKING ITS RECOMMENDATION, THE SPECIAL COMMITTEE CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THE PROPOSED MERGER, AND RELIED UPON THE WRITTEN OPINION OF ITS FINANCIAL ADVISOR, CS FIRST BOSTON CORPORATION, THAT THE EXCHANGE RATIO IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS OF OPI (OTHER THAN OGDEN AND ITS AFFILIATES).

    You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus for details of the Merger and additional related information.

    Whether or not you plan to attend the Special Meeting, please sign, date and return the enclosed proxy card at your earliest convenience in the enclosed postage-prepaid envelope. Your shares of stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated. PLEASE DO NOT SEND ANY STOCK CERTIFICATES TO OPI AT THIS TIME.

                                          Very truly yours,


                                          R. RICHARD ABLON
                                          Chairman and Chief Executive Officer

                              OGDEN PROJECTS, INC.
                              -------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON DECEMBER       , 1994
                              -------------------

    A Special Meeting of Stockholders of Ogden Projects, Inc. ("OPI"), will be held at the OPI executive offices at 40 Lane Road, Fairfield, New Jersey 07007,
on December       , 1994, at       a.m., local time, for the following purposes:

       1. To consider and act upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of September 27, 1994 (the "Merger Agreement"), among Ogden Corporation ("Ogden"), OPI Acquisition Corp., a wholly owned subsidiary of Ogden ("Acquisition Sub"), and OPI, pursuant to which, among other things, Acquisition Sub will be merged (the "Merger") with and into OPI, OPI will become a wholly owned subsidiary of Ogden, and each outstanding share of OPI common stock, par value $.50 per share ("OPI Common Stock"), other than shares held by Ogden and its subsidiaries and shares of OPI Common Stock as to which appraisal rights (pursuant to the proposal described below) have been duly demanded, will cease to be outstanding for all purposes and instead will be converted into the right to receive 0.84 of a share of Ogden common stock, par value $.50 per share ("Ogden Common Stock"), and, for each whole share of Ogden Common Stock to be so issued, one Preferred Stock Purchase Right (a "Right") issued pursuant to the Rights Agreement, dated as of September 20, 1990, between Ogden and Chemical Bank. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS EXHIBIT A THERETO.

       2. To consider and act upon a proposal to approve an amendment to the restated certificate of incorporation of OPI to provide appraisal rights, pursuant to Section 262 of the General Corporation Law of Delaware ("DGCL"), to holders of OPI Common Stock who do not vote in favor of the Merger (or certain similar transactions) and elect to demand appraisal in accordance with said Section 262 (the "Appraisal Rights Amendment"). A COPY OF THE APPRAISAL RIGHTS AMENDMENT AND OF
          SECTION 262 OF THE DGCL ARE ATTACHED AS EXHIBITS B AND C, RESPECTIVELY, TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

       3. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

    The accompanying Proxy Statement/Prospectus and the Exhibits thereto, including the Merger Agreement and the Appraisal Rights Amendment, form a part of this Notice.

    The Board of Directors has fixed the close of business on       , 1994, as
the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. As of the Record Date, Ogden owned 32,000,000 shares of OPI Common Stock, constituting approximately 84% of the outstanding shares of OPI Common Stock, and, therefore, has sufficient voting power to approve the matters specifically to be considered at the Special Meeting, regardless of the vote of any other stockholder. Ogden has advised OPI that it will vote its shares of OPI Common Stock in favor of the Merger and the Appraisal Rights Amendment. Accordingly, stockholder approval and adoption of the Merger Agreement and the Appraisal Rights Amendment is assured.

    Effectiveness of the Appraisal Rights Amendment is a condition to the consummation of the Merger, and the Merger will not become effective unless the Appraisal Rights Amendment has theretofore become effective. Accordingly, holders of OPI Common Stock who follow the procedures set forth in Section 262 of the DGCL (including making a timely written demand for appraisal rights) will be entitled to appraisal rights in connection with the Merger.

    TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IN THE EVENT YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE SPECIAL MEETING AND, IN THAT EVENT, YOUR PROXY WILL NOT BE USED.

                                          By Order of the Board of Directors,


                                          JEFFREY R. HOROWITZ
                                          Senior Vice President, General Counsel
                                          and Secretary

November       , 1994
40 Lane Road
Fairfield, New Jersey 07007

                          ----------------------------
                                PROXY STATEMENT
                          ----------------------------

                              OGDEN PROJECTS, INC.
                                  40 LANE ROAD
                              FAIRFIELD, NJ 07007
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER   , 1994
                               ------------------
                                   PROSPECTUS
                               ------------------

                               OGDEN CORPORATION
                             TWO PENNSYLVANIA PLAZA
                               NEW YORK, NY 10121

    This Proxy Statement/Prospectus (this "Proxy Statement") is being furnished
to the holders of record as of       , 1994 (the "Record Date") of common stock,
par value $.50 per share ("OPI Common Stock"), of Ogden Projects, Inc., a Delaware corporation ("OPI"), in connection with the solicitation of proxies by the Board of Directors of OPI from such holders for use at a Special Meeting of Stockholders of OPI to be held at the executive offices of OPI, 40 Lane Road,
Fairfield, New Jersey 07007 on December   , 1994, at     a.m., local time, and
at any adjournment or postponement thereof (the "Special Meeting").

    At the Special Meeting, OPI stockholders will be asked to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of September 27, 1994 (the "Merger Agreement"), by and among Ogden Corporation, a Delaware corporation ("Ogden"), OPI Acquisition Corp., a Delaware corporation wholly owned by Ogden ("Acquisition Sub"), and OPI. A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement and forms a part of this Proxy Statement. The Merger Agreement provides for the merger of Acquisition Sub with and into OPI (the "Merger"), as a result of which OPI (the "Surviving Corporation") will become a wholly owned subsidiary of Ogden. At the effective time of the Merger (the "Effective Time"), each share of OPI Common Stock outstanding (other than shares held by Ogden and its subsidiaries and Dissenting Shares (as defined below)) will cease to be outstanding for all purposes and instead will be converted into the right to receive 0.84 of a share of common stock, par value $.50 per share ("Ogden Common Stock") of Ogden (the "Exchange Ratio"), and for each whole share of Ogden Common Stock to be so issued, one Preferred Stock Purchase Right (a "Right") issued pursuant to the Rights Agreement, dated as of September 20, 1990, between Ogden and Chemical Bank, as agent (the "Rights Agreement"). The Rights currently are represented by the certificates for Ogden Common Stock and currently are not transferable except as part of a transfer of the related common stock. OPI stockholders who otherwise would be entitled to fractional shares of Ogden Common Stock will receive cash in lieu of fractional shares.

    At the Special Meeting, OPI stockholders also will be asked to approve an amendment to the restated certificate of incorporation of OPI (the "OPI Certificate") to provide appraisal rights, pursuant to Section 262 of the General Corporation Law of Delaware (the "DGCL"), to holders of OPI Common Stock who do not vote in favor of the Merger (or certain similar transactions) and elect to demand appraisal in accordance with said Section 262 (the "Appraisal Rights Amendment"). Approval and effectiveness of the Appraisal Rights Amendment is a condition to consummation of the Merger. Shares of OPI Common Stock held by holders of OPI Common Stock who properly exercise appraisal rights in connection with the Merger pursuant to the Appraisal Rights Amendment and DGCL Section 262 are hereinafter referred to as "Dissenting Shares."

    As of the Record Date, Ogden owned approximately 84% of the outstanding OPI Common Stock and, therefore, has sufficient voting power to approve all matters to be considered at the Special Meeting, regardless of the vote of any other stockholder. Ogden will vote its shares of OPI Common Stock in favor of the Merger and the Appraisal Rights Amendment. Accordingly, stockholder approval and adoption of the Merger Agreement and the Appraisal Rights Amendment is assured.

    Ogden has filed a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Ogden Common Stock to be issued in connection with the Merger. This Proxy Statement also constitutes the Prospectus of Ogden filed as and forming a part of the Registration Statement. The information contained in this Proxy Statement with respect to Ogden and its affiliates (other than OPI and its subsidiaries) has been supplied by Ogden, including with respect to how Ogden will vote its shares of OPI Common Stock at the Special Meeting, and the information with respect to OPI and its subsidiaries has been supplied by OPI. This Proxy Statement and accompanying materials are being mailed to the
stockholders of OPI on or about November       , 1994.

                              -------------------

THE SHARES OF OGDEN COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN
     APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                              -------------------
      The date of this Proxy Statement/Prospectus is November       , 1994

                             AVAILABLE INFORMATION

    Ogden and OPI are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such documents are also available for inspection and copying at the regional offices of the Commission located at Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. If the Merger is consummated, Ogden will continue to file periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act and OPI no longer will be required to file periodic reports, proxy statements or other information with the Commission pursuant to the Exchange Act. The shares of Ogden Common Stock and OPI Common Stock are each listed on the New York Stock Exchange ("NYSE") and, as such, the periodic reports, proxy statements and other information filed by each of Ogden and OPI with the Commission may be inspected at such exchange. For further information, reference is made to the Registration Statement and to the exhibits thereto. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information can be inspected and copied at the aforementioned facilities of the Commission and copies of such material also can be obtained as described below. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference therein. Each such statement is qualified in its entirety by such reference.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


    THIS PROXY STATEMENT INCORPORATES BY REFERENCE CERTAIN DOCUMENTS OF EACH OF OGDEN AND OPI, WHICH DOCUMENTS ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. OGDEN AND OPI WILL EACH PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, COPIES OF SUCH DOCUMENTS. REQUESTS FOR SUCH OGDEN DOCUMENTS SHOULD BE DIRECTED TO OGDEN CORPORATION, TWO PENNSYLVANIA PLAZA (26TH FLOOR), NEW YORK, NEW YORK 10121,
ATTENTION: KATHLEEN RITCH, SECRETARY, TELEPHONE (212) 868-6100. REQUESTS FOR SUCH OPI DOCUMENTS SHOULD BE DIRECTED TO OGDEN PROJECTS, INC., 40 LANE ROAD, FAIRFIELD, NEW JERSEY 07007, ATTENTION: JEFFREY R. HOROWITZ, SECRETARY, TELEPHONE (201) 882-9000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST TO OGDEN OR OPI SHOULD BE MADE BY DECEMBER   , 1994.


    There is hereby incorporated herein by reference the following documents filed by Ogden with the Commission under the Exchange Act:

        1. The Annual Report on Form 10-K of Ogden for the fiscal year ended December 31, 1993;

        2. The Quarterly Reports on Form 10-Q of Ogden for the periods ended March 31, 1994 and June 30, 1994;

        3. The description of Ogden Common Stock contained in the Registration Statement filed by Ogden with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

        4. The description of the Rights contained in the Registration Statement of Ogden on Form 8-A, dated September 28, 1990.

    There is also hereby incorporated herein by reference the following documents filed by OPI with the Commission under the Exchange Act:

        1. The Annual Report on Form 10-K of OPI for the fiscal year ended December 31, 1993, as amended by an amendment on Form 10-K/A, dated April 5, 1994;

        2. The Quarterly Reports on Form 10-Q of OPI for the periods ended March 31, 1994 and June 30, 1994;

        3. The Current Report on Form 8-K of OPI, dated September 27, 1994; and

        4. The description of OPI Common Stock contained in the Registration Statement of OPI on Form 8-A, dated June 30, 1989, including any amendment or report filed for the purpose of updating such description.

    In addition, all documents filed by Ogden or OPI with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall hereby be deemed to be incorporated by reference herein from the date of the filing of such documents. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.


    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE OFFERING AND SOLICITATION MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF OGDEN OR OPI SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                                PAGE
Available Information......................................................................................           2
Incorporation of Certain Information by Reference..........................................................           2
Summary....................................................................................................           5
Market Prices of Common Stock..............................................................................          12
Ogden Corporation and Subsidiaries Selected Historical Consolidated Financial Data.........................          13
Ogden Projects, Inc. and Subsidiaries Selected Historical Consolidated Financial Data......................          14
Ogden Corporation and Subsidiaries Pro Forma Consolidated Condensed Financial Information..................          15
Comparative Per Share Data.................................................................................          19
The Special Meeting........................................................................................          20
  General..................................................................................................          20
  Vote Required............................................................................................          20
  Voting Rights and Proxies................................................................................          21
The Merger.................................................................................................          22
  Background of the Merger.................................................................................          22
  Recommendation of the Special Committee..................................................................          26
  Opinion of the Special Committee's Financial Advisor.....................................................          27
  Ogden's Reasons for the Merger...........................................................................          30
  Certain Consequences of the Merger.......................................................................          31
  Operation and Management of OPI after the Merger.........................................................          31
  Conduct of the Business of Ogden and OPI if the Merger is Not Consummated................................          31
  Conflicts of Interest....................................................................................          32
  Accounting Treatment.....................................................................................          33
  Certain Federal Income Tax Consequences..................................................................          33
  Regulatory Approvals.....................................................................................          34
  Litigation Relating to the Merger........................................................................          34
  Federal Securities Law Consequences......................................................................          34
  Appraisal Rights.........................................................................................          34
The Merger Agreement.......................................................................................          38
  Terms of the Merger......................................................................................          38
  Effective Time of the Merger.............................................................................          38
  Conversion of OPI Common Stock...........................................................................          38
  Exchange of OPI Stock Certificates.......................................................................          39
  Treatment of OPI Stock Options...........................................................................          39
  Representations and Warranties...........................................................................          39
  Certificate of Incorporation, Bylaws and Directors.......................................................          40
  Conduct of Business Pending the Merger...................................................................          40
  Indemnification..........................................................................................          40
  Conditions to the Merger.................................................................................          41
  Termination..............................................................................................          41
  Amendment and Waiver.....................................................................................          41
  Expenses.................................................................................................          42
  Certain Other Agreements.................................................................................          42
Business of Ogden and its Subsidiaries.....................................................................          43
Description of Ogden Capital Stock.........................................................................          46
Comparison of Stockholders' Rights.........................................................................          50
The Appraisal Rights Amendment.............................................................................          52
Experts....................................................................................................          53
Legal Matters..............................................................................................          53
Stockholder Proposals......................................................................................          53
Exhibit A--Amended and Restated Agreement and Plan of Merger...............................................         A-1
Exhibit B--Form of Certificate of Amendment of Third Restated Certificate of Incorporation of Ogden
  Projects, Inc. ..........................................................................................         B-1
Exhibit C--Delaware General Corporation Law Section 262....................................................         C-1
Exhibit D--Opinion of CS First Boston Corporation..........................................................         D-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere, or incorporated by reference, in this Proxy Statement and the exhibits hereto. Stockholders are urged to review the entire Proxy Statement, the exhibits hereto and the documents incorporated herein by reference in their entirety. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement.

                                    GENERAL

THE MERGER:.........................  This Proxy Statement relates to the proposed Merger of Acquisition Sub, a newly formed, wholly owned subsidiary of Ogden, with and into OPI. Upon effectiveness of the Merger, each outstanding share of OPI Common Stock
                                      (other than shares held by Ogden and its subsidiaries and Dissenting
                                      Shares) will be converted into the right to receive 0.84 shares of Ogden
                                      Common Stock. As a result of the Merger, OPI will become a wholly owned subsidiary of Ogden and OPI Common Stock will cease to be publicly traded.

THE MERGER AGREEMENT:...............  The Merger will be effected pursuant to the Merger Agreement, a copy of which is attached hereto as Exhibit A. See "The Merger Agreement."

THE APPRAISAL RIGHTS AMENDMENT:.....  This Proxy Statement also relates to the proposed Appraisal Rights
                                      Amendment to the OPI Certificate, pursuant to which holders of OPI Common
                                      Stock who do not vote in favor of the Merger and who elect to demand appraisal in accordance with Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. Approval and effectiveness of the Appraisal Rights Amendment is a condition to consummation of the
                                      Merger. A copy of the Appraisal Rights Amendment and of Section 262 are
                                      attached hereto as Exhibits B and C, respectively. See "The
                                      Merger--Appraisal Rights" and "The Appraisal Rights Amendment."

                                 THE COMPANIES

OGDEN:..............................  Ogden is a diversified company primarily engaged in providing a wide variety of services through its two operating sectors: waste-to- energy operations and operating services. Operating services are performed by
                                      Ogden Services Corporation through its five major business groups: Aviation
                                      Services, Entertainment Services, Environmental and Energy Services,
                                      Government Services and Atlantic Design Company, and Facility Services.
                                      Ogden participates in the waste-to-energy operations sector through OPI, its approximately 84% owned subsidiary, as described below. See "Business of Ogden and its Subsidiaries."

                                      Ogden's principal executive offices are located at Two Pennsylvania Plaza,
                                      New York, New York 10121, and the telephone number is (212) 868-6100.

OPI:................................  OPI's principal business, conducted largely through its wholly owned subsidiary, Ogden Martin Systems, Inc., provides waste-to-energy services through designing, permitting, constructing, assisting in financing and operating and maintaining waste-to-energy facilities which combust municipal solid waste to make

                                      saleable energy in the form of electricity or steam. OPI also is pursuing opportunities to develop independent power projects that utilize fuels other than waste, as well as pursuing opportunities to operate and maintain water and wastewater processing facilities. See "Business of Ogden and its
                                      Subsidiaries."

                                      OPI's principal executive offices are located at 40 Lane Road, Fairfield,
                                      New Jersey 07007, and the telephone number is (201) 882-9000.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL
MEETING:............................  , December   , 1994, at     a.m., local time, at the executive offices of
                                      OPI, 40 Lane Road, Fairfield, New Jersey 07007. See "The Special
                                      Meeting--General."
RECORD DATE:........................  Only holders of record of shares of OPI Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the
                                      Special Meeting. See "The Special Meeting--Voting Rights and Proxies."
PURPOSE OF THE SPECIAL MEETING:.....  The purpose of the Special Meeting is to consider and act upon proposals
                                      (i) to approve and adopt the Merger Agreement and (ii) to approve the
                                      Appraisal Rights Amendment.
VOTE REQUIRED:......................  Pursuant to the OPI Certificate, the affirmative vote of the holders of two-thirds of the shares of OPI Common Stock outstanding on the Record Date is required to approve and adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of OPI Common Stock outstanding on the Record Date is required to approve the Appraisal Rights Amendment.
                                      As of the Record Date, Ogden owned approximately 84% of the outstanding OPI
                                      Common Stock and therefore has sufficient voting power to approve all matters to be considered at the Special Meeting, regardless of the vote of any other stockholder. Ogden will vote its shares of OPI Common Stock in favor of the Merger and the Appraisal Rights Amendment. Accordingly,
                                      stockholder approval and adoption of the Merger Agreement and the Appraisal
                                      Rights Amendment is assured. Nevertheless, the Board of Directors of OPI is hereby soliciting the votes of holders (other than Ogden and its affiliates) of OPI Common Stock (the "Unaffiliated OPI Stockholders") in
                                      favor of approval and adoption of the Merger Agreement and the Appraisal
                                      Rights Amendment. See "The Special Meeting--Vote Required."

                                   THE MERGER

EFFECTIVE TIME OF THE MERGER:.......  The Merger will become effective upon the filing of a Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the
                                      "Effective Time") in accordance with Delaware law. The Certificate of
                                      Merger will be filed contemporaneously with the closing of the transactions contemplated by the Merger Agreement, which closing is anticipated to occur as soon as practicable after approval of the Merger Agreement by OPI stockholders and the satisfaction or waiver of the other conditions precedent to consummation of the Merger. See "The Merger Agreement--
                                      Effective Time of the Merger."

EFFECT OF THE MERGER:...............  At the Effective Time, Acquisition Sub will be merged with and into OPI, as a result of which OPI will become a wholly owned subsidiary of Ogden and
                                      OPI Common Stock will cease to be publicly traded.

MERGER CONSIDERATION; CONVERSION OF
  OPI COMMON STOCK AND STOCK
OPTIONS:............................  At the Effective Time, each outstanding share of OPI Common Stock (other than shares owned by Ogden and its subsidiaries and Dissenting Shares) will cease to be outstanding for all purposes and instead will be converted into the right to receive (i) 0.84 of a share of Ogden Common Stock and (ii) for each whole share of Ogden Common Stock into which the shares of OPI Common
                                      Stock are so convertible pursuant to clause (i), one Right. The Rights currently are represented by the certificates for the Ogden Common Stock and currently are not transferable except as part of a transfer of the related common stock. OPI stockholders who otherwise would be entitled to fractional shares of Ogden Common Stock will receive cash in lieu of fractional shares. Each stock option of OPI outstanding immediately prior to the Effective Time will be converted on the same basis into an option to acquire whole shares of Ogden Common Stock. See "The Merger
                                      Agreement--Conversion of OPI Common Stock," "--Exchange of OPI Stock
                                      Certificates" and "--Treatment of OPI Stock Options."

EXCHANGE OF OPI STOCK
CERTIFICATES:.......................  As soon as practicable after the Effective Time, instructions with regard to the surrender of OPI Common Stock certificates, together with a letter of transmittal (the "Letter of Transmittal") to be used for this purpose, will be furnished to all OPI stockholders of record for use in exchanging their stock certificates for the shares of Ogden Common Stock, Rights and cash in lieu of fractional shares they will be entitled to receive as a result of the Merger. OPI STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK
                                      CERTIFICATES FOR EXCHANGE UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL
                                      ARE RECEIVED. See "The Merger Agreement--Exchange of OPI Stock
                                      Certificates."

RECOMMENDATION OF THE SPECIAL
COMMITTEE:..........................  A special committee of the Board of Directors of OPI (the "Special
                                      Committee"), consisting of two independent directors of OPI, neither of whom is a director, officer or employee of Ogden nor an officer or employee of OPI, unanimously determined that the terms of the Merger are fair, from a financial point of view, to the Unaffiliated OPI Stockholders and recommended approval and adoption of the Merger Agreement and the transactions contemplated thereby to the OPI Board of Directors and the OPI stockholders. Based on that recommendation, the Board of Directors of OPI
                                      (including directors of OPI who also are directors or officers of Ogden)
                                      unanimously approved the Merger Agreement and the transactions contemplated thereby and approved the Appraisal Rights Amendment and recommends approval and adoption of the Merger Agreement and approval of the Appraisal Rights
                                      Amendment by OPI's stockholders. See "The Merger-- Recommendation of the
                                      Special Committee."

OPINION OF THE SPECIAL COMMITTEE'S
  FINANCIAL ADVISOR:................  CS First Boston Corporation ("First Boston") has rendered written opinions to the Special Committee, dated September 27, 1994 and the date of this
                                      Proxy Statement, that the Exchange Ratio is fair to the Unaffiliated OPI
                                      Stockholders from a financial point of view. A copy of the opinion of First
                                      Boston dated the date of the Merger Agreement is attached hereto as Exhibit
                                      D. See "The Merger-- Opinion of the Special Committee's Financial Advisor."

OGDEN'S REASONS FOR THE MERGER:.....  Ogden's purpose in consummating the Merger is to obtain beneficial ownership of the shares of OPI Common Stock it does not already beneficially own. Upon consummation of the Merger, Ogden will be entitled to all benefits and will face all risks that result from ownership of all of the outstanding shares of OPI Common Stock. The Merger is intended to simplify the corporate structure under which Ogden and OPI operate and will eliminate certain expenses associated with OPI's current status as a publicly held corporation. Ogden believes that the Merger will provide the
                                      Unaffiliated OPI Stockholders with the opportunity to retain a significant indirect interest in OPI, through the shares of Ogden Common Stock they will receive in the Merger, while providing Ogden with a broader equity base and a strengthened borrowing capacity. See "The Merger--Ogden's
                                      Reasons for the Merger."

SECURITY OWNERSHIP OF OPI MANAGEMENT
AND OGDEN:..........................  As of the Record Date, after giving effect to outstanding stock options of
                                      OPI, directors and executive officers of OPI as a group were the beneficial
                                      owners of approximately     % of the outstanding shares of OPI Common
                                      Stock. As of the Record Date, Ogden owned approximately 84% of the outstanding OPI Common Stock. Ogden therefore has sufficient voting power to approve all matters to be considered at the Special Meeting, regardless of the vote of any other stockholder. See "The Special Meeting--Vote
                                      Required" and "The Merger--Conflicts of Interest."

CERTAIN CONSEQUENCES OF THE
MERGER:.............................  Upon consummation of the Merger, the Unaffiliated OPI Stockholders (other than holders of Dissenting Shares) will become stockholders of Ogden.
                                      Shares of OPI Common Stock will cease to be traded on the NYSE and application will be made to deregister such shares under the Exchange Act.
                                      After consummation of the Merger, without giving effect to outstanding stock options of Ogden and OPI and assuming no Dissenting Shares, Ogden stockholders as of immediately prior to the Effective Time will own approximately 89.5% of the Ogden Common Stock that will be outstanding after the Merger and current Unaffiliated OPI Stockholders will own approximately 10.5% of the Ogden Common Stock that will be outstanding after the Merger. See "The Merger--Certain Consequences of the Merger."

APPRAISAL RIGHTS:...................  Effectiveness of the Appraisal Rights Amendment is a condition to the consummation of the Merger. Accordingly, Unaffiliated OPI Stockholders will be entitled in connection with the Merger to have their shares judicially appraised and to be paid the appraisal value, if any, of such shares in accordance with the provisions of the Appraisal Rights Amendment and
                                      Section 262 of the DGCL. Any demand for appraisal must be made and delivered in writing to OPI prior to the vote on the Merger at the Special
                                      Meeting. Submission of a proxy instructing that shares be voted against approval of the Merger Agreement by itself does not constitute such a demand. Failure to take any of the steps required under Section 262 of the
                                      DGCL on a timely basis may result in the loss of appraisal rights. A copy of Section 262 is attached hereto as Exhibit C. See "The Merger--Appraisal
                                      Rights" and "The Appraisal Rights Amendment."

OPERATION OF OPI AFTER THE
MERGER:.............................  Following consummation of the Merger, Ogden currently intends to continue to operate the business of OPI substantially as it is currently conducted by OPI. The Merger Agreement provides that the current officers of OPI will be the officers of OPI immediately following the Merger. Ogden has formulated no plans with respect

                                      to any changes in the officers of OPI, but may do so after the Merger. See
                                      "The Merger--Operation and Management of OPI after the Merger."

CONDUCT OF THE BUSINESS OF OGDEN AND
  OPI IF THE MERGER IS NOT
CONSUMMATED:........................  If the Merger is not consummated, it is expected that the business and operations of Ogden and OPI will each continue to be conducted substantially as they are currently being conducted and that OPI will continue to be controlled by Ogden. In addition, in such event, Ogden may purchase additional shares of OPI Common Stock from time to time, subject to availability at prices deemed acceptable to Ogden, pursuant to a merger transaction, tender offer, open market or privately negotiated transactions or otherwise on terms more or less favorable to the Unaffiliated OPI
                                      Stockholders than the terms of the Merger. However, Ogden has made no determination as to any future transactions if the Merger is not consummated. See "The Special Meeting--Vote Required" and "The
                                      Merger--Conduct of the Business of Ogden and OPI if the Merger Is Not
                                      Consummated."

CONFLICTS OF INTERESTS OF CERTAIN
PERSONS IN THE MERGER:..............  In considering the approval by the OPI Board of Directors of the Merger
                                      Agreement and the Appraisal Rights Amendment and the recommendation of the
                                      Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, OPI stockholders should be aware that certain members of OPI's management and Board of Directors have certain interests in the
                                      Merger that are in addition to, or different from, the interests of OPI stockholders generally, and which may present such members with actual or potential conflicts of interest. Seven of the nine directors of OPI are officers or directors of Ogden. Such persons may be deemed to have conflicts of interest by virtue of their positions with both Ogden and OPI.
                                      The Special Committee was constituted to review, negotiate and make recommendations to the OPI Board of Directors with respect to Ogden's original proposal to acquire in a merger the shares of OPI Common Stock owned by the Unaffiliated OPI Stockholders at an exchange ratio of 0.78 shares of Ogden Common Stock for each share of OPI Common Stock (the
                                      "Initial Offer") so that the proposed transaction would be reviewed, negotiated and recommendations with respect thereto would be made by directors of OPI who were neither directors, officers or employees of Ogden nor officers or employees of OPI. In addition, certain of OPI's directors
                                      (including the members of the Special Committee) own shares and/or options to purchase OPI Common Stock and/or Ogden Common Stock. Prior to
                                      considering the Initial Offer, the Special Committee requested and obtained from OPI separate indemnification agreements for each of its members, which, among other things, restated such directors' entitlement to indemnification under OPI's Bylaws and specified or clarified certain procedures and presumptions which would apply to claims thereunder in connection with the Initial Offer or any revision thereof, and obligated
                                      OPI to maintain for a period of not less than three years, subject to certain limitations, the directors' and officers' liability insurance policies currently maintained by OPI. The Merger Agreement also obliges
                                      Ogden to maintain in effect for a period following the Effective Time the indemnification arrangements in favor of the directors and officers of OPI that currently exist in the OPI Certificate or the Bylaws of OPI. See "The
                                      Merger Agreement--Indemnification." The Board of Directors of OPI and the
                                      Special Committee were aware of the relationships and interests described above and considered them,

                                      along with other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger-- Background of the
                                      Merger" and "--Conflicts of Interest."

CONDITIONS TO THE MERGER:...........  The respective obligations of OPI and Ogden (including Acquisition Sub) to effect the Merger are subject to the satisfaction of certain conditions, including but not limited to: (i) approval and adoption of the Merger
                                      Agreement and approval of the Appraisal Rights Amendment, each by the requisite vote of the holders of OPI Common Stock; (ii) no preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Merger having been issued and remaining in effect; (iii) the performance by the other party in all material respects of its obligations under the Merger Agreement and the correctness in all material respects of its representations and warranties contained therein; (iv) the shares of Ogden Common Stock issuable in the Merger having been authorized for listing on the NYSE (subject to official notice of issuance); and (v) in the case of Ogden's obligation to close, neither
                                      OPI's Board of Directors nor the Special Committee having withdrawn or modified its recommendation with respect to approval and adoption of the
                                      Merger Agreement and the transactions contemplated thereby. See "The Merger
                                      Agreement--Conditions to the Merger."

AMENDMENT AND WAIVER:...............  The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger Agreement by the stockholders of OPI, but, after any such approval, no amendment shall be made which changes the
                                      Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders.
                                      Prior to the Effective Time, any such amendment or other action of OPI or its Board of Directors required or permitted by the Merger Agreement requires the approval or authorization of the Special Committee. See "The
                                      Merger Agreement--Amendment and Waiver."

TERMINATION:........................  The Merger Agreement may be terminated at any time prior to the Effective
                                      Time, whether before or after approval by the stockholders of OPI: (i) by mutual consent of the Board of Directors of Ogden and the Board of
                                      Directors of OPI; (ii) by either Ogden or OPI, if the Merger shall not have been consummated on or before March 1, 1995; (iii) by OPI, if either Ogden or Acquisition Sub shall have failed to comply in any material respect with any of their respective material covenants or agreements contained in the
                                      Merger Agreement; (iv) by Ogden, if OPI shall have failed to comply in any material respect with any of its material covenants or agreements contained in the Merger Agreement; and (v) by the Special Committee if First Boston
                                      has withdrawn its fairness opinion. See "The Merger
                                      Agreement--Termination."

ACCOUNTING TREATMENT:...............  The Merger will be accounted for as a "purchase" under generally accepted accounting principles. See "The Merger--Accounting Treatment."

CERTAIN FEDERAL INCOME TAX
CONSEQUENCES:.......................  It is a condition to the obligation of OPI to consummate the Merger that
                                      Ogden shall have delivered to OPI an opinion of Ogden's counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue
                                      Code of 1986, as amended, and, accordingly, holders of shares of OPI Common
                                      Stock who receive shares of Ogden Common Stock in exchange for their shares of OPI Common Stock pursuant to the Merger will recognize no gain or loss upon the

                                      exchange, except with respect to the receipt of cash received for fractional shares. For a further discussion of certain federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax
                                      Consequences."

LITIGATION RELATING TO THE
MERGER:.............................  Nine class action civil suits (the "Class Action Lawsuits") were filed by persons alleging or claiming to be stockholders of OPI (the "Class Action
                                      Plaintiffs") against, among others, Odgen, OPI and OPI's directors in connection with Ogden's Initial Offer. The suits alleged, among other things, that the exchange ratio proposed by Ogden in the Initial Offer, of
                                      0.78 shares of Ogden Common Stock for each share of OPI Common Stock, was grossly unfair, inadequate, and substantially below the fair value of the
                                      OPI Common Stock. In connection with the execution of the Merger Agreement, an agreement in principle to settle the Class Action Lawsuits was reached between the Class Action Plaintiffs and the defendants in the Class Action
                                      Lawsuits and a memorandum of understanding was executed, subject to a variety of conditions, including court approval. See "The
                                      Merger--Litigation Relating to the Merger."

COMPARISON OF STOCKHOLDERS'
RIGHTS:.............................  Upon consummation of the Merger, Unaffiliated OPI Stockholders who do not
                                      exercise appraisal rights will become stockholders of Ogden. Ogden and OPI are both Delaware corporations. See "Comparison of Stockholders' Rights"
                                      for a summary of the material differences between the current rights of holders of shares of Ogden Common Stock and holders of shares of OPI Common
                                      Stock.

NO REGULATORY REQUIREMENTS:.........  To Ogden's and OPI's knowledge, no federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the
                                      Merger, other than those required pursuant to federal and state securities laws and by the rules and regulations of the NYSE.

                         MARKET PRICES OF COMMON STOCK

     Ogden Common Stock and OPI Common Stock are each traded on the NYSE. The following table sets forth the high and low closing sale prices per share for each of Ogden Common Stock and OPI Common Stock during the periods indicated:

                                                                                OGDEN                  OPI
                                                                             COMMON STOCK          COMMON STOCK
                                                                         --------------------  --------------------
                                                                           HIGH        LOW       HIGH        LOW
                                                                         ---------  ---------  ---------  ---------
1992:
  First quarter........................................................  $  24 3/8  $  19 1/2  $  24 1/4  $  20 1/4
  Second quarter.......................................................     22 1/2     17 7/8     22         17
  Third quarter........................................................     21 3/4     18 1/2     20 5/8     14 5/8
  Fourth quarter.......................................................     22 7/8     17 1/8     20 3/4     15
1993:
  First quarter........................................................     24 5/8     21 1/2     20 5/8     17 1/4
  Second quarter.......................................................     26 1/2     22 1/8     22 3/4     16 3/8
  Third quarter........................................................     27         21 5/8     23 7/8     15 3/8
  Fourth quarter.......................................................     26         22         18         15 1/8
1994:
  First quarter........................................................     24 3/8     22 1/8     17 1/4         15
  Second quarter.......................................................     23 1/4     20 1/8     17 7/8     14 3/4
  Third quarter........................................................         23     20 3/4     17 1/2     15 7/8
  Fourth quarter (through November   , 1994)...........................     --         --         --         --

     On June 3, 1994, the last full trading day before the initial public announcement of the Initial Offer, the closing sale prices for Ogden Common Stock and OPI Common Stock were $21 7/8 and $17 3/8 per share, respectively. On September 26, 1994, the last full trading day before the joint public announcement by the companies of the signing of the Merger Agreement, the closing sale prices for Ogden Common Stock and OPI Common Stock were $21 3/8 and
$15 7/8 per share, respectively. On November         , 1994, the closing sale
prices for Ogden Common Stock and OPI Common Stock were $        and
$            per share, respectively. Based on the November         closing sale
price of Ogden Common Stock, the market value of 0.84 of a share of Ogden Common
Stock was $            .


     Holders of Ogden Common Stock as of              , 1994 will be entitled to
receive the quarterly dividend of $0.    per share payable to holders of record
as of such date on              , and the current trading price of Ogden Common
Stock and the trading price of Ogden Common Stock between the date of this Proxy Statement and the Special Meeting may reflect such dividend. The Effective Time
of the Merger will occur after              , 1994, the record date for such
dividend, and, accordingly, the Unaffiliated OPI Stockholders who receive Ogden Common Stock in the Merger will not be entitled to receive such dividend.


     No dividend has been paid on OPI Common Stock during the period from January 1, 1992 through the date of this Proxy Statement.

     OPI STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OGDEN COMMON STOCK AND OPI COMMON STOCK.

                       OGDEN CORPORATION AND SUBSIDIARIES
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data of Ogden and its subsidiaries set forth below as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 was derived from the consolidated financial statements incorporated herein, which have been audited by Deloitte & Touche LLP, independent auditors. In addition, the selected historical consolidated financial data as of December 31, 1991, 1990 and 1989 and for each of the years in the two-year period ended December 31, 1990 was derived from the consolidated financial statements of Ogden Corporation as of December 31, 1991, 1990, and 1989 and for each of the years in the two-year period ended December 31, 1990, not presented herein, which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical consolidated financial data as of June 30, 1994 and for the six month periods ended June 30, 1994 and 1993 was derived from the unaudited consolidated condensed financial statements included in Ogden's Quarterly Report on Form
10-Q for the period ended June 30, 1994 incorporated herein by reference. Such data as of June 30, 1993 was derived from the unaudited consolidated condensed financial statements included in Ogden's Quarterly Report on Form 10-Q for the period ended June 30, 1993 not presented herein. In the opinion of Ogden's management, such unaudited consolidated condensed financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such statements. The results of the six month period ended
June 30, 1994 are not necessarily indicative of the results to be expected for the full 1994 year. This data should be read in conjunction with such financial statements and the notes thereto. See "Incorporation of Certain Information by Reference."

                                                                                                          SIX MONTHS
                                                                                                            ENDED
                                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                                              -----------------------------------------------------  --------------------
                                                1989       1990       1991       1992       1993       1993       1994
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                                                                  (UNAUDITED)
INCOME STATEMENT DATA
Net Sales and Service Revenues:.............  $ 1,526.8  $ 1,556.4  $ 1,567.6  $ 1,768.8  $ 2,039.3  $   974.6  $ 1,007.0
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) From:
Continuing operations.......................  $    58.9  $    58.1  $    57.6  $    60.8  $    62.1  $    29.9  $    33.0
Discontinued operations.....................       (0.6)      (2.2)     (13.9)
Cumulative effect of changes in accounting
principles..................................                                        (5.2)      (5.3)      (5.3)      (1.5)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income..............................  $    58.3  $    55.9  $    43.7  $    55.6  $    56.8  $    24.6  $    31.5
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (Loss) per Common Share:
Continuing operations.......................  $    1.39  $    1.36  $    1.33  $    1.41  $    1.43  $    0.69  $    0.75
Discontinued operations.....................      (0.01)     (0.05)     (0.32)
Cumulative effect of changes in accounting
principles..................................                                       (0.12)     (0.12)     (0.12)     (0.03)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total...................................  $    1.38  $    1.31  $    1.01  $    1.29  $    1.31  $    0.57  $    0.72
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (Loss) per Common Share-Assuming
  Full Dilution:
Continuing operations.......................  $    1.37  $    1.34  $    1.32  $    1.40  $    1.42  $    0.68  $    0.74
Discontinued operations.....................      (0.01)     (0.05)     (0.32)
Cumulative effect of changes in accounting
principles..................................                                       (0.12)     (0.12)     (0.12)     (0.03)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total...................................  $    1.36  $    1.29  $    1.00  $    1.28  $    1.30  $    0.56  $    0.71
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cash Dividends Declared per Common Share....  $    1.25  $    1.31  $    1.25  $    1.25  $    1.25  $    0.63  $    0.63
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted Average Common Shares Outstanding:
Primary.....................................       42.3       42.6       43.0       43.1       43.4       43.3       43.6
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fully Diluted...............................       42.9       43.2       43.5       43.6       43.8       43.7       43.9
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA
Total Assets................................  $ 2,700.1  $ 2,690.4  $ 2,846.3  $ 3,187.8  $ 3,312.5  $ 3,267.3  $ 3,371.6
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Long-Term Obligations.......................  $ 1,715.8  $ 1,688.4  $ 1,797.7  $ 2,028.0  $ 1,979.2  $ 2,015.7  $ 1,970.9
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Common Shareholders' Equity.................  $   476.6  $   484.5  $   478.1  $   481.1  $   486.3  $   483.0  $   493.5
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shareholders' Equity Per Common Share.......  $   11.19  $   11.26  $   11.09  $   11.11  $   11.15  $   11.09  $   11.30
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------

- ---------------
Net income in 1993 was reduced by $.08 per share for a net one-time charge due to the adjustment of prior year's deferred income tax balances as a result of the increased federal income tax rate.
Cash dividends declared does not include supplemental dividend payable in OPI Common Stock on January 9, 1990, to Ogden common stockholders of record on December 14, 1989 (equivalent value of $.6875 per share of Ogden Common Stock).

                     OGDEN PROJECTS, INC. AND SUBSIDIARIES
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The selected historical consolidated financial data of OPI and its subsidiaries set forth below as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 was derived from the consolidated financial statements incorporated herein, which have been audited by Deloitte & Touche LLP, independent auditors. In addition, the selected historical consolidated financial data as of December 31, 1991, 1990 and 1989 and for each of the years in the two-year period ended December 31, 1990 was derived from the consolidated financial statements of OPI as of December 31, 1991, 1990 and 1989 and for each of the years in the two-year period ended December 31, 1990, not presented herein, which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical consolidated financial data as of June 30, 1994 and for the six month periods ended June 30, 1994 and 1993 was derived from the unaudited consolidated condensed financial statements included in OPI's Quarterly Report on Form 10-Q for the period ended June 30, 1994 incorporated herein by reference. Such data as of June 30, 1993 was derived from the unaudited consolidated condensed financial statements included in OPI's Quarterly Report on Form 10-Q for the period ended June 30, 1993 not presented herein. In the opinion of OPI's management, such unaudited consolidated condensed financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such statements. The results of the six month period ended June 30, 1994 are not necessarily indicative of the results to be expected for the full 1994 year. This data should be read in conjunction with such financial statements and the notes thereto. See "Incorporation of Certain Information by Reference."

                                                                                                       SIX MONTHS
                                                                                                         ENDED
                                                      YEAR ENDED DECEMBER 31,                           JUNE 30,
                                     ----------------------------------------------------------  ----------------------
                                        1989        1990        1991        1992        1993        1993        1994
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
(IN MILLIONS EXCEPT PER SHARE AMOUNTS)                                                                (UNAUDITED)
INCOME STATEMENT DATA
Service Revenues...................  $    165.0  $    245.4  $    321.3  $    371.7  $    432.6  $    213.0  $    228.8
Construction Revenues..............       156.7       117.2        42.9        94.3       248.5       100.3       112.2
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
     Total.........................  $    321.7  $    362.6  $    364.2  $    466.0  $    681.1  $    313.3  $    341.0
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (Loss) From:
Continuing operations..............  $     26.3  $     39.2  $     52.6  $     43.0  $     43.7  $     20.0  $     26.5
Discontinued operations............        (0.9)       (3.1)      (20.1)
Cumulative effect of change in
accounting principle...............                                            43.9
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
     Net Income....................  $     25.4  $     36.1  $     32.5  $     86.9  $     43.7  $     20.0  $     26.5
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings (Loss) per Common Share:
Continuing operations..............  $     0.77  $     1.07  $     1.40  $     1.14  $     1.15  $     0.53  $     0.70
Discontinued operations............       (0.03)      (0.08)      (0.54)
Cumulative effect of change in
accounting principle...............                                            1.16
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
     Total.........................  $     0.74  $     0.99  $     0.86  $     2.30  $     1.15  $     0.53  $     0.70
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Weighted Average Common Shares
Outstanding........................        33.2        37.1        37.6        37.8        37.9        37.9        38.0
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA
Total Assets.......................  $  1,874.3  $  1,884.9  $  2,006.1  $  2,287.3  $  2,432.3  $  2,356.3  $  2,480.7
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Long-Term Obligations..............  $  1,377.8  $  1,363.2  $  1,473.1  $  1,611.2  $  1,579.8  $  1,598.4  $  1,571.7
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Common Shareholders' Equity........  $    145.3  $    218.9  $    253.8  $    344.1  $    389.9  $    365.3  $    416.4
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Shareholders' Equity Per Common
Share..............................  $     4.05  $     5.84  $     6.74  $     9.08  $    10.26  $     9.62  $    10.96
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------

- ---------------

Net income in 1993 was reduced by $.12 per share for a net one-time charge due to the adjustment of prior years' deferred income tax balances as a result of the increased federal income tax rate.

                       OGDEN CORPORATION AND SUBSIDIARIES
             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated condensed statements of income of Ogden are based on the historical statements of consolidated income of Ogden for the year ended December 31, 1993 and for the six month period ended June 30, 1994 adjusted to give effect to the Merger as if the Merger had been consummated on January 1, 1993. The following unaudited pro forma consolidated condensed balance sheets are based on the historical consolidated balance sheets of Ogden at December 31, 1993 and at June 30, 1994 adjusted to give effect to the Merger assuming the Merger had been consummated as of the dates thereof. Additionally, the unaudited pro forma consolidated condensed financial information has been prepared (i) assuming an Exchange Ratio of 0.84 shares of Ogden Common Stock for each share of OPI Common Stock and with an assumed price per share of Ogden Common Stock of $22.00 (the closing price per share of Ogden Common Stock on June 30, 1994) for all periods presented and (ii) based on the number of shares of OPI Common Stock (other than shares of OPI Common Stock held by Ogden) outstanding on June 30, 1994 assuming that none of the OPI stock options outstanding on June 30, 1994 are exercised prior to the Merger. Based on such assumptions, 6,013,000 shares of OPI Common Stock will be exchanged for 5,051,000 shares of Ogden Common Stock. The unaudited pro forma consolidated condensed financial information should be read in conjunction with the audited consolidated financial statements and related notes contained in Ogden's and OPI's Annual Reports on Form 10-K for the year ended December 31, 1993, the unaudited condensed consolidated financial statements and related notes contained in Ogden's and OPI's Quarterly Reports on Form 10-Q for the period ended June 30, 1994 and OPI's Current Report on Form 8-K dated September 27, 1994, all incorporated herein by reference (see "Incorporation of Certain Information by Reference"). The pro forma combined results are not necessarily indicative of the results which actually would have been attained if the Merger had been consummated at the beginning of the respective periods presented, nor are the pro forma combined results of operations for the six months ended June 30, 1994 necessarily indicative of the results to be expected for the full 1994 year.

                       OGDEN CORPORATION AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                   DECEMBER 31, 1993                      JUNE 30, 1994
                                                          -----------------------------------  -----------------------------------
                                                                      ACQUISITION                          ACQUISITION
                                                                       OF OGDEN                             OF OGDEN
                                                                       PROJECTS,                            PROJECTS,
                                                                         INC.      PRO FORMA                  INC.      PRO FORMA
                                                          HISTORICAL   MINORITY     COMBINED   HISTORICAL   MINORITY     COMBINED
                                                          ----------  -----------  ----------  ----------  -----------  ----------
    ASSETS
OPERATIONS OTHER THAN WASTE-TO-ENERGY:
Current Assets:
Cash, cash equivalents and marketable securities
  available for sale....................................  $  199,786               $  199,786  $  213,855               $  213,855
Receivables.............................................     375,532                  375,532     378,902                  378,902
Other...................................................      29,835                   29,835      34,118                   34,118
                                                          ----------               ----------  ----------               ----------
    Total current assets................................     605,153                  605,153     626,875                  626,875
Property, plant and equipment-net.......................     130,439                  130,439     130,774                  130,774
Other assets............................................     281,255   $  53,475(a)   334,730     300,629  $   49,233(b)   349,862
                                                          ----------  -----------  ----------  ----------  -----------  ----------
    Total...............................................   1,016,847      53,475    1,070,322   1,058,278      49,233    1,107,511
                                                          ----------  -----------  ----------  ----------  -----------  ----------
WASTE-TO-ENERGY OPERATIONS:
Cash....................................................       3,558                    3,558       4,208                    4,208
Receivables.............................................     224,561                  224,561     249,103                  249,103
Restricted funds held in trust..........................     359,416                  359,416     329,033                  329,033
Property, plant and equipment-net.......................   1,563,362                1,563,362   1,592,136                1,592,136
Other assets............................................     144,766                  144,766     138,854                  138,854
                                                          ----------               ----------  ----------               ----------
    Total...............................................   2,295,663                2,295,663   2,313,334                2,313,334
                                                          ----------  -----------  ----------  ----------  -----------  ----------
CONSOLIDATED ASSETS.....................................  $3,312,510   $  53,475   $3,365,985  $3,371,612   $  49,233   $3,420,845
                                                          ----------  -----------  ----------  ----------  -----------  ----------
                                                          ----------  -----------  ----------  ----------  -----------  ----------
    LIABILITIES AND SHAREHOLDERS' EQUITY
OPERATIONS OTHER THAN WASTE-TO-ENERGY:
Current liabilities:
Current portion of long-term debt.......................  $    3,070               $    3,070  $    3,646               $    3,646
Accounts payable and accrued expenses, etc..............     179,449   $   4,000(a)   183,449     195,012   $   4,000(b)   199,012
                                                          ----------  -----------  ----------  ----------  -----------  ----------
    Total current liabilities...........................     182,519       4,000      186,519     198,658       4,000      202,658
Long-term debt..........................................     247,640                  247,640     247,419                  247,419
Deferred income taxes and other liabilities.............     139,889                  139,889     149,727                  149,727
Minority interest in subsidiaries.......................      61,981     (61,637)(a)      344      66,263     (65,879)(b)      384
Convertible subordinated debentures.....................     151,750                  151,750     151,750                  151,750
                                                          ----------  -----------  ----------  ----------  -----------  ----------
    Total...............................................     783,779     (57,637)     726,142     813,817     (61,879)     751,938
                                                          ----------  -----------  ----------  ----------  -----------  ----------
WASTE-TO-ENERGY OPERATIONS:
Accounts payable and accrued expenses, etc..............     181,453                  181,453     160,848                  160,848
Project debt:
Revenue bonds issued by and prime responsibility of
 municipalities.........................................   1,210,935                1,210,935   1,205,080                1,205,080
Revenue bonds issued by municipal agencies with
 sufficient service revenues guaranteed by third
 parties................................................     340,431                  340,431     338,231                  338,231
Other borrowings........................................      28,423                   28,423      28,423                   28,423
Deferred income taxes, deferred income and other
 liabilities............................................     281,222                  281,222     331,690                  331,690
                                                          ----------               ----------  ----------               ----------
    Total...............................................   2,042,464                2,042,464   2,064,272                2,064,272
                                                          ----------  -----------  ----------  ----------  -----------  ----------
CONSOLIDATED LIABILITIES                                   2,826,243     (57,637)   2,768,606   2,878,089     (61,879)   2,816,210
                                                          ----------  -----------  ----------  ----------  -----------  ----------
SHAREHOLDERS' EQUITY:
Serial cumulative convertible preferred stock, par value
 $1.00 per share........................................          57                       57          55                       55
Common stock, par value $.50 per share; authorized,
 80,000,000 shares......................................      21,750       2,525(a)    24,275      21,790       2,525(b)    24,315
Capital surplus.........................................     100,223     108,587(a)   208,810     101,255     108,587(b)   209,842
Earned surplus..........................................     370,231                  370,231     374,362                  374,362
Other...................................................      (5,994)                  (5,994)     (3,939)                  (3,939)
                                                          ----------  -----------  ----------  ----------  -----------  ----------
    Total...............................................     486,267     111,112      597,379     493,523     111,112      604,635
                                                          ----------  -----------  ----------  ----------  -----------  ----------

CONSOLIDATED LIABILITIES AND SHAREHOLDERS' EQUITY.......  $3,312,510   $  53,475   $3,365,985  $3,371,612   $  49,233   $3,420,845
                                                          ----------  -----------  ----------  ----------  -----------  ----------
                                                          ----------  -----------  ----------  ----------  -----------  ----------
Shareholders' Equity Per Outstanding Common Share.......  $    11.15               $    12.28  $    11.30               $    12.41
Number of outstanding shares in calculation.............      43,499                   48,550      43,579                   48,630

      See Notes to Pro Forma Consolidated Condensed Financial Information

                       OGDEN CORPORATION AND SUBSIDIARIES
             PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                      YEAR ENDED DECEMBER 31, 1993              SIX MONTHS ENDED JUNE 30, 1994
                                -----------------------------------------  ----------------------------------------
                                               ACQUISITION                                ACQUISITION
                                                OF OGDEN                                   OF OGDEN
                                                PROJECTS,                                  PROJECTS,
                                                  INC.        PRO FORMA                      INC.        PRO FORMA
                                 HISTORICAL     MINORITY        AMOUNT      HISTORICAL     MINORITY       AMOUNT
                                ------------  -------------  ------------  ------------  -------------  -----------
OPERATIONS OTHER THAN
  WASTE-TO-ENERGY:
Net sales and service
 revenues.....................  $  1,358,277                 $  1,358,277  $    666,007                  $ 666,007
                                ------------                 ------------  ------------                 -----------
Cost of goods sold and
 operating expenses...........     1,192,531    $   1,544(c)    1,194,075       581,444   $       772(c)    582,216
Selling, administrative and
 general expenses.............       109,153                      109,153        55,910                     55,910
                                ------------  -------------  ------------  ------------  -------------  -----------
Total costs and expenses......     1,301,684        1,544       1,303,228       637,354           772      638,126
                                ------------  -------------  ------------  ------------  -------------  -----------
     Operating income.........        56,593       (1,544)         55,049        28,653          (772)      27,881
                                ------------  -------------  ------------  ------------  -------------  -----------
WASTE-TO-ENERGY OPERATIONS:
Service and construction
 revenues.....................       681,060                      681,060       341,030                    341,030
                                ------------                 ------------  ------------                 -----------
Operating and construction
 costs........................       489,498                      489,498       240,430                    240,430
Selling, administrative and
 general expenses.............        16,066                       16,066        10,109                     10,109
Debt service charges..........        98,664                       98,664        50,236                     50,236
Other deductions
 (income)--net................          (946)                        (946)         (369)                      (369)
                                ------------                 ------------  ------------                 -----------
     Total costs and
     expenses.................       603,282                      603,282       300,406                    300,406
                                ------------                 ------------  ------------                 -----------
     Operating income.........        77,778                       77,778        40,624                     40,624
                                ------------  -------------  ------------  ------------  -------------  -----------
Consolidated operating
 income.......................       134,371       (1,544)        132,827        69,277          (772)      68,505
Interest income...............         9,181                        9,181         4,791                      4,791
Interest expense..............       (20,289)                     (20,289)      (10,834)                   (10,834)
Other income
 (deductions)--net............         2,238                        2,238           (71)                       (71)
                                ------------  -------------  ------------  ------------  -------------  -----------
Income from operations before
  income taxes and minority
  interest....................       125,501       (1,544)        123,957        63,163          (772)      62,391
Less: income taxes............        56,526                       56,526        25,897                     25,897
      minority interest.......         6,845       (6,886)(d)          (41)        4,298       (4,197)(d)        101
                                ------------  -------------  ------------  ------------  -------------  -----------
Income from operations before
  cumulative effect of changes
  in accounting principles....  $     62,130    $   5,342    $     67,472  $     32,968   $     3,425    $  36,393
                                ------------  -------------  ------------  ------------  -------------  -----------
                                ------------  -------------  ------------  ------------  -------------  -----------
Earnings per share:
Primary.......................  $       1.43                 $       1.39  $       0.75                  $    0.75
Fully diluted.................  $       1.42                 $       1.38  $       0.74                  $    0.74
Number of shares in
  calculation:
Primary.......................        43,378                       48,429        43,551                     48,602
Fully diluted.................        43,776                       48,827        43,885                     48,936

      See Notes to Pro Forma Consolidated Condensed Financial Information

               NOTES TO OGDEN CORPORATION PRO FORMA CONSOLIDATED
                        CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

     (a) The Merger would be accounted for under the purchase method of accounting at December 31, 1993 as follows:

                                                DEBIT       CREDIT                     DESCRIPTION
                                             -----------  -----------  -------------------------------------------
                                                  (IN THOUSANDS)
Minority interest in subsidiaries..........  $    61,637               To eliminate the minority interest in OPI.
Other assets...............................       53,475               To record the excess of cost over net
                                                                         assets acquired.
Accounts payable...........................               $     4,000  To record expenses associated with the
                                                                         Merger.
Common stock...............................                     2,525  To record the issuance of 5.051 million
                                                                         shares of Ogden Common Stock at par
                                                                         value.
Capital surplus............................                   108,587  To record the excess of fair value of the
                                                                         Ogden Common Stock issued over its par
                                                                         value.
                                             -----------  -----------
                                             $   115,112  $   115,112
                                             -----------  -----------
                                             -----------  -----------

     (b) The Merger would be accounted for under the purchase method of accounting at June 30, 1994 as follows:


                                                DEBIT       CREDIT                     DESCRIPTION
                                             -----------  -----------  -------------------------------------------
                                                  (IN THOUSANDS)
Minority interest in subsidiaries..........  $    65,879               To eliminate the minority interest in OPI.
Other assets...............................       49,233               To record the excess of cost over net
                                                                         assets acquired.
Accounts payable...........................               $     4,000  To record expenses associated with the
                                                                         Merger.
Common stock...............................                     2,525  To record the issuance of 5.051 million
                                                                         shares of Ogden Common Stock at par
                                                                         value.
Capital surplus............................                   108,587  To record the excess of fair value of the
                                                                         Ogden Common Stock issued over its par
                                                                         value.
                                             -----------  -----------
                                             $   115,112  $   115,112
                                             -----------  -----------
                                             -----------  -----------

     The pro forma balance sheet at the effective date of the Merger will reflect an increase or decrease of approximately $1,250,000 in excess of cost over net assets acquired and shareholders' equity from the pro forma amounts shown at December 31, 1993 and June 30, 1994 for each $0.25 increase or decrease in the Ogden Common Stock share price at such effective date from the assumed pro forma price of $22.00 per share.

     (c) Represents the amortization of the cost in excess of net assets acquired over an assumed 40-year period. Ogden will be required to determine the actual amount of excess of cost over net assets acquired as of the effective date of the Merger. Such determination will be based on the proportionate fair value of OPI's net assets as of the effective date of the Merger.

     (d) Represents the elimination of the portion of OPI's earnings attributable to the acquired minority interest.

     (e) The pro forma financial statements do not include 290,921 shares of Ogden Common Stock which are reserved for issuance due to Ogden's assumption of 346,334 options outstanding under OPI's stock plan as of September 30, 1994.

                           COMPARATIVE PER SHARE DATA


     The following table presents certain of Ogden's and OPI's historical per share data as set forth in "Ogden Corporation and Subsidiaries Selected Historical Consolidated Financial Data" and "Ogden Projects, Inc. and Subsidiaries Selected Historical Consolidated Financial Data," and unaudited pro forma per share data to reflect consummation of the Merger on the basis set forth in "Ogden Corporation and Subsidiaries Pro Forma Consolidated Condensed Financial Information" included elsewhere herein. The unaudited pro forma consolidated condensed financial information does not purport to be indicative of the results that would actually have been attained had the Merger been completed as assumed in such pro forma information. The information contained in the table set forth below should be read in conjunction with "Ogden Corporation and Subsidiaries Pro Forma Consolidated Condensed Financial Information" and with the historical consolidated financial statements and related notes included in Ogden's and OPI's Annual Reports on Form 10-K for the year ended December 31, 1993 and Ogden's and OPI's Quarterly Reports on Form 10-Q for the period ended June 30, 1994, incorporated herein by reference.


                                                                 YEAR ENDED                     SIX MONTHS
                                                                DECEMBER 31,                  ENDED JUNE 30,
                                                                    1993                           1994
                                                        ----------------------------  ------------------------------
                                                        HISTORICAL(1)  PRO FORMA(2)    HISTORICAL(1)   PRO FORMA(2)
                                                        -------------  -------------  ---------------  -------------
  Earnings Per Common Share:
     Ogden (per Ogden share)..........................    $    1.43      $    1.39       $    0.75       $    0.75
     OPI (per OPI share/share equivalent).............    $    1.15      $    1.17       $    0.70       $    0.63
  Earnings Per Common Share Assuming Full Dilution:
     Ogden (per Ogden share)..........................    $    1.42      $    1.38       $    0.74       $    0.74
     OPI (per OPI share/share equivalent).............    $    1.15      $    1.16       $    0.70       $    0.62
  Shareholders' Equity Per Common Share:
     Ogden (per Ogden share)..........................    $   11.15      $   12.28       $   11.30       $   12.41
     OPI (per OPI share/share equivalent).............    $   10.26      $   10.32       $   10.96       $   10.42
  Cash Dividends Per Common Share:
     Ogden (per Ogden share)..........................    $    1.25      $    1.25       $    0.63       $    0.63
     OPI (per OPI share/share equivalent).............    $    0.00      $    1.05       $    0.00       $    0.53

- ---------------

(1) All earnings per common share amounts for Ogden and OPI are before cumulative effect of changes in accounting principles.

(2) The OPI pro forma per share equivalent data was computed by multiplying the Ogden per share pro forma information by the Exchange Ratio of 0.84.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to the holders of record as of the Record Date of OPI Common Stock in connection with the solicitation of proxies by the Board of Directors of OPI from such holders at the Special Meeting.

     At the Special Meeting, OPI stockholders will be asked to approve and adopt the Merger Agreement and the Appraisal Rights Amendment. A copy of the Merger Agreement is attached hereto as Exhibit A, and a copy of the Appraisal Rights Amendment is attached hereto as Exhibit B. As a result of the Merger, OPI will become a wholly owned subsidiary of Ogden. In the Merger, each outstanding share of OPI Common Stock (other than shares held by Ogden and its subsidiaries and Dissenting Shares) will be converted into the right to receive (i) 0.84 shares of Ogden Common Stock and (ii) for each whole share of Ogden Common Stock issued in connection with the Merger, one Right. OPI stockholders who otherwise would be entitled to fractional shares of Ogden Common Stock will receive cash in lieu of fractional shares. See "The Merger Agreement--Conversion of OPI Common Stock."

     Approval and effectiveness of the Appraisal Rights Amendment is a condition to the consummation of the Merger. Accordingly, holders of OPI Common Stock who follow the procedures set forth in Section 262 of the DGCL (including making a timely written demand for appraisal rights), will be entitled to appraisal rights in connection with the Merger. See "The Merger--Appraisal Rights" and "The Appraisal Rights Amendment."


     A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF OPI'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR FROM A FINANCIAL POINT OF VIEW TO OPI'S STOCKHOLDERS (OTHER THAN OGDEN AND ITS AFFILIATES), AND HAS RECOMMENDED THAT SUCH OPI STOCKHOLDERS AND THE OPI BOARD VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. BASED ON SUCH RECOMMENDATION, THE OPI BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND APPROVED THE APPRAISAL RIGHTS AMENDMENT AND RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE APPRAISAL RIGHTS AMENDMENT BY OPI'S STOCKHOLDERS.


     Ogden has filed a Registration Statement pursuant to the Securities Act covering the shares of Ogden Common Stock to be issued in the Merger, and this Proxy Statement also constitutes the Prospectus of Ogden filed with respect to such shares. The information contained in this Proxy Statement with respect to Ogden and its affiliates (other than OPI and its subsidiaries) has been supplied by Ogden, and the information with respect to OPI and its subsidiaries has been supplied by OPI. This Proxy Statement and the enclosed form of proxy are being
mailed to the stockholders of OPI on or about November   , 1994.

VOTE REQUIRED

     Pursuant to the OPI Certificate, the affirmative vote of the holders of two-thirds of the shares of OPI Common Stock outstanding on the Record Date is required to approve and adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of OPI Common Stock outstanding on the Record Date is required to approve the Appraisal Rights Amendment. The presence, in person or by proxy, of holders of record of a majority of the shares of OPI Common Stock entitled to vote constitutes a quorum for action at the Special Meeting.

     As of the Record Date, there were outstanding         shares of OPI Common
Stock, which were held by approximately         stockholders of record. As of
the Record Date, Ogden owned 32,000,000 shares of OPI Common Stock, constituting approximately 84% of such outstanding shares, and therefore has sufficient voting power to approve all matters to be considered at the Special Meeting, regardless of the vote of any other stockholder. Ogden will vote its shares of OPI Common Stock in favor of the Merger and the Appraisal Rights Amendment. Accordingly, stockholder approval and adoption of the Merger Agreement and the Appraisal Rights Amendment is assured. Nevertheless, the Board of Directors of OPI is soliciting the votes of holders (other than Ogden and its affiliates) of OPI Common Stock (the "Unaffiliated OPI Stockholders") in favor of approval and adoption of the Merger Agreement and approval of the Appraisal Rights Amendment.

VOTING RIGHTS AND PROXIES

     Only stockholders of record of OPI at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each holder of OPI Common Stock is entitled to one vote for each share of stock held by him or her on all matters to be voted upon at the Special Meeting. As of the Record Date, there were unexercised options outstanding to purchase shares of OPI Common Stock. Because those options were unexercised as of the Record Date, shares issued upon exercise of those options will not be eligible to be voted at the Special Meeting.

     Unless revoked prior to exercise, all proxies representing shares of OPI Common Stock entitled to vote which are delivered pursuant to this solicitation will be voted at the Special Meeting. Where the stockholder's choice has been specified on the proxy, the proxy will be voted in accordance with such specification. If a choice is not indicated, the proxy will be voted "FOR" approval and adoption of the Merger Agreement and approval of the Appraisal Rights Amendment. Abstentions and failures to vote (including broker non-votes) will have the same effect as votes "AGAINST" approval and adoption of the Merger Agreement or approval of the Appraisal Rights Amendment, as the case may be.

     If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time prior to the voting thereof (i) by filing a written notice of revocation thereof or a duly executed proxy bearing a later date with the Secretary of OPI, (ii) by giving written notice of death or incapacity to OPI, or (iii) as to any matter presented at the Special Meeting, by voting in person upon such matter. The execution of the enclosed proxy will not affect a stockholder's right to vote at the Special Meeting in person should a stockholder later find it convenient to attend the Special Meeting and desire to vote in person.

     Management does not intend to present to the meeting any matters not set forth in the Proxy Statement and does not currently know of any matters that may be presented to the Special Meeting by others. However, if other matters properly come before the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote the proxy on such matters in accordance with their judgment.

     Proxies will be solicited for use at the Special Meeting primarily by mail. However, proxies may also be solicited personally and by telephone and telegraph by regular employees of OPI who will receive no additional compensation therefor. OPI has engaged the proxy solicitation firm of Georgeson & Company Inc. to assist in the solicitation of proxies at an estimated cost to OPI of $7,500. OPI will reimburse the brokers and other persons holding shares of OPI Common Stock registered in their names or in the names of their nominees for their expenses incurred in sending proxy material to and obtaining proxies from the beneficial owners of such shares.

     Except for payments which become due and payable to holders of Dissenting Shares who exercise appraisal rights, which payments shall be made by the Surviving Corporation out of its own funds, if the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by Ogden. If the Merger is not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that Ogden and OPI will each bear one-half of the aggregate expenses incurred in connection with printing the Registration Statement and this Proxy Statement and the filing thereof with the Commission.

     OPI STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS AT THIS TIME. INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF SUCH STOCK CERTIFICATES WILL BE FURNISHED TO ALL OPI STOCKHOLDERS OF RECORD AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE MERGER AGREEMENT--EXCHANGE OF OPI STOCK CERTIFICATES."

                                   THE MERGER

BACKGROUND OF THE MERGER

     OPI was organized as a wholly owned subsidiary of Ogden in 1984 to use the exclusive United States rights to the mass-burn waste-to-energy technology developed by Martin GmbH fur Umwelt - und Energietechnik of West Germany (the "Martin Technology"). OPI completed its first waste-to-energy project in 1986. On August 9, 1989, OPI consummated its initial public offering of 2,875,000 shares of OPI Common Stock, which resulted in Ogden owning approximately 92.8% of the issued and outstanding OPI Common Stock. The proceeds from the initial offering were used to repay a portion of certain indebtedness owed to Ogden.

     During December 1989, Ogden purchased 998,046 shares of OPI Common Stock from OPI for distribution on January 9, 1990 as a supplemental dividend to Ogden's common stockholders of record on December 14, 1989. After giving effect to such purchase and distribution of the supplemental dividend, Ogden owned approximately 89% of the issued and outstanding OPI Common Stock. On March 21, 1990, OPI sold an aggregate of 1.5 million shares of OPI Common Stock in a public offering, the proceeds of which were used primarily to repay intercompany debt. This offering resulted in Ogden owning approximately 85.6% of OPI's issued and outstanding Common Stock. As a result of subsequent issuances of OPI Common Stock pursuant to the exercise of employee stock options, Ogden as of the Record Date owned approximately 84% of the outstanding shares of OPI Common Stock.

     On June 6, 1994, Ogden made an offer to the OPI Board of Directors to acquire in a merger transaction the shares of OPI Common Stock not owned by Ogden, pursuant to which holders of OPI Common Stock would receive, in exchange for each share of OPI Common Stock, 0.78 shares of Ogden Common Stock (referred to herein as the "Initial Offer"). The Initial Offer was expressly subject to the approval thereof by a special committee of independent directors of OPI and execution of a definitive merger agreement. At a meeting of the OPI Board of Directors on June 6, 1994, the Board determined that the proposed business combination between Ogden and OPI should be reviewed and negotiated by members of the Board of Directors of OPI who were not also directors, officers or employees of Ogden or officers or employees of OPI. Accordingly, the OPI Board of Directors unanimously approved the appointment of a special committee, consisting of William M. Batten and Jeffrey F. Friedman (the "Special Committee"), neither of whom is a director, officer or employee of Ogden nor an officer or employee of OPI, to review, negotiate and make recommendations to the OPI Board of Directors concerning the Initial Offer, and authorized the Special Committee to retain advisors and take all other actions that it deemed necessary to the proper and complete conduct of any such review, negotiation and recommendation.

     Prior to the commencement of trading on June 6, 1994, Ogden and OPI publicly announced the terms of the Initial Offer and the formation of the Special Committee. Shortly after the announcement, nine class action civil suits (the "Class Action Lawsuits") were filed by persons alleging or claiming to be stockholders of OPI (the "Class Action Plaintiffs") against, among others, Ogden, OPI and OPI's directors (the "Individual Defendants") in respect of the Initial Offer. See "--Litigation Relating to the Merger."

     After its formation, the Special Committee retained independent legal advisors. After such retention, but prior to commencing negotiations with Ogden regarding the Initial Offer, the Special Committee requested and obtained from OPI separate indemnification agreements for each of its members, which, among other things, restated such directors' entitlement to indemnification under OPI's Bylaws and specified or clarified certain procedures and presumptions which would apply to claims thereunder in connection with the Initial Offer or any revision thereof, and obligated OPI to maintain for a period of not less than three years, subject to certain limitations, the directors' and officers' liability insurance policies currently maintained by OPI. See "The Merger--Conflicts of Interest."

     The Special Committee thereafter discussed with its legal advisors the procedures to be followed in evaluating the Initial Offer, including the retention of a financial advisor. After conducting interviews of several nationally recognized investment banking firms in June 1994, the Special Committee retained the investment banking firm of CS First Boston Corporation ("First Boston") to serve as financial advisor to the Special Committee and, if requested, to render an opinion as to the fairness from a financial point of view of the consideration to be received by the Unaffiliated OPI Stockholders in a business combination involving Ogden and OPI. The primary factors addressed by the Special Committee in the selection of its financial advisor were the prospective advisor's independence, negotiating ability, and understanding of the issues particular to the proposed transaction. At a meeting held on June 20, 1994, after retaining First Boston, the Special Committee discussed with First Boston in general terms the evaluation process and analysis that First Boston would undertake pursuant to its engagement.

     From June 20, 1994 through September 2, 1994, the Special Committee and its advisors reviewed certain public and non-public information with respect to Ogden and OPI, and representatives of the Special Committee's advisors met on several occasions with members of management of both companies to discuss the respective business and financial condition and prospects of Ogden and OPI.


     At a telephonic meeting of the Special Committee held on September 3, 1994, the Special Committee's advisors reported on their activities to date. First Boston presented an overview of OPI as well as the U.S. and global waste-to-energy industry generally, and the Special Committee discussed OPI's potential ability to develop both its existing business and related businesses in the U.S. and non-U.S. markets. First Boston and the Special Committee also discussed theoretical approaches to valuations of OPI and Ogden. The discussion focused on the appropriate assumptions as to OPI's future business growth and on the contribution of OPI's results of operations and cash flows to Ogden's financial performance. The discussion also included consideration of the possibility of an all-cash or part-cash alternative to the Initial Offer, and on various negotiating strategies to be utilized. The Special Committee briefly discussed other, non-price terms which might be appropriate to seek to be included in any definitive merger agreement, such as "floor" or "collar" provisions and procedural protections such as "majority-of-the-minority" provisions. First Boston advised the Special Committee of its preliminary view that the exchange ratio of 0.78 contained in the Initial Offer was not unreasonable and formed a reasonable basis to commence negotiations. After consultation with First Boston, the Special Committee decided to take an aggressive position in seeking to persuade Ogden to offer an improved exchange ratio, and it was determined that as a starting point for negotiation the Special Committee would suggest to Ogden an exchange ratio of .936 shares of Ogden Common Stock for each share of OPI Common Stock.


     On September 6, 1994, First Boston conveyed to Ogden's financial advisor, Goldman, Sachs & Co. ("Goldman Sachs"), the Special Committee's view that the Initial Offer was unacceptably low and that the Special Committee had suggested an exchange ratio of 0.936 shares of Ogden Common Stock for each share of OPI Common Stock. After being informed of this conversation, Ogden rejected the suggested 0.936 exchange ratio as being too high, and advised the Special Committee that in its view the Initial Offer itself was a fully priced and fair proposal.

     Over the ensuing two weeks, a series of discussions between First Boston and Goldman Sachs took place in which the two investment banking firms reviewed their respective methodologies, the issues pertinent to their valuations, and the bases for their respective clients' positions as to the appropriate exchange ratio.


     On September 16, 1994, First Boston reported to the Special Committee at a telephonic meeting on the discussions with Goldman Sachs that had occurred since the Special Committee's meeting on September 3, 1994. First Boston advised the Special Committee that the principal discrepancy between the positions being advocated on behalf of Ogden and the Special Committee related to the appropriate valuation to be placed on the new businesses (such as the non-U.S. waste-to-energy business, independent power projects that utilize fuels other than waste and the wastewater treatment business) which OPI was seeking to enter. Ogden was firmly of the view that in light of OPI's relatively recent focus on these new businesses, the impact of such new businesses on the valuation of OPI was very difficult to measure and, in any case, highly speculative. First Boston advised the Special Committee that this position was not unreasonable, but that in seeking to negotiate a higher exchange ratio, it would be reasonable to assert that a higher valuation for the new businesses should be used. Ogden contended that, because OPI would represent a very large percentage of Ogden's total operations following a merger, the benefits of any success should increase the value of the Ogden Common Stock to be received by the Unaffiliated OPI Stockholders in a merger. The Special Committee instructed First Boston to continue its discussions with Goldman Sachs in an effort to obtain a higher offer.

     Discussions between representatives of Ogden and the Special Committee continued. On September 19, 1994, after a series of discussions, Goldman Sachs indicated to First Boston that Ogden would be prepared to proceed with a merger on the basis of 0.80 shares of Ogden Common Stock for each share of OPI Common Stock. First Boston informed Goldman Sachs that it anticipated that such a revised offer would not be acceptable to the Special Committee, but that it would get back to Goldman Sachs.


     Later on September 19, 1994, the Special Committee met with its professional advisors. First Boston reported on its negotiations with Goldman Sachs and discussed with the Special Committee a response to the suggestion of a possible 0.80 exchange ratio. The Special Committee discussed with its advisors what was the highest exchange ratio Ogden might reasonably be expected to make, in light of its approach to date in the negotiations. It was concluded that the highest exchange ratio Ogden could be expected to offer was 0.84, and Ogden might well refuse to make an offer even that high. The Special Committee did not at this point request, nor did First Boston render, an opinion as to the fairness of the Initial Offer or any other exchange ratio. First Boston did advise the Special Committee, however, that, subject to completion of its "due diligence" investigation of Ogden and OPI and the internal review and approval of First Boston's investment banking committee and assuming no change in the financial position of either Ogden or OPI or the market, that it expected to be able to deliver a favorable fairness opinion with respect to any exchange ratio greater than 0.80. The Special Committee instructed First Boston to continue its discussions with Goldman Sachs.


     Following the Special Committee's meeting, on the evening of September 19, the Special Committee's rejection of the suggested exchange ratio of 0.80 was communicated to Goldman Sachs on behalf of Ogden. Ogden's representatives stated that it was unlikely that Ogden would be prepared to increase the exchange ratio further. The Special Committee's representatives stated that if the exchange ratio were increased to 0.84, the Special Committee might be willing to approve the transaction, subject to the completion of First Boston's due diligence inquiries and the internal review process as described above.

     At a meeting of the OPI Board of Directors held on September 20, 1994, the Special Committee reported on the status of its negotiations with Ogden. The Special Committee did not advise the OPI Board of its negotiating strategy or as to what terms it might deem adequate.

     In addition, on September 16, 20 and 21, 1994, a series of discussions among the various parties and their respective advisors took place regarding the contents of the draft merger agreement which had been proposed by Ogden. Those negotiations focused on, among other things, a provision proposed on behalf of the Special Committee, and initially rejected by Ogden, to the effect that OPI's obligation to consummate a merger transaction should be subject to the condition that First Boston's fairness opinion has not been withdrawn. The Special Committee's representatives contended, among other things, that in the absence of the requested provision, the Special Committee would want the definitive merger agreement to include a minimum value provision for Ogden Common Stock as of the consummation of the Merger and covenants by Ogden with respect to its dividend policy pending consummation of the Merger. Ogden's representatives initially objected to such a provision entirely, and subsequently objected to such a provision to the extent that it would apply if the fairness opinion were withdrawn after the mailing of the OPI proxy statement in connection with the Merger or for reasons related to changes in market conditions generally, as opposed to changes in the respective businesses or prospects of OPI or Ogden.

     On September 22, 1994, counsel for Ogden met with representatives of the Class Action Plaintiffs to discuss the status of negotiations with the Special Committee, to solicit the Class Action Plaintiffs' views on financial and other terms of a potential transaction and to discuss the possibility of settlement of the Class Action Lawsuits simultaneously with execution of a definitive merger agreement. The representatives of the Class Action Plaintiffs informed Ogden that the exchange ratio of 0.84 requested by the Special Committee was, in their view, in the range of fairness, and they urged Ogden to accept it. The representatives of the Class Action Plaintiffs also requested that Ogden consider establishing a minimum market value at closing for the Ogden Common Stock to be issued in the Merger, make consummation of the Merger subject to approval by a majority of the shares voted by the Unaffiliated OPI Stockholders and/or cause statutory appraisal rights to be offered to the Unaffiliated OPI Stockholders who dissented from the merger.

     Later on September 22, the Ogden Board of Directors met and, after being advised of the views of the Special Committee and the Class Action Plaintiffs, unanimously authorized management to enter into an agreement and plan of Merger providing for an exchange ratio of 0.84 and appraisal rights for stockholders of OPI who dissented from the merger, on terms satisfactory to management, subject to approval by the Special Committee and the OPI Board of Directors, the receipt by the Special Committee of a fairness opinion from First Boston and the acceptance of such terms as a basis for settlement of the Class Action Lawsuits by counsel for the Class Action Plaintiffs.


     Ogden and the Special Committee continued to negotiate the terms of the merger agreement, and those negotiations were completed only shortly before a meeting of the Special Committee held on September 27, 1994. The final terms of the Merger Agreement include a provision allowing the Special Committee to terminate the Merger Agreement at any time prior to the effective time of the Merger (the "Effective Time") if First Boston withdraws its fairness opinion for any reason, and a provision contemplating adoption of the Appraisal Rights Amendment and making its effectiveness a condition to consummation of the Merger.


     At the meeting of the Special Committee held on September 27, 1994, the Special Committee's professional advisors reported on the status of price negotiations and merger agreement negotiations. First Boston made a presentation to the Special Committee of the factors and analyses underlying its fairness opinion process and then orally and in writing advised the Special Committee of its opinion that the proposed Exchange Ratio of 0.84 was fair to the Unaffiliated OPI Stockholders from a financial point of view. The Special Committee discussed First Boston's opinion and unanimously concluded that the terms of the Merger as proposed were fair from a financial point of view to the Unaffiliated OPI Stockholders and unanimously determined to recommend approval and adoption of the Merger Agreement to the full OPI Board of Directors and to OPI's stockholders.

     Immediately following the meeting of the Special Committee on September 27, 1994, a meeting of the OPI Board of Directors was held to consider and act upon the report and recommendations of the Special Committee. The Special Committee described its deliberations and the negotiations that had resulted in the improvements to the Initial Offer, and reviewed with the Board the terms of the proposed transaction as reflected in the proposed form of Merger Agreement. Representatives of First Boston then reviewed for the OPI Board the financial analyses underlying First Boston's fairness opinion that had been presented to and discussed with the Special Committee. The Special Committee reported that on the basis of its deliberations and in reliance on the opinion of First Boston, it had unanimously determined that the terms of the Merger are fair, from a financial point of view, to the Unaffiliated OPI Stockholders and determined to recommend approval and adoption of the Merger Agreement and all of the transactions contemplated by it to the OPI Board and to OPI's stockholders. Based on the report and recommendations of the Special Committee, the OPI Board unanimously concluded that the terms of the Merger are fair, from a financial point of view, to the Unaffiliated OPI Stockholders, approved the Merger Agreement and all of the transactions contemplated by it and approved the Appraisal Rights Amendment.

     Following completion of the September 27, 1994 Special Committee and OPI Board meetings, Ogden, OPI, the Individual Defendants and the Class Action Plaintiffs, through their respective counsel, agreed in principle to settle the Class Action Lawsuits, subject to various conditions, including court approval. See "--Litigation Relating to the Merger." The definitive merger agreement was executed and delivered by the respective parties thereto and a memorandum of understanding (the "Memorandum of Understanding") was entered into by counsel for all parties to the Class Action Lawsuits setting forth their settlement agreement in principle.

RECOMMENDATION OF THE SPECIAL COMMITTEE

     The Special Committee, in reaching the unanimous conclusion at its September 27, 1994 meeting that the terms of the Merger are fair, from a financial point of view, to the Unaffiliated OPI Stockholders and in determining to recommend approval and adoption of the Merger Agreement and all of the transactions contemplated by it to the OPI Board and the OPI Stockholders, considered the following factors:

          1. The opinion of First Boston that the Exchange Ratio is fair to the Unaffiliated OPI Stockholders from a financial point of view, and the presentation by First Boston regarding the financial analyses underlying that opinion. See "--Opinion of the Special Committee's Financial Advisor."

          2. The scope and course of negotiations with Ogden and its representatives, including the improvements in the final financial terms of the Merger over the Initial Offer and the Special Committee's belief that the Exchange Ratio of 0.84 was the highest exchange ratio Ogden was prepared to offer.

          3. A review with the Special Committee's legal and financial advisors of the terms of the Merger Agreement, including (i) the provision pursuant to which the Special Committee can terminate the Merger Agreement if at any time prior to the Effective Time of the Merger, First Boston withdraws its fairness opinion; and (ii) the provision providing for the Appraisal Rights Amendment as a condition to consummation of the Merger (although the Special Committee also considered the fact that the Merger Agreement does not provide other protections sometimes used in similar transactions, including "floor" or "collar" price protection mechanisms or "majority-of-the-minority" provisions).

          4. The fact that, following the Merger, OPI will represent a substantial percentage of Ogden's revenues and earnings, and accordingly the Unaffiliated OPI Stockholders who elect following the Merger to continue to hold the Ogden Common Stock they receive in the Merger will have a substantial continuing participation, through Ogden, in OPI's business. (For example, if the Merger had been consummated at the beginning of 1994, on a pro forma basis for the six months ended June 30, 1994, OPI would have represented approximately 34% of Ogden' revenues and 68% of its net income.

          5. Historical financial information regarding Ogden and OPI and the respective business outlook for each of Ogden and OPI.

          6. The expectation that the Merger will be tax-free for federal income tax purposes to Ogden, OPI and OPI's stockholders.

     Based on the report and recommendations of the Special Committee, the Board of Directors of OPI at its September 27, 1994 meeting unanimously concluded that the terms of the Merger are fair, from a financial point of view, to the Unaffiliated OPI Stockholders, approved the Merger Agreement and all of the transactions contemplated thereby and approved the Appraisal Rights Amendment.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     General. First Boston was retained by the Special Committee to act as its financial advisor in connection with the Special Committee's review and evaluation of the Initial Offer and any transaction between Ogden and OPI arising therefrom. First Boston is an internationally recognized investment banking firm and was selected by the Special Committee based on First Boston's experience and expertise. As part of its investment banking business, First Boston regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


     In connection with First Boston's engagement, the Special Committee requested that First Boston evaluate the fairness, from a financial point of view, of the Exchange Ratio to the Unaffiliated OPI Stockholders. On September 27, 1994, First Boston rendered to the Special Committee a written opinion to the effect that, as of such date and based upon and subject to certain matters stated therein, the Exchange Ratio was fair to the Unaffiliated OPI Stockholders from a financial point of view. First Boston subsequently confirmed its opinion of September 27, 1994 by delivery of a written opinion dated the date of this Proxy Statement, a copy of which is attached hereto as Exhibit D. The opinion of First Boston dated the date of this Proxy Statement is substantially identical to the opinion of First Boston dated September 27, 1994. [material differences between opinions, if any, to be described].


     THE FULL TEXT OF FIRST BOSTON'S WRITTEN OPINION DATED THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT D TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF OPI COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. First Boston's opinion is directed only to the Special Committee and the fairness of the Exchange Ratio from a financial point of view, and does not address any other aspect of the Merger. The summary of the opinion of First Boston set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.


     In arriving at its opinion, First Boston (i) reviewed the Merger Agreement and certain publicly available business and financial information relating to Ogden and OPI, (ii) reviewed certain other information, including financial forecasts, provided by Ogden and OPI, (iii) met with the managements of Ogden and OPI to discuss the business and prospects of Ogden and OPI, (iv) considered certain financial and stock market data of Ogden and OPI and compared such data with similar data for other publicly-held companies in businesses similar to those of Ogden and OPI, (v) considered the terms of certain other similar transactions which have recently been effected, and (vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which First Boston deemed relevant.


     In connection with its review, First Boston did not independently verify any of the information provided to or otherwise reviewed by First Boston and relied upon its being complete and accurate in all respects. With respect to financial forecasts prepared by Ogden and OPI and other data reviewed, First Boston assumed that such forecasts and other data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Ogden and OPI as to the expected future financial performance of Ogden and OPI. In addition, First Boston did not make an independent evaluation or appraisal of the assets of Ogden and OPI, nor was First Boston furnished with any such evaluations or appraisals. First Boston's opinion is necessarily based on information available to it and financial stock market and other conditions and circumstances as they existed and could be evaluated on the date of its opinion. Although First Boston evaluated the financial terms of the Merger, the specific consideration payable in the Merger was determined by Ogden and the Special Committee through their negotiations. In view of Ogden's ownership of approximately 84% of the outstanding shares of OPI Common Stock, First Boston was not requested to, and did not, solicit offers to acquire OPI from third parties.

     In preparing its opinion for the Special Committee, First Boston performed a variety of financial and comparative analyses and considered a variety of factors of which the material analyses and factors are described below. The summary of such analyses does not purport to be a complete description of the analyses underlying First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In its analyses, First Boston made numerous assumptions with respect to Ogden and OPI, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Ogden and OPI. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of Ogden, OPI, the Special Committee, First Boston or any other person assumes responsibility for their accuracy.

     The following is a summary of the material analyses performed by First Boston in connection with its opinion dated September 27, 1994, which it delivered to the Special Committee on that date. In connection with its opinion dated the date hereof, First Boston reviewed and updated as necessary the analyses performed in connection with its opinion dated September 27, 1994.

     Relative Contribution Analysis. Using actual results and estimates of Ogden and OPI management, First Boston analyzed the contribution attributable to the interest in OPI held by the Unaffiliated OPI Stockholders to the revenues, operating income, net income, total assets, and total equity of Ogden and compared it to the interest in Ogden those stockholders would receive in the Merger. This analysis indicated that during fiscal years 1993 and 1994, the interest in OPI held by the Unaffiliated OPI Stockholders would contribute approximately 5.6% and 5.1% of revenues, 10.1% and 8.8% of operating income, and 11.1% and 11.5% of net income, respectively, and as of December 31, 1993 and June 30, 1994, 12.3% and 12.2% of total assets and 9.0% and 8.7% of total book equity, respectively. By comparison, the Ogden Common Stock to be issued to the Unaffiliated OPI Stockholders in the Merger would represent approximately 11% of the total outstanding Ogden Common Stock immediately following the Merger.

     Comparable Company Analysis. First Boston reviewed and compared certain actual and estimated financial, operating and stock market information of OPI with selected publicly traded environmental services companies, most notably Wheelabrator Technologies, and of Ogden with selected conglomerates that have service businesses. Environmental services companies, in addition to Wheelabrator Technologies, included Browning-Ferris, WMX Technologies, Ionics Inc. and U.S. Filter Corporation. However, Wheelabrator Technologies, with its significant waste-to-energy operations, was the only publicly traded company First Boston believed to have operations similar to OPI. Ogden was compared to Dial Corporation and ITT. Each operates in a broad variety of businesses which include service related businesses. First Boston compared market values as a multiple of fiscal years 1994 and 1995 estimated net income, and adjusted market values (market value, plus total debt less cash) as a multiple of 1994 and 1995 estimated operating cash flow and earnings before interest and taxes. This analysis resulted in enterprise and equity valuation reference ranges for OPI of approximately $1.98 billion to $2.39 billion and $580 million to $989 million, respectively, or approximately $15.09 to $25.75 per share of OPI Common Stock (based on 38.44 million shares outstanding, assuming all outstanding OPI stock options are exercised). When applied to Ogden, this analysis resulted in enterprise and equity valuation reference ranges for Ogden of approximately $2.55 billion to $2.98 billion and $727 million to $1.16 billion, respectively, or approximately $16.66 to $26.55 per share of Ogden Common Stock

(43.671 million shares outstanding, assuming all outstanding OPI stock options are exercised). All projected earnings multiples for the comparable companies were based on the consensus net income estimates of selected investment banking firms. All financial estimates for OPI and Ogden were based on certain operating and financial assumptions, forecasts and other information provided by the respective managements of Ogden and OPI. The foregoing analyses were based on closing stock prices as of September 23, 1994.

     Comparable Transactions Analysis. Using publicly available information, First Boston analyzed the purchase prices and multiples paid in selected merger or acquisition transactions in the environmental services industries. Transactions analyzed included Rollins Environmental Services/Aptus Inc., USA Waste Services/Envirofil Inc., Wessex Water PLC/Waste Management International PLC/Waste Management Ltd. (NFC PLC), Republic Waste Industries Inc./Stout Environmental Inc., Brambles USA/Environmental Systems Co., Severn Trent PLC/Biffa Unit (BET PLC), Shanks & McEwan Group PLC/Rechem Environmental Services PLC, Chemical Waste Management Inc./UNC Geotech Inc. and UNC Remediation Inc. (UNC Inc.) and Waste Management Inc./Wheelabrator Technologies. First Boston compared adjusted purchase prices (purchase price, plus total debt less cash) as a multiple of the latest available 12 months operating cash flow and earnings before interest and taxes. This analysis resulted in enterprise and equity valuation ranges for OPI of approximately $2.13 billion to $2.71 billion and $730 million to $1.31 billion, respectively, or approximately $19.00 to $34.15 per share of OPI Common Stock (assuming all outstanding OPI stock options are exercised).

     Discounted Cash Flow Analysis. First Boston performed a discounted cash flow analysis of the projected unleveraged free cash flow of OPI and Ogden for the periods 1994 through 2014 and 1994 through 1998, respectively, based in part upon certain operating and financial assumptions, including assumptions as to Ogden's future dividend payment rate, forecasts and other information provided by the respective managements of OPI and Ogden. The discount rates and terminal year operating income multiples utilized for purposes of such analysis varied depending upon the type of operations analyzed (i.e., whether such operations were domestic waste-to-energy, waste water treatment, or entertainment services). This analysis included estimating and analyzing varying levels of success in new businesses for OPI such as international waste-to-energy, the independent power industry and waste water treatment. This analysis resulted in base case enterprise and equity valuation reference ranges for OPI of approximately $2.06 billion to $2.11 billion and $657 million to $705 million, respectively, or $17.08 to $18.34 per share of OPI Common Stock (assuming all outstanding OPI stock options are exercised). This analysis resulted in upside case enterprise and equity valuation reference ranges of approximately $2.12 billion to $2.18 billion and $723 million to $779 million, respectively, or approximately $18.82 to $20.28 per share of OPI Common Stock (assuming all outstanding OPI stock options are exercised). First Boston utilized "base case" and "upside case" scenarios for OPI merely as points of reference for the Special Committee and in no way intended to suggest parameters or forecast predictions as to either minimum or maximum enterprise and equity valuation ranges for OPI. For Ogden, this analysis resulted in enterprise and equity valuation ranges for Ogden, net of the value of the interest in OPI owned by the Unaffiliated OPI Stockholders, of approximately $2.77 billion to $2.83 billion and $945 million to $1.01 billion, respectively, or approximately $21.65 to $23.15 per share of Ogden Common Stock (assuming all outstanding Ogden stock options are exercised).

     Pro Forma Analysis. First Boston also analyzed certain pro forma effects resulting from the Merger on the projected earnings per share ("EPS") of Ogden for the period 1995 through 1998 based on certain assumptions and financial forecasts of the respective managements of Ogden and OPI. First Boston assumed that the Merger will be accounted for as a "purchase" under generally accepted accounting principles and will be treated as a tax-free reorganization for federal income tax purposes. This analysis indicated that the Merger would be dilutive to the EPS of Ogden for 1995, approximately break-even to the EPS of Ogden for the period 1996 and 1997, and accretive thereafter. The actual results achieved by the combined company may vary from projected results, and the variations may be material.

     Miscellaneous. Pursuant to the terms of First Boston's engagement, OPI has agreed to pay First Boston for its services to the Special Committee in connection with the Merger (i) an initial advisory fee of $200,000 plus (ii) an additional advisory fee of $550,000, payable upon the rendering of a formal written opinion with respect to the Merger. OPI also has agreed to reimburse First Boston for its out-of-pocket expenses, including the reasonable fees and expenses of legal counsel and other advisors up to a maximum amount of $25,000, and to indemnify First Boston and certain related persons or entities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

     In the ordinary course of its business, First Boston and its affiliates may actively trade the debt and equity securities of Ogden and OPI for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OGDEN'S REASONS FOR THE MERGER

     Ogden beneficially owns approximately 84% of the outstanding shares of OPI Common Stock. Ogden's purpose in consummating the Merger is to obtain beneficial ownership of the shares of OPI Common Stock it does not already beneficially own. Upon consummation of the Merger, Ogden will be entitled to all benefits and will face all risks that result from ownership of all of the outstanding shares of OPI Common Stock.

     The Merger is intended to simplify the corporate structure under which Ogden and OPI operate. Structural simplification will eliminate certain expenses associated with OPI's current status as a publicly held corporation, including expenses of preparing and distributing annual reports, proxy statements and other documents and information required by the Exchange Act, expenses relating to maintaining a registrar and transfer agent for the shares of OPI Common Stock and certain legal, tax and accounting fees. Ogden believes that the Merger will provide the Unaffiliated OPI Stockholders with the opportunity to retain a significant indirect interest in OPI through the shares of Ogden Common Stock they will receive in the Merger, while providing Ogden with a broader equity base and a strengthened borrowing capacity.

     Prior to making the Initial Offer, Ogden reviewed alternative forms of consideration (including cash) and structures (including a tender offer) for the potential acquisition of the shares of OPI Common Stock that it did not already own. Ogden determined to propose a stock transaction for the reasons discussed in the previous paragraph, and determined not to proceed with a tender offer for a number of reasons, including the fact that there could be no assurance that the Unaffiliated OPI Stockholders would tender all of their shares of OPI Common Stock to Ogden, and that Ogden did not wish to acquire the shares of OPI Common Stock it did not already own except on terms that the independent directors of OPI, with the benefit of their own advisors, would determine to be fair to the Unaffiliated OPI Stockholders.


     As a result of the Merger, OPI, as the surviving corporation (the "Surviving Corporation"), will be a privately held company. For Unaffiliated OPI Stockholders, consummation of the Merger will result in a termination of their rights as OPI stockholders (except that the holders of Dissenting Shares shall have the rights provided in Section 262 of the DGCL). The Unaffiliated OPI Stockholders will be able to participate in the future activities of OPI through their ownership of shares of Ogden Common Stock, but will not face the risk of a diminution of the value of OPI (or the benefit of an increase in its value) after the Merger, except to the extent diminution (or increase) in the value of OPI results in diminution (or increase) in the value of the shares of Ogden Common Stock received in the Merger. At the same time, through receipt of shares of Ogden Common Stock, Ogden believes that the Unaffiliated OPI Stockholders will have the opportunity to participate in any potential future growth of a company which has more diversified lines of business, and will also face the risks of a diminution in value of Ogden Common Stock based on those more diversified lines of business.

CERTAIN CONSEQUENCES OF THE MERGER

     Upon consummation of the Merger, shares of OPI Common Stock will cease to be traded on the NYSE and application will be made to deregister such shares under the Exchange Act. After the Merger, as a result of deregistration under the Exchange Act, OPI will no longer be obligated to file periodic reports with the Commission. In addition, the termination of registration of the shares of OPI Common Stock under the Exchange Act will cause to be inapplicable certain other provisions of the Exchange Act, including requirements that OPI's officers, directors and 10% stockholders file certain reports concerning ownership of OPI's securities and provisions that any profit by such officers, directors and 10% stockholders through purchases and sales of OPI's equity securities within any six-month period may be recaptured by OPI.


     As a result of the Merger, Unaffiliated OPI Stockholders (other than holders of Dissenting Shares) will become stockholders of Ogden, and thereby will continue to have an interest in OPI through Ogden. After consummation of the Merger and (i) without giving effect to outstanding stock options of Ogden and OPI and (ii) based on the Exchange Ratio of 0.84, Ogden stockholders as of immediately prior to the Effective Time will, in the aggregate, own approximately 89.5% of the Ogden Common Stock that will be outstanding after the Merger and the current Unaffiliated OPI Stockholders will, in the aggregate, own approximately 10.5% of the Ogden Common Stock that will be outstanding after the Merger. Ogden will apply to have the additional shares of Ogden Common Stock issued pursuant to the Merger listed on the NYSE, and it is a condition to closing of the Merger that they be approved for listing (subject to official notice of issuance).



     A dividend to Ogden stockholders declared as of a record date prior to the Effective Time will not accrue to the benefit of OPI stockholders. Accordingly, OPI stockholders will not be entitled to receive the quarterly cash dividend of
$      per share to be payable on                   , to holders of record of
Ogden Common Stock on                       . No dividends or other
distributions declared or made on Ogden Common Stock paid to Ogden stockholders of record on dates occurring after the Effective Time with a record date after the Effective Time will be paid to holders of certificates representing OPI Common Stock until such certificates are surrendered and certificates representing Ogden Common Stock are issued in exchange therefor.


     Both currently and immediately following the Merger, shares of Ogden Common Stock vote and will vote together as a class on all matters, subject to certain exceptions, with the outstanding shares of $1.875 Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") of
Ogden. As of the Record Date, there were         shares outstanding of the
Series A Preferred Stock. Each share of Ogden Common Stock is entitled to one vote per share on such matters and each share of Series A Preferred Stock is entitled to one-half vote per share on such matters. See "Description of Ogden Capital Stock."

OPERATION AND MANAGEMENT OF OPI AFTER THE MERGER

     Following consummation of the Merger, Ogden presently intends to continue to operate the business of OPI substantially as it is currently conducted by OPI. The Merger Agreement provides that the current officers of OPI will be the officers of OPI immediately following the Merger. Ogden has formulated no plans with respect to any changes in the officers of OPI, but may do so after the Merger.

CONDUCT OF THE BUSINESS OF OGDEN AND OPI IF THE MERGER IS NOT CONSUMMATED

     If the Merger is not consummated, it is expected that the business and operations of Ogden and OPI will each continue to be conducted substantially as they are currently being conducted and that OPI will continue to be controlled by Ogden. In addition, in such event, Ogden may purchase additional shares of OPI Common Stock from time to time, subject to availability at prices deemed acceptable to Ogden, pursuant to a merger transaction, tender offer, open market or privately negotiated transactions or otherwise on terms more or less favorable to the Unaffiliated OPI Stockholders than the terms of the

Merger. However, Ogden has made no determination as to any future transactions if the Merger is not consummated.

CONFLICTS OF INTEREST

     In considering the approval by the OPI Board of Directors of the Merger Agreement and the Appraisal Rights Amendment and the recommendation of the Special Committee with respect to the Merger Agreement and the transactions contemplated thereby, OPI stockholders should be aware that certain members of OPI's management and Board of Directors have certain interests in the Merger that are in addition to or different from the interests of stockholders of OPI generally, and which may present such members with actual or potential conflicts of interest.


     Seven of the nine directors of OPI are officers or directors of Ogden. Mr.
R. Richard Ablon, Chairman of the Board and Chief Executive Officer of OPI, is a director and President and Chief Executive Officer of Ogden; Mr. Constantine G. Caras is a director of OPI and a director and Executive Vice President and Chief Administrative Officer of Ogden; Mr. Philip G. Husby is a director of OPI and Senior Vice President and Chief Financial Officer of Ogden; Mr. Lynde H. Coit is a director of OPI and is Senior Vice President and General Counsel of Ogden; Mr. Robert E. Smith is a director of both OPI and Ogden; Mr. Scott G. Mackin is a director and President and Chief Operating Officer of OPI and is considered an executive officer of Ogden for purposes of Section 16(a) of the Exchange Act; and Mr. Bruce W. Stone is a director and Executive Vice President and Managing Director of OPI and an Assistant Secretary of Ogden. Such persons may be deemed to have conflicts of interest by virtue of their positions with both Ogden and OPI. The Special Committee, consisting of Mr. Batten and Mr. Friedman, neither of whom is a director, officer or employee of Ogden or an officer of employee of OPI, was constituted to review, negotiate and make recommendations to the OPI Board of Directors with respect to Ogden's Initial Offer to acquire in a merger the shares of OPI Common Stock owned by the Unaffiliated OPI Stockholders at an exchange ratio of 0.78 shares of Ogden Common Stock for each share of OPI Common Stock so that the proposed transaction would be reviewed, negotiated and recommendations with respect thereto would be made by directors of OPI who were neither directors, officers or employees of Ogden nor officers or employees of OPI. Mr. Friedman was a member of the special committee of independent directors of ERC International ("ERC") that reviewed the merger transaction pursuant to which Ogden acquired ERC. Mr. Friedman resigned as a director of ERC upon Ogden's acquisition of ERC.

     In addition, as of the Record Date, directors of OPI (including the members of the Special Committee) in the aggregate beneficially owned a total of shares of OPI Common Stock (including options to purchase
         shares of OPI Common Stock) and a total of          shares of Ogden
Common Stock (including options to purchase          shares of Ogden Common
Stock). See "The Merger Agreement--Treatment of OPI Stock Options" for a description of the treatment of OPI stock options in the Merger.

     Prior to considering the Initial Offer, the Special Committee requested and obtained from OPI separate indemnification agreements for each of its members (the "Indemnification Agreements"), which, among other things, restated such directors' entitlement to indemnification under OPI's Bylaws and specified or clarified the procedures and presumptions which would apply to claims thereunder in connection with the Initial Offer or any revision thereof, and obligated OPI to maintain for a period of not less than three years, subject to certain limitations, the directors' and officers' liability insurance policies currently maintained by OPI. The form of the Indemnification Agreements are attached as exhibits to the Registration Statement and the foregoing summary is qualified in its entirety by reference thereto.

     Pursuant to the Merger Agreement, Ogden is obliged to maintain in effect for a period following the Effective Time the indemnification arrangements in favor of the directors and officers of OPI that currently exist in the OPI Certificate or the Bylaws of OPI. See "The Merger Agreement--Indemnification." In addition, the Merger Agreement provides that the directors of Acquisition Sub immediately prior to the consummation of the Merger shall be the initial directors of the Surviving Corporation and that the officers of OPI immediately prior to the consummation of the Merger shall be the initial officers of the Surviving Corporation. See "The Merger Agreement--Certificate of Incorporation, Bylaws and Directors."

     The Board of Directors of OPI and the Special Committee were aware of the relationships and interests described above and considered them, along with other matters, in approving the Merger Agreement and the transactions contemplated thereby.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" under generally accepted accounting principles. Accordingly, the minority interest of the Unaffiliated OPI Stockholders in the net assets and income of OPI will no longer be recognized after the effective date of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is a condition to the consummation of the Merger that OPI shall have received an opinion from Cleary, Gottlieb, Steen & Hamilton, special counsel to Ogden, that the Merger will constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and accordingly, (i) no gain or loss will be recognized by OPI stockholders upon the conversion of their shares of OPI Common Stock into shares of Ogden Common Stock pursuant to the terms of the Merger (except to the extent cash is received in lieu of fractional shares); (ii) the tax basis of the shares of Ogden Common Stock received by OPI stockholders upon the conversion of OPI Common Stock pursuant to the Merger will be the same as the basis of the shares of OPI Common Stock converted (less any portion of such basis allocable to any fractional interest in any share of Ogden Common Stock); (iii) the holding period of the Ogden Common Stock into which shares of OPI Common Stock are converted will include the period that such shares of OPI Common Stock were held by the holder, provided such shares were held as a capital asset by such holder at the Effective Time; (iv) the payment of cash to a holder of OPI Common Stock in lieu of a fractional share of Ogden Common Stock will be treated for federal income tax purposes as if the fractional share was distributed as part of the Merger and then was redeemed by Ogden with the result that gain or loss will be realized and recognized by such holder equal to the difference between the cash received and the basis of the fractional share interest; and (v) gain or loss recognized by a holder of OPI Common Stock upon receipt of cash in exchange for the holder's fractional share interest, or in exchange for the holder's OPI Common Stock upon exercise of appraisal rights, exclusive of interest, will be capital gain or loss, provided the shares of OPI Common Stock were held as capital assets on the date of the Merger.

     Based upon the advice of their respective counsel, Ogden and OPI believe that no gain or loss will be recognized by Ogden, OPI or Acquisition Sub as a result of the Merger.

     ALTHOUGH THE FOREGOING DISCUSSION DESCRIBES MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS OF THE MERGER OR THE TAX CONSEQUENCES TO A PARTICULAR HOLDER SUBJECT TO SPECIAL TREATMENT, SUCH AS FOREIGN PERSONS, AND DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

REGULATORY APPROVALS

     To Ogden's and OPI's knowledge, there are no federal regulatory requirements the compliance with which is required in order to consummate the Merger, other than those required pursuant to federal and state securities laws and by the rules and regulations of the NYSE.

     Pursuant to the Merger Agreement, Ogden has agreed to use all reasonable efforts to have the Registration Statement declared effective by the Commission as soon as practicable and to use its best efforts to take any action required to be taken under state blue sky or securities laws in connection with the issuance of shares of Ogden Common Stock pursuant to the Merger. Ogden has also agreed to use its best efforts to have approved for listing on the NYSE, subject to official notice of issuance, the shares of Ogden Common Stock to be issued pursuant to the Merger. See "The Merger Agreement--Certain Other Agreements."

LITIGATION RELATING TO THE MERGER

     On June 6, 1994, Ogden and OPI announced the terms of the Initial Offer and the formation of the Special Committee. Shortly after such announcement, the Class Action Lawsuits were filed by the Class Action Plaintiffs against, among others, Ogden, OPI and the Individual Defendants alleging, among other things, that the consideration to be paid to the stockholders of OPI was grossly unfair, inadequate, and substantially below the fair value of OPI Common Stock.

     The Class Action Lawsuits sought to enjoin the transaction contemplated by the Initial Offer or, if consummated, to rescind the transaction, and requested an award for money damages, attorneys' fees and costs. The Class Action Lawsuits consist of nine lawsuits filed in the Delaware Chancery Court in and for New Castle County. In connection with the execution of the Merger Agreement, an agreement in principle concerning the Merger and settlement of the Class Action Lawsuits between the Class Action Plaintiffs and the defendants was reached and the Memorandum of Understanding was executed. The Memorandum of Understanding provides that, subject to a number of conditions, including confirmatory discovery, the parties to the Class Action Lawsuits will enter into a stipulation of settlement which will be subject, among other conditions, to consummation of the Merger and court approval. If the conditions are met, the Class Action Lawsuits will be dismissed, and the judgment will provide for a complete discharge, settlement and release of, and an injunction barring, all claims, rights, causes of action, suits, matters and issues, whether known or unknown, that have been, could have been, or in the future might be, asserted in the Class Action Lawsuits or in any proceeding by or on behalf of the Class Action Plaintiffs in connection with the Merger. The defendants deny that any of them have committed or have threatened to commit any violations of law or breaches of duty to the Class Action Plaintiffs and, as the Memorandum of Understanding states, are entering into such Memorandum of Understanding, among other reasons, to eliminate the burden and expense of further litigation.

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of Ogden Common Stock issued in connection with the Merger will be freely transferable, except that any shares of Ogden Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of OPI prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 if such persons are or become affiliates of Ogden) or otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of OPI or Ogden generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

APPRAISAL RIGHTS

     The Board of Directors of OPI has approved the Appraisal Rights Amendment to the OPI Certificate in order to provide appraisal rights, pursuant to Section 262 of the DGCL, to holders of OPI

Common Stock who do not vote in favor of the Merger (or certain similar transactions) and elect to demand appraisal in accordance with said Section 262. See "The Appraisal Rights Amendment". Effectiveness of the Appraisal Rights Amendment is contingent upon its approval by the holders of a majority of the outstanding shares of OPI Common Stock and the filing of the Appraisal Rights Amendment with the Office of the Secretary of State of the State of Delaware in accordance with the DGCL. Under the Merger Agreement, effectiveness of the Appraisal Rights Amendment is a condition to the consummation of the Merger. Accordingly, holders of record of OPI Common Stock who follow the procedures specified in Section 262 will be entitled to have their shares of OPI Common Stock appraised by the Delaware Court of Chancery (the "Court") and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectations of the Merger, as determined by the Court. The procedures set forth in Section 262 should be complied with strictly. Failure by any OPI stockholder to follow any of such procedures may result in a termination or waiver of such stockholder's appraisal rights under
Section 262.

     Any OPI stockholder who wishes to exercise appraisal rights must demand from OPI the appraisal of any or all of his or her shares of OPI Common Stock by delivering a written demand for an appraisal to Jeffrey R. Horowitz, Secretary, Ogden Projects, Inc., 40 Lane Road, Fairfield, New Jersey 07007 or to OPI at the Special Meeting, but in either case prior to the vote with respect to the Merger Agreement at the Special Meeting. Failure to deliver such written demand prior to the vote with respect to the Merger Agreement at the Special Meeting will constitute a waiver of such stockholder's appraisal rights. A demand will be sufficient if it reasonably informs OPI of the identity of the stockholder and that the stockholder intends by such notice to demand the appraisal of his or her shares. Demand is necessary if the stockholder is to perfect his or her appraisal rights. Section 262 also provides that appraisal rights will be available only to stockholders who have not voted in favor of the Merger. An OPI stockholder's failure to vote against adoption of the Merger Agreement will not constitute a waiver of his or her appraisal rights. However, a vote for adoption of the Merger Agreement or the return of an unmarked executed proxy card will constitute a waiver of such rights. See "The Special Meeting-- Voting Rights and Proxies." A proxy against adoption of the Merger Agreement or a vote against adoption of the Merger Agreement, without a separate demand for appraisal, will not be deemed to satisfy the notice requirements under Delaware law.


     The written demand for appraisal must be made by or for the holder of record of OPI Common Stock registered in his or her name. Accordingly, such demand should be executed by or for such stockholder of record, fully and correctly, as such stockholder's name appears on his or her stock certificates. If the applicable shares of OPI Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity, and if the applicable shares of OPI Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). A stockholder who holds shares of OPI Common Stock in a brokerage account or through other nominee form (including through a central securities depository nominee such as Cede & Co.) and wishes to demand appraisal is urged to consult promptly with his or her broker to determine the appropriate procedures for such nominee (as the record holder) to make a demand for appraisal with respect to such shares on behalf of such stockholder.

     A record owner may exercise appraisal rights with respect to all or less than all of the shares held of record. If the record owner desires to exercise appraisal rights as to a portion of his or her shares, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of OPI Common Stock outstanding in the name of such record owner.

     Within 120 days after the Effective Time, OPI (as the Surviving Corporation) or any stockholder of OPI who has complied with the demand requirements and who is otherwise entitled to appraisal rights, may file a petition in the Court demanding a determination of the value of the OPI Common Stock of all former stockholders of OPI who have complied with the demand requirements and who are otherwise entitled to appraisal rights. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any stockholder has the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their OPI Common Stock. Holders of OPI Common Stock seeking to exercise appraisal rights should not assume that OPI will file a petition with respect to the appraisal of the value of their OPI Common Stock or that OPI will initiate any negotiations with respect to the "fair value" of such OPI Common Stock. OPI has no current intention to file such a petition. Accordingly, such stockholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

     Within 120 days after the Effective Time, any stockholder who is entitled to and has perfected his or her appraisal rights will be entitled to receive upon written request from OPI a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. This written statement must be mailed to the requesting stockholder within 10 days after his or her written request for such a statement is received by OPI as the Surviving Corporation, or within 10 days after the expiration of the period for delivery of demands for appraisals, whichever is later.

     Upon the filing of a petition by a stockholder, service of a copy of such petition must be made upon OPI as the Surviving Corporation. Within 20 days after such service, OPI must file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by OPI. If the petition is originally filed by OPI, such petition must be accompanied by such duly verified list. After the filing of a petition for appraisal, the Register in Chancery, if ordered by the Court, must give notice of the time and place fixed for hearing by registered or certified mail to both OPI and to the stockholders shown on the list at the addresses therein stated. This notice must also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court, and the costs thereof will be borne by OPI.

     At the hearing on the petition, the Court will determine the stockholders who have complied with Section 262 and who have thus become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares to submit to the Register in Chancery their certificates that formerly represented OPI Common Stock for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     If a petition for an appraisal is timely filed, after a hearing on such petition the Court will determine the stockholders entitled to appraisal rights and will appraise the value of the OPI Common Stock owned by such stockholders, determining the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Court will direct payment of the fair value of such shares of OPI Common Stock with a fair rate of interest, if any, on such fair value to stockholders entitled thereto upon surrender to OPI of the stock certificates representing such shares. Upon application of a stockholder, the Court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of OPI Common Stock entitled to appraisal. Any stockholder whose name appears on the list filed by OPI as aforesaid and who has submitted his certificates for shares of OPI

Common Stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he or she is not entitled to appraisal rights under Section 262.

     No representation is made as to the outcome of the appraisal of fair value as determined by the Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the shares of Ogden Common Stock issued in the Merger. Moreover, OPI reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of OPI Common Stock is less than the value of the 0.84 of a share of Ogden Common Stock to be issued in respect thereof in the Merger. In determining the "fair value" of such shares of OPI Common Stock, the Court is required to take into account all relevant factors. Therefore, such determination could be based upon a number of considerations, including the market value of shares of OPI Common Stock and the asset value and earning capacity of OPI. The Delaware Supreme Court has stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court," should be considered in an appraisal proceeding. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Under Delaware law, depending on the circumstances, appraisal may or may not be a dissenting stockholder's exclusive remedy.

     From and after the Effective Time, no stockholder who has demanded his or her appraisal rights will be entitled to vote the Ogden Common Stock to which the stockholder would have been entitled had he or she chosen not to exercise appraisal rights, nor will he or she be entitled to payments of dividends or other distributions on the stock (except dividends or other distributions payable to OPI stockholders of record on a date that is prior to the Effective
Time); provided, however, that if no petition for an appraisal has been filed within the time provided by Delaware law, or if such stockholder delivers to OPI a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with written approval of OPI (which OPI reserves the right to give or withhold in its discretion), then the right of such stockholder to an appraisal will cease, and (upon surrender of certificates formerly representing OPI Common Stock together with a properly completed Letter of Transmittal) such stockholder will receive the shares of Ogden Common Stock into which such shares of OPI Common Stock were converted in the Merger. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon whatever terms the Court deems just.

     The foregoing discussion of the provisions of Section 262 of the DGCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the text of Section 262, which is reproduced in full as Exhibit C hereto.

                              THE MERGER AGREEMENT

     Set forth below is a brief description of certain terms of the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit A and is incorporated herein by reference.

TERMS OF THE MERGER

     The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of OPI and the satisfaction or waiver of the other conditions to the Merger, Acquisition Sub will be merged with and into OPI, which shall be the Surviving Corporation and a wholly owned subsidiary of Ogden.

EFFECTIVE TIME OF THE MERGER

     The Merger shall become effective upon the filing of a Certificate of Merger with the Office of the Secretary of State of the State of Delaware in accordance with the DGCL (referred to herein as the "Effective Time"). The Certificate of Merger will be filed contemporaneously with the closing of the transactions contemplated by the Merger Agreement, which closing is anticipated to occur as soon as practicable after approval and adoption of the Merger by OPI stockholders and the satisfaction or waiver of the other conditions precedent to consummation of the Merger. See "--Conditions to the Merger." The stock transfer books relating to OPI Common Stock will be closed as of the close of business on the date of the Effective Time and, thereafter, no transfers of record of certificates thereto representing shares of OPI Common Stock will be made. The Merger Agreement may be terminated by either OPI or Ogden if, among other reasons, the Merger has not been consummated on or before March 1, 1995. See "--Conditions to the Merger."

CONVERSION OF OPI COMMON STOCK

     At the Effective Time, pursuant to the Merger Agreement:

          (i) All shares of OPI Common Stock which are held in the treasury by OPI or by any subsidiary of OPI, and any shares of OPI Common Stock owned of record by Ogden, Acquisition Sub, or any other subsidiary of Ogden, shall be cancelled (the "Cancelled Shares").

          (ii) Each then issued and outstanding share of OPI Common Stock (other than the Cancelled Shares and the Dissenting Shares) shall be converted solely into the right to receive, upon the surrender of the certificate formerly representing such share of OPI Common Stock (a) 0.84 of a share of Ogden Common Stock and (b) for each whole share of Ogden Common Stock into which the shares of OPI Common Stock are so convertible pursuant to clause
     (a), a Right.

          (iii) No fractional shares of Ogden Common Stock shall be issued upon the surrender for exchange of certificates representing OPI Common Stock. In lieu of any such fractional shares, each holder of OPI Common Stock who would otherwise have been entitled to a fraction of a share of Ogden Common Stock upon surrender of certificates for exchange shall be paid an amount in cash (without interest) upon such surrender equal to such fraction multiplied by the closing sale price of Ogden Common Stock as reported in the consolidated transaction reporting system of the NYSE on the date of the Effective Time.

          (iv) Each then issued and outstanding share of common stock of Acquisition Sub shall be converted into one share of common stock of the Surviving Corporation.

          (v) Holders of Dissenting Shares, if any, shall be entitled to payment by the Surviving Corporation of the appraised value of such shares to the extent permitted by and in accordance with the provisions of the Appraisal Rights Amendment and Section 262 of the DGCL. See "The Merger--Appraisal Rights" and "The Appraisal Rights Amendment."

     Based on the number of shares of OPI Common Stock (other than shares of OPI Common Stock held by Ogden or OPI) outstanding on the Record Date, assuming (i) the exercise of all outstanding OPI stock options and (ii) that there are no Dissenting Shares, and based on the Exchange Ratio of 0.84, a maximum of shares of Ogden Common Stock will be issued in connection with the Merger.

EXCHANGE OF OPI STOCK CERTIFICATES

     As soon as practicable after the Effective Time, the Exchange Agent shall mail and make available to each record holder of a certificate representing OPI Common Stock a notice and a letter of transmittal ("Letter of Transmittal") advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such holder's certificate(s). Upon the surrender to the Exchange Agent of such certificate(s) representing OPI Common Stock, together with such Letter of Transmittal duly executed, and any other required documents, the holder of such certificate(s) will be entitled to receive in exchange therefore a certificate representing the appropriate number of shares of Ogden Common Stock (which certificate also will represent the appropriate number of Rights), and a check payable to such holder representing the payment of cash in lieu of fractional shares of Ogden Common Stock, if any, to which such holder is entitled. Certificates representing OPI Common Stock so surrendered shall forthwith be cancelled.

     OPI STOCKHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     After the Effective Time, each certificate evidencing shares of OPI Common Stock (other than shares of OPI Common Stock held of record in the name of Ogden, Acquisition Sub, or any other subsidiary of Ogden), until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of Ogden Common Stock (and Rights) which the holder of such certificate is entitled to receive pursuant to the terms of the Merger Agreement and the right to receive any cash payment in lieu of a fractional share of Ogden Common Stock.

TREATMENT OF OPI STOCK OPTIONS

     At the Effective Time, each outstanding option to purchase shares of OPI Common Stock granted pursuant to OPI's 1989 Employees' Stock Option Plan (the "Options"), and the obligation (described below) to issue shares of Ogden Common Stock upon the exercise thereof, will be assumed by Ogden. Each Option, whether or not exercisable, shall be converted into an option to acquire shares of Ogden Common Stock (an "Ogden Stock Option") and such Rights as are issuable pursuant to the shares of OPI Common Stock subject to each such Option. The shares subject to the Ogden Stock Option shall be a number of shares of Ogden Common Stock determined by multiplying the number of shares of OPI Common Stock covered by such Option by 0.84, and the exercise price per share for the Ogden Stock Option shall be determined by dividing the exercise price per share of such Option by 0.84. Fractional shares shall not be issued upon the exercise of Ogden Stock Options. Each Ogden Stock Option shall otherwise be exercisable upon the same terms and conditions as set forth in the option agreement respecting the Option converted into such Ogden Stock Option. As promptly as practicable after the Effective Time, Ogden has agreed in the Merger Agreement to prepare and file with the Commission, and cause to become effective under the Securities Act, a Registration Statement on Form S-8 with respect to any shares of Ogden Common Stock issuable on exercise of Ogden Stock Options issued in respect of Options.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things: (i) each of Ogden and OPI's organization and similar corporate matters and the organization and similar corporate matters regarding subsidiaries of OPI; (ii) each of Ogden and OPI's capital structure; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) conflicts under certificates of incorporation or bylaws, required consents or approvals and violations of any instruments or law; (v) documents filed by each of Ogden and OPI with the Commission and the accuracy of the information contained therein; (vi) absence of certain specified material changes or events, brokers or finders, undisclosed liabilities and material litigation; (vii) compliance with applicable law and, in the case of OPI, employee benefit plans; (viii) the accuracy of information supplied by each of Ogden and OPI in connection with the Registration Statement and this Proxy Statement; (ix) in the case of OPI, receipt by the Special Committee of a fairness opinion of First Boston with respect to the Exchange Ratio; (x) the absence of any action which would to the parties' knowledge jeopardize the qualifications of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and (xi) in the case of Ogden, absence of a violation of the Rights Agreement pursuant to which the Rights are issued.

CERTIFICATE OF INCORPORATION, BYLAWS AND DIRECTORS

     The Merger Agreement provides that: (i) the Certificate of Incorporation and the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, except that the Certificate of Incorporation of Acquisition Sub shall be amended to provide that the name of the Surviving Corporation shall be "Ogden Projects, Inc."; (ii) the directors of Acquisition Sub immediately prior to the consummation of the Merger will be the initial directors of the Surviving Corporation; and (iii) the officers of OPI immediately prior to the consummation of the Merger will be the initial officers of the Surviving Corporation.

CONDUCT OF BUSINESS PENDING THE MERGER

     Prior to the Effective Time, OPI has agreed that, without Ogden's consent (or except as contemplated by the Merger Agreement), the respective businesses of OPI and its subsidiaries shall be conducted only in the ordinary and usual course, consistent with past practices. In addition, each of Ogden and OPI have agreed to refrain from taking certain actions prior to the Effective Time without the other's consent. In the case of OPI, these negative covenants relate to, among other things, not changing OPI's capital structure, not issuing additional shares of OPI capital stock, not entering into certain out-of-the-ordinary-course transactions, and not changing certain employee benefit plans and practices. In the case of Ogden, these negative covenants relate to, among other things, not changing Ogden's capital structure with respect to Ogden Common Stock, and not issuing additional shares of Ogden Common Stock (or options or rights related thereto) other than under certain circumstances or for the receipt of certain consideration. Each of Ogden and OPI also have agreed to refrain from knowingly taking any action prior to the Effective Time that would jeopardize the qualifications of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Acquisition Sub has also agreed not to engage in any activities prior to the Effective Time, other than as provided in or contemplated by the Merger Agreement.

INDEMNIFICATION

     Pursuant to the Merger Agreement, Ogden has agreed that all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors and officers of OPI under the provisions existing on the date of the Merger Agreement in OPI's Certificate or Bylaws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), survive the Effective Time, and that, as of the Effective Time, Ogden shall assume all obligations of OPI in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time.

CONDITIONS TO THE MERGER

     The respective obligations of OPI and Ogden (including Acquisition Sub) to effect the Merger are subject to the satisfaction of certain conditions, including: (i) the Registration Statement, of which this Proxy Statement forms a part, having become effective under the Securities Act and not being subject to any stop order; (ii) approval and adoption of the Merger Agreement and approval of the Appraisal Rights Amendment, each by the requisite vote of the holders of OPI Common Stock, and the Appraisal Rights Amendment having become effective;
(iii) the shares of Ogden Common Stock issuable in the Merger having been approved for listing on the NYSE (subject to official notice of issuance); (iv) no preliminary or permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the Merger having been issued and remaining in effect; (v) the performance by Ogden and Acquisition Sub, on the one hand, and OPI, on the other hand, in all material respects of their respective obligations under the Merger Agreement, and the correctness in all material respects of their respective representations and warranties contained therein; (vi) receipt by Ogden and OPI of certain legal opinions and certificates; (vii) receipt by Ogden of certain letters from affiliates of OPI acknowledging the restrictions upon them under the Securities Act concerning the resale or disposition of Ogden Common Stock to be received by them in the Merger; (viii) receipt by Ogden of all state securities or blue sky permits and other authorizations necessary to issue shares of Ogden Common Stock pursuant to the Merger; and (ix) in the case of Ogden's obligation to close, neither OPI's Board of Directors nor the Special Committee having withdrawn or modified its recommendation with respect to approval and adoption of the Merger Agreement and the transactions contemplated by it.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of OPI: (i) by mutual consent of the Board of Directors of Ogden and the Board of Directors of OPI;
(ii) by either Ogden or OPI, if the Merger shall not have been consummated on or before March 1, 1995, provided, however, that the party seeking to terminate is not otherwise in material breach of its obligations under the Merger Agreement;
(iii) by OPI, if either Ogden or Acquisition Sub shall have failed to comply in any material respect with any of their respective material covenants or agreements contained in the Merger Agreement, provided, however, that if such failure is curable, notice of such failure shall have been given by OPI to Ogden, and Ogden shall not have cured (or caused Acquisition Sub to cure) such failure within 30 days of notice thereof; (iv) by Ogden, if OPI shall have failed to comply in any material respect with any of its material covenants or agreements contained in the Merger Agreement, provided, however, that if such failure is curable, notice of such failure shall have been given by Ogden to OPI, and OPI shall not have cured such failure within 30 days of notice thereof; and (v) by the Special Committee, at any time prior to the closing of the Merger, if First Boston has withdrawn its fairness opinion.

     In the event of termination of the Merger Agreement by either Ogden, OPI or the Special Committee, as provided above, the Merger Agreement shall forthwith become void and, except in the case of a termination resulting from a willful breach of the Merger Agreement by any party thereto, there shall be no liability on the part of either OPI, Ogden or Acquisition Sub or their respective officers or directors; provided, however, that the provisions of the Merger Agreement regarding confidentiality and fees and expenses shall survive any termination of the Merger Agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval thereof by the stockholders of OPI, but, after any such approval, no amendment shall be made which changes the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing specifically referring to the provision regarding amendment and signed on behalf of each of the parties thereto.

     At any time prior to the Effective Time, Ogden and Acquisition Sub, on the one hand, and OPI, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any documents delivered pursuant thereto and (iii) waive compliance by the other with any of the agreements or conditions contained therein which may legally be waived. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to the provision regarding waiver and signed on behalf of such party.

     Prior to the Effective Time, any amendment, waiver or other action of OPI or its Board of Directors required or permitted by the Merger Agreement requires the approval or authorization of the Special Committee.

EXPENSES


     Except for payments which become due and payable to holders of Dissenting Shares who exercise appraisal rights, which payments shall be made by the Surviving Corporation out of its own funds, if the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by Ogden. If the Merger is not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated therein shall be paid by the party incurring such expenses, except that the aggregate expenses incurred in connection with printing the Registration Statement and this Proxy Statement and filing the Registration Statement and this Proxy Statement with the Commission shall be shared equally by Ogden and OPI.


CERTAIN OTHER AGREEMENTS

     Pursuant to the Merger Agreement, Ogden has agreed to use all reasonable efforts to have the Registration Statement declared effective by the Commission as soon as practicable and to use its best efforts to take any action required to be taken under state blue sky or securities laws in connection with the issuance of shares of Ogden Common Stock pursuant to the Merger. Ogden has also agreed to use its best efforts to have approved for listing on the NYSE, subject to official notice of issuance, the shares of Ogden Common Stock to be issued pursuant to the Merger.

     Subject to the terms and conditions set forth in the Merger Agreement, each of the parties thereto has agreed to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (including under applicable laws and regulations) to consummate the Merger as soon as is reasonably possible and otherwise to consummate and make effective the transactions contemplated by the Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the parties have agreed to cause their respective proper officers and/or directors to take all such necessary action.

                     BUSINESS OF OGDEN AND ITS SUBSIDIARIES

     Ogden is a diversified company primarily engaged in providing a wide variety of services through its two operating sectors: Waste-to-Energy Operations and Operating Services. Ogden participates in the Waste-to-Energy Operations sector through its approximately 84% owned subsidiary, OPI. OPI, through its subsidiaries, designs, constructs, operates and maintains waste-to-energy facilities. In addition, OPI offers a broad range of integrated services to recycle, manage and market solid waste materials. Ogden's Operating Services are performed by Ogden Services through its five major business groups as follows: (i) Ogden Aviation Services which provides ground services, catering and fueling of aircraft at domestic and foreign airports; (ii) Ogden Entertainment Services which provides facility management, concert promotions, food, beverage and novelty concession services and maintenance services at amphitheaters, stadiums, arenas and other venues; (iii) Ogden Environmental and Energy Services which provides independent power generation, engineering and consulting services in the environmental and energy markets; (iv) Ogden Government Services and Atlantic Design Company which provides engineering design, drafting and technical services, building and repairing electronic systems, and a broad range of technical support, logistics, and operation and maintenance services; (v) Ogden Facility Services which provides a broad range of turnkey facility management, housekeeping, mechanical maintenance, energy management, security, warehousing, shipping and receiving services; and (vi) other services which include the removal or encapsulation of asbestos from office buildings and other structures, food and housekeeping services to offshore drilling rigs and logistical support services to remote industrial campsites in the United States and abroad.

WASTE-TO-ENERGY OPERATIONS

     OPI provides waste disposal services and is a leading provider of mass-burn waste-to-energy services in the United States. Waste-to-energy facilities burn municipal solid waste ("MSW") to make energy in the form of electricity or steam. OPI has the exclusive rights to market the Martin Technology in the United States, Canada, Mexico, Bermuda, certain Caribbean countries, most of Central and South America and Israel. In addition, OPI has exclusive rights to develop projects on a design, construct, and operate basis in Germany, the Netherlands, Denmark, Norway, Sweden, Finland, Poland, and Italy. The Martin Technology has been utilized in Europe for over 30 years and is currently used in over 150 waste-to-energy facilities operating worldwide, principally in Europe, the Far East and the United States. The Martin Technology is used to process more tons of MSW in the United States than any other technology.

     OPI currently operates 25 municipal solid waste-to-energy projects, 17 of which it owns or leases, at 24 locations, with three projects under construction, more projects than those of any other builder/operator of such facilities in the United States. OPI's projects represent approximately one-quarter of the large-scale waste-to-energy facilities (facilities that process 400 or more tons per day) in operation or under construction in the United States. In addition, OPI has been awarded the contract for another facility, which is in development.

     OPI concentrates on waste-to-energy projects that are sponsored by county and municipal governments, authorities, and agencies ("Client Communities"). For these projects, OPI, through a separate operating subsidiary organized for each project, enters into long-term service agreements ("Service Agreements"), typically with terms of 20 years or more, with the Client Community pursuant to which OPI designs, assists in arranging financing for, plans, oversees construction of, operates, maintains and, in some instances owns, mass-burn waste-to-energy facilities.

     Under the Service Agreements, Client Communities typically provide funds to construct the facility, arrange for the delivery of MSW to the facility and pay OPI a service fee. If OPI owns the facility, the service fee generally includes specific amounts sufficient to pay the principal and interest on the bonds issued to finance the facility until such bonds are paid in full. OPI typically invests between 10 and 25 percent of the construction cost for those facilities that it owns.

     The Service Agreements generally specify the obligations of OPI and the Client Community with respect to the construction and operation of the facility and allocate various risks to the parties. Typically, OPI is responsible for the risks within its control. In most cases, other project risks (typically termed "uncontrollable circumstances" in the Service Agreement), such as changes in applicable federal, state and local laws and other unforeseen circumstances, are borne by the Client Community. Under the Service Agreements, OPI has guaranteed
(i) the construction price and completion schedules of such projects, (ii) the operation of its facilities at qualified performance standards, both upon completion of construction and during the term of its Service Agreements and
(iii) the operation and maintenance pricing, subject to adjustment in accordance with certain price indices. If a facility is not ultimately accepted by the Client Community upon completion of construction, OPI may be required to cease operating the facility and to prepay or assume the full amount of project indebtedness and pay certain other damages. All of the waste-to-energy facilities constructed by OPI have been accepted at or above the full performance standards stated in the Service Agreements and on or before the scheduled completion dates. Once a facility is accepted by the Client Community, if OPI is repeatedly unable to operate it in compliance with performance standards specified in the Service Agreement, the Client Community may replace OPI as the operator of the facility or terminate the Service Agreement and, in most cases, require OPI to retire project indebtedness and pay certain other damages. To date, OPI has operated all of its waste-to-energy facilities, and expects to continue to operate them, in compliance with the long-term operating guarantees. Ogden guarantees the performance of OPI's obligations under its Service Agreements.

     OPI has undertaken two projects in which OPI, rather than a Client Community, sponsored the project, and in the future may undertake other such projects. With respect to such projects, OPI must negotiate separately with private haulers and governmental entities, rather than with the Client Community under the Service Agreements, to ensure delivery of adequate quantities of MSW for the facilities. For the two projects that OPI has sponsored, OPI has entered into long-term contracts with third parties to supply enough MSW to operate the facilities near their full capacities and to ensure sufficient revenues to pay debt service on the project indebtedness.

     OPI also is pursuing opportunities to develop independent power projects that utilize fuels other than waste, as well as pursuing opportunities to operate and maintain water and wastewater processing facilities.

OPERATING SERVICES

     Aviation Services. This group provides specialized support services, such as ground services, catering and aircraft fueling to more than 200 commercial airlines and at more than 90 airports in the United States, Germany, Mexico, the Caribbean, New Zealand, Czech Republic, The Netherlands, Brazil, Peru, Chile, Venezuela, Australia and Canada. Ogden's ground services business performs many specialized aviation services such as cargo, mail and baggage loading and unloading, aircraft cleaning and maintenance, passenger check-in, terminal cleaning and maintenance, ground equipment maintenance, interairline baggage transfer, skycap services, pre-boarding screening, passenger and crew transportation, food and beverage services and other miscellaneous services. Its fueling operations include storage and hydrant fueling systems for the fueling of aircraft as well as assisting airlines in designing, arranging financing and installing underground fueling systems.

     Entertainment Services. This group provides concessions food and beverage services, merchandise, maintenance, janitorial, security, parking and total facility management services to a wide variety of public and private entertainment facilities located primarily in North America. Entertainment Services provides some or all of these services at more than 100 stadiums, convention and exposition centers, arenas, parks, amphitheaters, fairgrounds and racetracks. Ogden's clients include the Anaheim Stadium (Anaheim, California), Rich Stadium (Buffalo, New York), the U.S. Air Arena (Landover, Maryland), the Milwaukee Exposition and Convention Center (Milwaukee, Wisconsin), the Los Angeles Convention Center and The Great Western Forum (Los Angeles, California), the Kingdome

(Seattle, Washington), Philadelphia Veterans Stadium (Philadelphia, Pennsylvania), Market Square Arena (Indianapolis, Indiana), Target Center (Minneapolis, Minnesota), McNichols Arena (Denver, Colorado), Cobo Hall (Detroit, Michigan) and the Palacio de los Deportes (the Sports Palace, Mexico City, Mexico). In addition, Ogden promotes and stages entertainment events in auditoriums, arenas and public facilities across the United States.

     Environmental and Energy Services. This group provides a comprehensive range of environmental, infrastructure and energy consulting, engineering, and design services to industrial and commercial companies, electric utilities and governmental agencies. The group's principal clients include major corporations in the chemical, petroleum, transportation, public utility and health care industries as well as federal and state governmental authorities.

     Government Services and Atlantic Design Company. The Government Services group provides a broad range of engineering and technical support services; biomedical research; software design, integration and related services; consulting; total facility management, including janitorial and security services; and services of all types required to maintain and operate governmental facilities worldwide to private industry and federal, state and local agencies. The Atlantic Design Company provides engineering design, drafting and technical services as well as developing and marketing medical products and custom image capturing products to various industries within the United States.

     Facility Services. This group provides a comprehensive range of facility management, maintenance and manufacturing support services to industrial, commercial, electric utilities, and education and institutional customers throughout the United States and Canada. The range of services provided include total facility management; facility operations and maintenance; operations, maintenance and repair of production equipment; security and protection; housekeeping; landscaping and grounds care; energy management; warehousing and distribution; project and construction management; and skilled craft support services.

     Other Services. Ogden Services also provides services relating to the removal and encapsulation of asbestos-containing materials from office buildings and other facilities as well as providing a wide range of food, housekeeping, catering, security and other services to customers where people live for extended periods of time, such as remote job sites and oil rigs.

                       DESCRIPTION OF OGDEN CAPITAL STOCK

     Ogden's Certificate of Incorporation, as amended (the "Ogden Certificate"), authorizes 80,000,000 shares of Common Stock, par value $0.50 per share (referred to herein as the "Ogden Common Stock"), and 4,000,000 shares of Preferred Stock, par value $1.00 per share (the "Authorized Preferred Stock"). The Board of Directors of Ogden has authority to divide the Authorized Preferred Stock into one or more series and has broad authority to fix and determine the relative rights and preferences of the shares of each such series. As of the Record Date, the only issued and outstanding series of Authorized Preferred
Stock was the Series A Preferred Stock, and there were         shares of Ogden
Common Stock and         shares of Series A Preferred Stock outstanding. As
described below under "The Rights Agreement," an additional class of preferred stock has been authorized; as of the Record Date, no shares of such class have been issued or are outstanding. The following summary description of the capital stock of Ogden is qualified in its entirety by reference to the Ogden Certificate and the Bylaws of Ogden (the "Ogden Bylaws"), incorporated by reference in this Proxy Statement and the description of the Rights Agreement is qualified in its entirety by reference to the Registration Statement of Ogden on Form 8-A dated September 28, 1990, relating to the Rights, incorported by reference in this Proxy Statement. See also "Comparison of Stockholders' Rights."

OGDEN COMMON STOCK

     After the requirements in respect of dividends upon any issued and outstanding series of Authorized Preferred Stock have been met to the end of the then current quarterly dividend period for any such series of Authorized Preferred Stock, the holders of Ogden Common Stock are entitled to receive, out of any remaining net profits or net assets of Ogden available for dividends, such dividends as may from time to time be declared by the Board of Directors. Holders of Ogden Common Stock are entitled to share ratably in any dividends so declared to the exclusion of the holders of the shares of any series of Authorized Preferred Stock, except as otherwise expressly provided in the Ogden Certificate, as in the case of the Series A Preferred Stock which, as described below, is entitled to participate with the Ogden Common Stock as to dividends.

     In the event of any liquidation, dissolution, or winding up of Ogden (whether voluntary or involuntary), after payment in full of any amounts payable upon any such liquidation, dissolution or winding up, together with all dividends accrued or in arrears in respect of any series of Authorized Preferred Stock, the holders of Ogden Common Stock are entitled, to the exclusion of the holders of shares of any series of Authorized Preferred Stock, to share ratably per share of Ogden Common Stock in all of the assets of Ogden then remaining. The Ogden Certificate provides that Ogden may not purchase any shares of Ogden Common Stock unless it has paid or declared and set aside a sum sufficient to pay all past and current dividends with respect to shares of Series A Preferred Stock then issued and outstanding. Ogden is not presently in arrears with respect to the payment of dividends with respect to the Series A Preferred Stock and is, therefore, not currently restricted by this provision.

     The holders of Ogden Common Stock possess full voting power with respect to the election of directors and all other purposes, except as limited by the DGCL and except as described below. Each holder of Ogden Common Stock is entitled to one vote for each full share of Ogden Common Stock then issued and outstanding and held in such record holder's name. Holders of Ogden Common Stock vote together with the holders of Series A Preferred Stock (as described below) and would vote together with the holders of any other series of Authorized Preferred Stock which may be issued and entitled to vote in such manner, and not as a separate class. The Ogden Certificate does not provide for either preemptive rights or cumulative voting with respect to Ogden Common Stock or Series A Preferred Stock.

OGDEN PREFERRED STOCK

     The minimum dividend rate payable with respect to Series A Preferred Stock is $1.875 per share per annum. The holders of Series A Preferred Stock are also entitled to receive an additional amount per share equal to 50% of the excess, if any, by which the dividend paid with respect to Ogden Common Stock in the preceding quarter exceeds $.20 per share (subject to certain adjustments as set forth in the Ogden Certificate). Dividends payable with respect to Series A Preferred Stock are cumulative, such that, unless Ogden has paid such dividends or has declared and set aside a sum sufficient for the payment therefor in respect of all shares of Series A Preferred Stock then outstanding, then no dividends may be declared or paid in respect of shares of Ogden Common Stock.

     In the event of any liquidation, dissolution or winding up of Ogden (whether voluntary or involuntary), the holders of Authorized Preferred Stock are entitled to receive out of the assets of Ogden available for distribution such amounts as are specified for each particular series, together with all dividends accrued or in arrears thereon, before the holders of Ogden Common Stock are entitled to any distributions out of the remaining assets. In the event of a voluntary liquidation, dissolution or winding up, the holders of Series A Preferred Stock are entitled to receive $50 per share together with all dividends thereon, and in the event of any involuntary liquidation, dissolution or winding up, the holders of Series A Preferred Stock are entitled to receive $20.15 per share together with all dividends accrued or in arrears thereon. Ogden may redeem the outstanding shares of Series A Preferred Stock at any time at a redemption price of $50 per share plus all dividends accrued or in arrears thereon.

     Each share of Series A Preferred Stock is currently convertible at the option of the holder thereof into 5.97626 fully paid and nonassessable shares of Ogden Common Stock, subject to adjustment in certain events.

     Each holder of Series A Preferred Stock is entitled to one-half vote for each share of Series A Preferred Stock issued and outstanding and held in such record holder's name. The holders of Series A Preferred Stock are also entitled to vote together as a class with the holders of Ogden Common Stock. However, if at any time dividends with respect to the Series A Preferred Stock have not been paid in an amount equal to or exceeding the dividends payable in respect of six quarterly periods, then the holders of Series A Preferred Stock, voting as a separate class with each share of Series A Preferred Stock having one vote, are entitled to elect two directors to the Board of Directors at the next annual meeting of stockholders in lieu of voting together with the holders of Ogden Common Stock in the election of directors and to continue until all dividends in default are paid.

THE RIGHTS AGREEMENT

     On September 20, 1990, the Board of Directors of Ogden declared a dividend distribution of one Right for each outstanding share of Ogden Common Stock payable on October 2, 1990 to the stockholders of record as of the close of business on such date. Each Right entitles the registered holder under certain circumstances to purchase from Ogden one one-hundredth of a share of Ogden's Cumulative Participating Preferred Stock, par value $1.00 per share (the "Junior Preferred Stock") at a price of $80 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Until the close of business on the earliest of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Ogden Common Stock (each, an "Acquiring Person"); (ii) the tenth day (or such later day as may be determined by action of the Board of Directors of Ogden) after the date of the commencement of a tender or an exchange offer by any person (other than Ogden) to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such commencement) beneficial ownership of 15% or more of the issued and outstanding shares of Ogden Common Stock; and (iii) the tenth day (or such later day as may be determined by action of the Board of Directors of Ogden prior to such time as any person becomes an Acquiring Person) after the filing by any Person (other than Ogden) of a registration statement under the Securities Act with respect to a contemplated exchange offer to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such filing) beneficial ownership of 15% or more of the issued and outstanding shares of Ogden Common Stock (the earliest of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any Ogden Common Stock certificates outstanding as of the record date for the Rights, by such Ogden Common Stock certificate.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Ogden Common Stock. New Ogden Common Stock certificates issued after the record date for the Rights upon transfer or new issuance of the Ogden Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date, the surrender for transfer of any of the Ogden Common Stock certificates will also constitute the transfer of the Rights associated with the Ogden Common Stock represented by such certificate and the number of Rights associated with each share of Ogden Common Stock shall be proportionately adjusted in the event of any dividend in Ogden Common Stock on the Ogden Common Stock or subdivision, combination or reclassification of the Ogden Common Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Ogden Common Stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on October 2, 2000, unless earlier redeemed by Ogden as described below.

     The Purchase Price payable, and the number of shares of Ogden Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time under certain circumstances to prevent dilution.

     In the event that any person becomes an Acquiring Person, the Rights Agreement provides that proper provision would be made so that each holder of a Right, other than the Acquiring Person and certain of its transferees (whose Rights would thereafter be null and void), would thereafter have the right to receive, upon exercise of a Right, that number of shares of the Ogden Common Stock having a market value (as defined) of two times the exercise price of the Right. In the event that, at any time after the Rights become exercisable, Ogden is acquired in a merger or other business combination, proper provision shall be made so that each holder of a Right, other than the Acquiring Person and certain of its transferees (whose Rights would thereafter be null and void), shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the surviving company (or its parent company or other controlling entity) which at the time of such transaction would have a market value of two times the exercise price of the Right.

     At any time after the Rights become exercisable and prior to the time that any person or group become the beneficial owner of 50% or more of the outstanding Ogden Common Stock, the Ogden Board of Directors may exchange the Rights (other than Rights held by any Acquiring Person or its transferees, which would thereafter be null and void) for Ogden Common Stock at a ratio of one share of Ogden Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof.

     Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payable of $1 but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Ogden Common Stock. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $40 per share. Each share of Junior Preferred Stock will have one hundred votes, voting together with the Ogden Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Ogden Common Stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of Ogden Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Junior Preferred Stock's dividend and liquidation rights, the value of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Ogden Common Stock.

     At any time prior to the close of business on the date that Rights holders become entitled to purchase Ogden Common Stock (or common stock of the surviving entity after a merger with Ogden) with a market value of twice the Purchase Price (as described above), Ogden may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, shares of Common Stock or other consideration), appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Rights Agreement (the "Redemption Price"). Immediately upon the action of the Board of Directors of Ogden electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Ogden, including, without limitation, no right to vote or to receive dividends.

     At any time prior to the time that an Acquiring Person has become such, Ogden may amend the Rights Agreement and the terms of the Rights in any manner deemed necessary or desirable. Thereafter, the Rights Agreement and the terms of the Rights may be amended by Ogden under certain circumstances but not in any manner that adversely affects the interests of the holders of the Rights (other than an Acquiring Person).

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Upon consummation of the Merger, the Unaffiliated OPI Stockholders (other than holders of Dissenting Shares) will become stockholders of Ogden. The following summary compares the material differences between the rights of holders of shares of Ogden Common Stock and the rights of holders of OPI Common Stock. Ogden and OPI are both incorporated under the laws of the State of Delaware; accordingly, the only differences arise from the distinctions between the Ogden Certificate and the Ogden Bylaws and the OPI Certificate and the OPI Bylaws. Copies of the respective Bylaws and Certificates of Incorporation may be obtained as described under "Available Information."

     The following summary does not purport to be a complete statement of the rights of holders of shares of Ogden Common Stock and OPI Common Stock under, and is qualified in its entirety by reference to, the respective Certificates of Incorporation and Bylaws of Ogden and OPI. See also "Description of Ogden Capital Stock."

VOTING AND OTHER RIGHTS

     Holders of Ogden Common Stock and OPI Common Stock are entitled to one vote per share of stock. Holders of Ogden's Series A Preferred Stock are entitled to one-half vote per share of Series A Preferred Stock and vote together as a class with the holders of Ogden Common Stock except under certain extraordinary circumstances under which dividends have not been paid for a prescribed period of time. In these situations, holders of Preferred Stock receive the right to elect no more than two directors. Once such dividends are paid, however, holders of Preferred Stock are divested of the right to elect two directors and regain their original voting rights. See "Description of Ogden's Capital Stock."

     Under Delaware law, stockholders do not have preemptive rights unless such rights are expressly granted by the certificate of incorporation. Neither the Ogden Certificate nor the OPI Certificate provide for preemptive rights. Adoption of the Appraisal Rights Amendment is a condition to consummation of the Merger. Accordingly, holders of OPI Common Stock will be entitled to appraisal rights in connection with the Merger. See "The Merger--Appraisal Rights" and "The Appraisal Rights Amendment." The Ogden Certificate has no counterpart to the Appraisal Rights Amendment.

DIRECTORS

     Both the OPI Certificate and the Ogden Certificate provide that their respective Boards of Directors shall be divided into three classes. The Ogden Certificate requires that there be no fewer than 12 and no more than 18 directors (except under certain extraordinary circumstances under which dividends have not been paid for a prescribed period of time), and the Ogden Bylaws set the number of directors at 16. The OPI Certificate sets the number of directors at no fewer than 8 and no more than 16. The specific number is fixed by a vote of the majority of the entire board, and as of the Record Date there were nine directors of OPI. The Ogden Certificate and the OPI Certificate require an 80% vote and a two-thirds vote, respectively, of all stock eligible to vote to amend the provisions therein regarding the number of directors. Neither the OPI Certificate nor the Ogden Certificate provides for cumulative voting for directors. As described above, in certain circumstances, holders of Preferred Stock vote as a separate class for the election of directors.

     Under Delaware law, if a corporation's board is classified its stockholders may not remove directors without cause unless expressly permitted to do so by the charter document. Neither the Ogden Certificate nor the OPI Certificate makes any provision for removal of directors by stockholders without cause.

     The OPI Bylaws and the Ogden Certificate and Bylaws provide indemnity for their respective directors to the fullest extent permitted by Delaware law.

PREFERRED STOCK

     Both the OPI Certificate and the Ogden Certificate authorize their respective directors to issue, without stockholder approval, preferred stock, and to designate the powers, rights, preferences and privileges of the stock and the restrictions thereon. As of the Record Date, there was no preferred stock of
OPI issued and outstanding, and there were         shares of Series A Preferred
Stock of Ogden issued and outstanding. The Ogden Certificate requires approval of the holders of at least two-thirds of each series of preferred stock then outstanding before Ogden may undertake certain transactions affecting the preferences, rights and powers of outstanding preferred stock, effect the voluntary liquidation, dissolution or winding up of Ogden, sell, lease or exchange all or substantially all of the assets, property or business of Ogden or effect certain mergers of Ogden with or into other corporations. As described above, in certain circumstances, holders of Preferred Stock vote as a separate class for the election of directors. Dividends upon the preferred stock of Ogden are cumulative and must be declared and paid before any dividends may be declared or paid on Ogden Common Stock and before any Ogden Common Stock may be purchased by Ogden or by any of its subsidiaries. For further discussion of dividends, see "Description of Ogden Capital Stock."

SPECIAL MEETINGS

     Under Delaware law, the board of directors or a person or persons designated in the certificate of incorporation or the bylaws may call special meetings. The Ogden Bylaws allow special meetings of the stockholders only if requested by the Chairman or Vice-Chairman of the Board of Directors or by a majority of the Board. The OPI Bylaws provide that the Board, the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer or stockholders owning a majority of the outstanding shares of OPI Common Stock may call a special meeting. As of the Record Date, Ogden owned approximately 84% of the outstanding shares of OPI Common Stock and thus has the power to call a special meeting of OPI stockholders.


ACTION BY CONSENT WITHOUT A MEETING



     Delaware law provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at an annual or special meeting may be taken without a meeting, assuming a requisite number of consents in writing by stockholders. Both the Ogden and OPI Certificates stipulate that no action can be taken except at an annual or special meeting.


EXTRAORDINARY EVENTS

     The Ogden Certificate requires an affirmative vote of the holders of two-thirds of the total shares of Ogden stock then outstanding and entitled to vote before Ogden may consolidate or merge with another corporation or before any sale, lease, exchange, or transfer of all or substantially all of the assets of Ogden. The OPI Certificate requires an affirmative vote of the holders of two-thirds of the shares of outstanding OPI Common Stock before OPI may consolidate or merge with another corporation or before any sale, lease, exchange or transfer of all or substantially all of the assets of OPI. As of the Record Date, Ogden owned approximately 84% of the outstanding shares of OPI Common Stock and, therefore, has sufficient voting power to approve and adopt the Merger Agreement regardless of the vote of any other OPI stockholder.

     The Ogden Certificate requires an affirmative vote of 80% of the total capital stock outstanding and entitled to vote generally in the election of directors to approve "Business Transactions" (as defined therein) with "Related Persons" (as defined therein) unless two-thirds of the "Continuing Directors" (as defined therein), who constitute at least a majority of the Board, approve the transaction or unless certain other requirements set forth in the Ogden Certificate are met. An 80% vote also would be required to repeal this provision.

AMENDMENT OF CERTIFICATE

     Under Delaware law, a certificate of incorporation may be amended if the board of directors adopts a resolution setting forth the proposed amendment and declares its advisability, and the stockholders subsequently approve the proposed amendment at either a special meeting called by the board or at the next annual stockholders' meeting. Unless otherwise specified in the certificate of incorporation, a majority of the outstanding shares entitled to vote generally must approve the proposed amendment.

     The Ogden Certificate provides that the following provisions cannot be repealed or amended in any respect (nor may any provision be adopted that is inconsistent with the following provisions) without an 80% affirmative vote: the prohibition on cumulative voting for directors; the minimum and maximum number of directors and the requirement of a classified board; and the requirement that holders of Ogden Common Stock are entitled to one vote per share.

     The OPI Certificate provides that the following provisions cannot be repealed or amended in any respect (nor may any provision be adopted that is inconsistent with the following provisions) with less than a two-thirds vote of the shares of stock outstanding and entitled to vote thereon: the requirement of one vote per share of OPI Common Stock; the prohibition on cumulative voting for directors, the minimum and maximum number of directors and the requirement of a classified board; the limitations on action by stockholders outside of meetings; and the provision concerning the need to approve any merger, sale or consolidation with a two-thirds vote. As of the Record Date, Ogden owned approximately 84% of the outstanding shares of OPI Common Stock and, therefore, has sufficient voting power to approve the Appraisal Rights Amendment regardless of the vote of any other OPI stockholder.

AMENDMENT OF BYLAWS

     Both the Ogden Certificate and the OPI Certificate give their respective boards of directors the power to amend, add to or repeal their respective bylaws without stockholder action except where required in the bylaws, and the bylaws of both corporations also give stockholders the power to amend, repeal or change the bylaws enacted by the directors.

RIGHTS AGREEMENT

     As described in "Description of Ogden Capital Stock--The Rights Agreement," Ogden adopted a Rights Agreement in 1990. OPI has no rights agreement.

                         THE APPRAISAL RIGHTS AMENDMENT

     The OPI Board of Directors has unanimously approved the Appraisal Rights Amendment which is an amendment to the OPI Certificate to provide appraisal rights, pursuant to Section 262 of the DGCL, to holders of OPI Common Stock who do not vote in favor of the Merger or certain similar transactions consummated prior to June 30, 1995, and elect to demand appraisal. Under Section 262 of the DGCL, stockholders of Delaware corporations (such as OPI) have appraisal rights with respect to certain mergers. However, pursuant to Section 262 of the DGCL, because (among other reasons) OPI Common Stock is listed on the NYSE and the Ogden Common Stock to be received by Unaffiliated OPI Stockholders in the Merger is listed on the NYSE, Unaffiliated OPI Stockholders would not have been entitled to appraisal rights in connection with the Merger in the absence of a provision (such as the Appraisal Rights Amendment) in the OPI Certificate, authorizing such appraisal rights. The text of Section 262 of the DGCL is reproduced in full as Exhibit C hereto. Representatives of the Class Action Plaintiffs requested appraisal rights for stockholders of OPI who dissented from the Merger, and OPI agreed to grant such rights in connection with the signing of the Memorandum of Understanding. Approval and effectiveness of the Appraisal Rights Amendment is, under the Merger Agreement, a condition to consummation of the Merger. Effectiveness of the Appraisal Rights Amendment is contingent upon its approval by the holders of a majority of the outstanding shares of OPI Common Stock and the filing of the Appraisal Rights Amendment with the Secretary of State of the State of

Delaware in accordance with the DGCL. See "The Merger--Background of the Merger," "-- Litigation Relating to the Merger" and "--Appraisal Rights."

     Any demand for appraisal must be made and delivered in writing to OPI prior to the vote on the Merger at the Special Meeting. Submission of a proxy instructing that shares be voted against approval of the Merger Agreement by itself does not constitute such a demand. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. For a description of the appraisal rights that will be available to OPI stockholders in connection with the Merger pursuant to the Appraisal Rights Amendment and Section 262 of the DGCL, see "The Merger--Appraisal Rights."

VOTE REQUIRED

     At the Special Meeting, OPI stockholders will be asked to approve the Appraisal Rights Amendment. Adoption of the Appraisal Rights Amendment requires the affirmative vote of the holders of two-thirds of the outstanding shares of OPI Common Stock. As of the Record Date, Ogden owned approximately 84% of the outstanding OPI Common Stock and, therefore, has sufficient voting power to approve the Appraisal Rights Amendment proposal regardless of the vote of any other stockholder. Ogden will vote its shares in favor of the Appraisal Rights Amendment. Accordingly, stockholder approval of the Appraisal Rights Amendment proposal is assured.

                                    EXPERTS


     The consolidated financial statements and related financial statement schedules of Ogden incorporated in this Proxy Statement/Prospectus by reference from the Annual Report on Form 10-K of Ogden for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 106 and No. 109), which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements and related financial statement schedules of OPI incorporated in this Proxy Statement/Prospectus by reference from the Annual Report on Form 10-K of OPI for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 109), which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the shares of Ogden Common Stock to be issued pursuant to the Merger and certain other matters relating thereto will be passed upon for Ogden by its special counsel Cleary, Gottlieb, Steen & Hamilton, New York, New York. Rogers & Wells, New York, New York, has acted as special counsel to OPI and to the Special Committee with respect to the Merger.

                             STOCKHOLDER PROPOSALS

     In the event the Merger is not consummated, any OPI stockholder who desires to submit a proposal to OPI for consideration for inclusion in OPI management's proxy statement relating to its next Annual Meeting of Stockholders must have delivered such proposal in writing to the Secretary of OPI at its principal executive offices by December 15, 1994.

                                                                       EXHIBIT A


                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               OGDEN CORPORATION,
                             OPI ACQUISITION CORP.
                                      AND
                              OGDEN PROJECTS, INC.
                         DATED AS OF SEPTEMBER 27, 1994

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
                                        I. THE MERGER
 SECTION  1.1    The Merger...........................................................    A-4
 SECTION  1.2    Effective Time of the Merger.........................................    A-4


                                II. THE SURVIVING CORPORATION

 SECTION  2.1    Certificate of Incorporation.........................................    A-5
 SECTION  2.2    Bylaws...............................................................    A-5
 SECTION  2.3    Board of Directors; Officers.........................................    A-5

                                  III. CONVERSION OF SHARES

 SECTION  3.1    Exchange Ratio.......................................................    A-5
 SECTION  3.2    Exchange of Shares; Responsibility for Payments......................    A-6
 SECTION  3.3    Dividends; Transfer Taxes............................................    A-6
 SECTION  3.4    No Fractional Shares.................................................    A-7
 SECTION  3.5    Closing of the Company's Transfer Books..............................    A-7
 SECTION  3.6    Closing..............................................................    A-7

                        IV. REPRESENTATIONS AND WARRANTIES OF PARENT

 SECTION  4.1    Organization and Qualification.......................................    A-7
 SECTION  4.2    Capitalization.......................................................    A-8
 SECTION  4.3    Authority Relative to this Agreement.................................    A-8
 SECTION  4.4    Governmental Approvals...............................................    A-8
 SECTION  4.5    No Violations........................................................    A-8
 SECTION  4.6    Reports and Financial Statements.....................................    A-8
 SECTION  4.7    Absence of Certain Changes or Events.................................    A-9
 SECTION  4.8    Litigation...........................................................    A-9
 SECTION  4.9    Information in Disclosure Documents, Registration Statements, Etc....    A-9
 SECTION  4.10   No Brokers...........................................................    A-9
 SECTION  4.11   Reorganization.......................................................   A-10
 SECTION  4.12   Compliance with Law..................................................   A-10
 SECTION  4.13   No Violation of Rights Agreement.....................................   A-10

                      V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 SECTION  5.1    Organization and Qualification.......................................   A-10
 SECTION  5.2    Capitalization.......................................................   A-10
 SECTION  5.3    Subsidiaries.........................................................   A-11
 SECTION  5.4    Authority Relative to this Agreement.................................   A-11
 SECTION  5.5    Governmental Approvals...............................................   A-11
 SECTION  5.6    No Violations........................................................   A-11
 SECTION  5.7    Reports and Financial Statements.....................................   A-11
 SECTION  5.8    Absence of Certain Changes or Events.................................   A-12
 SECTION  5.9    Litigation...........................................................   A-12
 SECTION  5.10   Compliance with Law..................................................   A-12
 SECTION  5.11   Information in Disclosure Documents, Registration Statements, Etc....   A-12
 SECTION  5.12   Employee Benefit Plans; ERISA........................................   A-13
 SECTION  5.13   Antitakeover Statute Inapplicable....................................   A-13

                                                                                         PAGE
                                                                                         ----
 SECTION  5.14   Company and Special Committee Action; Fairness Opinion...............   A-13
 SECTION  5.15   Vote Required........................................................   A-13
 SECTION  5.16   No Brokers...........................................................   A-13
 SECTION  5.17   Reorganization.......................................................   A-13

                      VI. REPRESENTATIONS AND WARRANTIES REGARDING SUB

 SECTION  6.1    Organization.........................................................   A-14
 SECTION  6.2    Capitalization.......................................................   A-14
 SECTION  6.3    Authority Relative to this Agreement.................................   A-14

                         VII. CONDUCT OF BUSINESS PENDING THE MERGER

 SECTION  7.1    Conduct of Business by the Company Pending the Merger................   A-14
 SECTION  7.2    Conduct of Business by Parent Pending the Merger.....................   A-15
 SECTION  7.3    Conduct of Business of Sub...........................................   A-15

                                 VIII. ADDITIONAL AGREEMENTS

 SECTION  8.1    Access and Information...............................................   A-15
 SECTION  8.2    Registration Statement/Proxy Statement...............................   A-16
 SECTION  8.3    Stockholders' Meeting................................................   A-16
 SECTION  8.4    Compliance with the Securities Act...................................   A-16
 SECTION  8.5    Stock Exchange Listing...............................................   A-17
 SECTION  8.6    Director and Officer Indemnification.................................   A-17
 SECTION  8.7    Fees and Expenses....................................................   A-17
 SECTION  8.8    Publicity............................................................   A-17
 SECTION  8.9    Additional Agreements................................................   A-17

                                  IX. CONDITIONS PRECEDENT

 SECTION  9.1    Conditions to Each Party's Obligation to Effect the Merger...........   A-17
 SECTION  9.2    Conditions to Obligation of the Company to Effect the Merger.........   A-18
 SECTION  9.3    Conditions to Obligations of Parent and Sub to Effect the Merger.....   A-19

                            X. TERMINATION, AMENDMENT AND WAIVER

 SECTION 10.1    Termination..........................................................   A-20
 SECTION 10.2    Effect of Termination................................................   A-20
 SECTION 10.3    Amendment............................................................   A-20
 SECTION 10.4    Waiver...............................................................   A-20

                                   XI. GENERAL PROVISIONS

 SECTION 11.1    Non-Survival of Representations, Warranties and Agreements...........   A-21
 SECTION 11.2    Notices..............................................................   A-21
 SECTION 11.3    Subsidiaries.........................................................   A-21
 SECTION 11.4    Interpretation.......................................................   A-22
 SECTION 11.5    Company and Board Action.............................................   A-22
 SECTION 11.6    Miscellaneous........................................................   A-22

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 27, 1994, by and among Ogden Corporation, a Delaware corporation ("Parent"), OPI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Ogden Projects, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH

     WHEREAS, Parent owns 32,000,000 shares of the Common Stock, par value $.50 per share, of the Company ("Company Common Stock"), constituting approximately 84% of the outstanding shares of Company Common Stock;


     WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), and the Boards of Directors of Parent and Sub, have by unanimous votes approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;


     WHEREAS, the Board of Directors of the Company has approved an amendment (the "Appraisal Rights Amendment") to the Company's amended and restated certificate of incorporation to provide appraisal rights, pursuant to Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), to holders of Company Common Stock who do not vote in favor of the Merger and elect to demand appraisal;

     WHEREAS, the Merger will result in Parent owning 100% of the equity interest of the Surviving Corporation (as defined below); and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Subject to the terms and conditions hereof, at the Effective Time (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger remain "Ogden Projects, Inc." The Merger shall have the effects set forth in the DGCL.

     SECTION 1.2 Effective Time of the Merger. The Merger shall become effective when, in accordance with the DGCL, a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made contemporaneously with the closing of the transactions contemplated by this Agreement in accordance with Section 3.6. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Certificate is so filed.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until such Certificate of Incorporation is thereafter changed or amended as provided therein or by law, except that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is OGDEN PROJECTS, INC."

     SECTION 2.2 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     SECTION 2.3 Board of Directors; Officers.

     (a) The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III

                              CONVERSION OF SHARES

     SECTION 3.1 Exchange Ratio. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock:

          (a) All shares of Company Common Stock which are held in the treasury by the Company or by any subsidiary of the Company, and any shares of Company Common Stock owned of record by Parent, Sub or any other subsidiary of Parent, shall be cancelled (the "Cancelled Shares").

          (b) Subject to Section 3.4, each then issued and outstanding share of Company Common Stock (other than the Cancelled Shares and other than shares of Company Common Stock as to which appraisal rights shall have been duly demanded ("Dissenting Shares")) shall be converted solely into the right to receive, upon the surrender of the certificate formerly representing such share of Company Common Stock (a "Certificate") in accordance with Section 3.2, (i) 0.84 of a share (the "Exchange Ratio") of Common Stock, par value $.50 per share, of Parent ("Parent Common Stock") and (ii) for each whole share of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate are so convertible pursuant to the immediately preceding clause (i), a right (each a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of September 20, 1990, between Parent and Chemical Bank (formerly Manufacturers Hanover Trust Company), as agent (the "Rights Agreement").

          (c) Each then issued and outstanding share of Common Stock, par value $.50 per share, of Sub ("Sub Common Stock") shall be converted into one share of Common Stock, par value $.50 per share, of the Surviving Corporation.

          (d) Each option to purchase shares of Company Common Stock ("Company Stock Options") which is outstanding immediately prior to the Effective Time pursuant to the Company's 1989 Employees' Stock Option Plan (the "Stock Option Plan") shall be converted into the right to receive (subject to any required action by stockholders), at no additional cost to the individual holding such option, in lieu of the number of shares of Company Common Stock then subject to such option, a number of shares of Parent Common Stock and Rights which such individual would have been entitled to receive pursuant to this Agreement if at the Effective Time such individual had been a holder of record of a number of shares of Company Common Stock equal to the number of shares of Company Common Stock then subject to such option ("Parent Stock Options"). Each Parent Stock Option and the obligation to issue shares of Parent Common Stock upon exercise of Parent Stock Options shall be assumed by Parent effective as of the Effective Time. Fractional shares shall not be issued upon the exercise of Parent Stock Options. Each Parent Stock Option shall otherwise be exercisable upon the same terms and conditions as set forth in the option agreement respecting the Company Stock Option converted into such Parent Stock Option. Such terms and conditions shall include a per share option price that reflects the foregoing. As promptly as practicable after the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission, and cause to become effective under the Securities Act of 1933, as amended, a registration statement on Form S-8 with respect to any Parent Stock Options issued pursuant to this paragraph.


          (e) The holders of Dissenting Shares, if any, shall be entitled to payment by the Surviving Corporation of the appraised value of such shares to the extent permitted by and in accordance with the provisions of the Appraisal Rights Amendment and Section 262 of the DGCL; provided, however, that (i) if any holder of the Dissenting Shares shall, under the circumstances permitted by the DGCL, subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to rights to payment as provided in such Section 262, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into Parent Common Stock pursuant to Section 3.1(b) hereof as of the Effective Time. The Surviving Corporation shall be solely responsible for, and shall pay out of its own funds, any amounts which become due and payable to holders of Dissenting Shares. Such amounts shall not be paid directly or indirectly by Parent.


     SECTION 3.2 Exchange of Shares; Responsibility for Payments. Prior to the Effective Time, Parent shall authorize Chemical Bank, or such other bank or trust company having a place of business in New York City and that is reasonably acceptable to the Company, to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, the Exchange Agent shall mail and make available to each record holder of a Certificate or Certificates a notice and letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates for exchange pursuant to this Agreement. Upon the surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the Exchange Agent shall promptly cause to be delivered to such holder, and each holder of a Certificate will be entitled to receive, certificates representing the number of shares (rounded down to the nearest whole number) of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate were converted in the Merger (and representing an equal number of Rights) and a check payable to such holder representing the payment of cash in lieu of fractional shares of Parent Common Stock, if any, determined in accordance with Section 3.4, to which such holder is entitled. Certificates so surrendered shall forthwith be cancelled. Parent Common Stock into which Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     SECTION 3.3 Dividends; Transfer Taxes. No dividends or distributions that are declared or made on Parent Common Stock after the Effective Time with a record date after the Effective Time will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such persons surrender their Certificates representing Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued, any dividends or distributions which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. In the event that any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the Certificates representing shares of Company Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     SECTION 3.4 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to this
Article III, and no dividend, distribution, stock split or other change in the capital structure of Parent shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article III shall be paid by the Surviving Corporation an amount in cash (without interest) upon such surrender equal to such fraction multiplied by the closing sale price of Parent Common Stock as reported in the consolidated transaction reporting system of the New York Stock Exchange (the "NYSE") on the date of the Effective Time or, if Parent Common Stock is not so traded on such date, the closing sale price on the next preceding day on which such a closing sale price was reported in the consolidated transaction reporting system of the NYSE.

     SECTION 3.5 Closing of the Company's Transfer Books. Upon the date of the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing Parent Common Stock and/or cash as provided in this Article III. Notwithstanding the foregoing, or any other provision of this Article III, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends or distributions thereon, or, in accordance with Section 3.4, amounts due in respect of fractional interests, delivered to a public official pursuant to any applicable escheat, unclaimed property or other similar laws.

     SECTION 3.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York New York 10006, at 10:00 A.M. local time on the later of (x) the business day next following the date of the Meeting (as defined in Section 8.3) or (y) the day on which the last of the conditions set forth in Article IX is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     SECTION 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect").

     SECTION 4.2 Capitalization. The authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock and 4,000,000 shares of Preferred Stock, par value $1.00 per share ("Parent Preferred Stock"). As of the close of business on September 21, 1994, 43,616,804 shares of Parent Common Stock and 54,090 shares of Parent Preferred Stock (all of which are designated as Series A $1.875 Cumulative Convertible Preferred Stock) were issued and outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     SECTION 4.3 Authority Relative to this Agreement. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors, and no stockholder approval or other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and (assuming the due and valid execution and delivery by the Company) is a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     SECTION 4.4 Governmental Approvals. Except as referred to herein or in connection with or in compliance with the provisions and applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the corporation, securities, takeover and blue sky laws of the various states (including the DGCL), and the rules and regulations of the NYSE, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals that the failure to make or obtain would in the aggregate neither have a Parent Material Adverse Effect nor prevent the consummation or call into question the validity of the transactions contemplated hereby.

     SECTION 4.5 No Violations. Neither the execution and delivery of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) above, for violations, breaches or defaults which will in the aggregate neither have a Parent Material Adverse Effect nor prevent the consummation of the transactions contemplated hereby.

     SECTION 4.6 Reports and Financial Statements. Parent has previously furnished the Company with true and complete copies (without exhibits) of its
(i) Annual Reports on Form 10-K for the two years ended December 31, 1993, as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the period ended June 30, 1994, as filed with the SEC, (iii) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1993 and (iv) all other reports, registration statements and other materials filed by Parent with the SEC since January 1, 1993 (the items described in the preceding clauses (i) through (iv) are collectively referred to herein as the "Parent SEC Filings"). Except as amended by subsequent Parent SEC Filings, and except with respect to the Company and any subsidiaries of the Company (as to which no representation is given), as of their respective dates, the Parent SEC Filings (including all documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The historical consolidated financial statements of Parent included in the Parent SEC Filings have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be otherwise indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the historical unaudited interim financial statements, to normal year-end adjustments.

     SECTION 4.7 Absence of Certain Changes or Events. Since June 30, 1994, Parent has not (i) suffered any occurrences or developments which, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect or (ii) learned of occurrences or developments which, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect (whether occurring before or after June 30,
1994).

     SECTION 4.8 Litigation. Except as disclosed in the Parent SEC Filings, (i) there is no suit, action, claim or proceeding pending against Parent or any of its subsidiaries (other than the Company and its subsidiaries), the outcome of which, in the reasonable judgment of Parent, presents a reasonable possibility of having a Parent Material Adverse Effect, and, to the best of Parent's knowledge, there is no other suit, action, claim or proceeding threatened in writing which, in the reasonable judgment of Parent, presents a reasonable possibility of having a Parent Material Adverse Effect and (ii) neither Parent nor any of its subsidiaries (other than the Company and its subsidiaries), nor any property or assets of any of them, is subject to any order, judgment, injunction or decree that has had or is reasonably likely to have a Parent Material Adverse Effect.

     SECTION 4.9 Information in Disclosure Documents, Registration Statements, Etc. None of the information supplied by Parent or Sub for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") and (ii) the proxy statement of the Company (the "Proxy Statement") required to be mailed to the Company's stockholders in connection with the Appraisal Rights Amendment and the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Meeting (as hereinafter defined), or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent or Sub with respect to statements made in the Registration Statement or the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder.

     SECTION 4.10 No Brokers. Parent represents and warrants that, except for its investment banker, Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.11 Reorganization. To the best knowledge of Parent, neither Parent nor Sub has knowingly taken any action or failed to take any action, which action or failure to take action would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 4.12 Compliance with Law. Parent and each of its subsidiaries (other than the Company and its subsidiaries) has in the past duly complied, and is presently complying, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise), including, without limitation, laws relating to human health and safety or pollution or protection or cleanup of the environment (collectively, "Laws"), except failures to have so complied or be so complying that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries (other than the Company and its subsidiaries) has received any notifications of any asserted present or past failure by it, with respect to their businesses, to comply with any of such Laws, except any notifications which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 4.13 No Violation of Rights Agreement. None of the execution or delivery of this Agreement or the transactions contemplated by this Agreement, including the issuance of Parent Common Stock pursuant to the Merger, will (i) cause a Distribution Date or Stock Acquisition Date (as those terms are defined in the Rights Agreement) or (ii) trigger the consequences of, or be prohibited by, Section 11 or Section 13 of the Rights Agreement.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect").

     SECTION 5.2 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock"). As of the close of business on September 21, 1994, 38,093,975 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding. As of the close of business on September 21, 1994, 347,002 shares of Company Common Stock were reserved for possible issuance upon exercises of Company Stock Options granted pursuant to the Stock Option Plan. All shares of Company Common Stock that are outstanding are, and any shares of Company Common Stock issued upon exercise of the Company Stock Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for Company Stock Options outstanding as of the date hereof under the Stock Option

Plan, there are not now, and at the Effective Time there will not be, any options, warrants or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock.

     SECTION 5.3 Subsidiaries. Except as set forth on Schedule 5.3 hereto, the Company does not directly or indirectly own any subsidiary. Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. Except as set forth on Schedule 5.3, all the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid and nonassessable and free of preemptive rights and are owned by the Company or by another subsidiary of the Company free and clear of any liens, claims, or encumbrances ("Liens"). Except as set forth on Schedule 5.3, there are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any subsidiary of the Company.

     SECTION 5.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and, except for the approval of the holders of Company Common Stock at the Meeting, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due and valid execution and delivery by each of Parent and Sub) is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     SECTION 5.5 Governmental Approvals. Except as referred to herein or in connection with or in compliance with the provisions and applicable requirements of the Securities Act, the Exchange Act, the corporation, securities, takeover and blue sky laws of the various states (including the DGCL), and the rules and regulations of the NYSE, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals that the failure to make or obtain would in the aggregate neither have a Company Material Adverse Effect nor prevent the consummation or call into question the validity of the transactions contemplated hereby.

     SECTION 5.6 No Violations. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) above, for violations, breaches or defaults which will in the aggregate neither have a Company Material Adverse Effect nor prevent the consummation of the transactions contemplated hereby.

     SECTION 5.7 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies (without exhibits) of its (i) Annual Reports on Form 10-K for the two years ended December 31, 1993, as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the period ended June 30, 1994, as filed with the SEC, (iii) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1993 and (iv) all other reports, registration statements and other materials filed by the Company with the SEC since January 1, 1993 (the items described in the preceding clauses
(i) through (iv) are collectively referred to herein as the "Company SEC Filings"). Except as amended by subsequent Company SEC Filings, the Company SEC Filings (including all documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The historical consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be otherwise indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the historical unaudited interim financial statements, to normal year-end adjustments.

     SECTION 5.8 Absence of Certain Changes or Events. Since June 30, 1994, the Company has not (i) suffered any occurrences or developments which, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect or (ii) learned of occurrences or developments which, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect (whether occurring before or after June 30,
1994).

     SECTION 5.9 Litigation. Except as disclosed in the Company SEC Filings, (i) there is no suit, action, claim or proceeding pending against the Company or any of its subsidiaries, the outcome of which, in the reasonable judgment of the Company, presents a reasonable possibility of having a Company Material Adverse Effect, and, to the best of the Company's knowledge, there is no other suit, action, claim or proceeding threatened in writing which, in the reasonable judgment of the Company, presents a reasonable possibility of having a Company Material Adverse Effect and (ii) neither the Company nor any of its subsidiaries, nor any property or assets of any of them, is subject to any order, judgment, injunction or decree that has had or is reasonably likely to have a Company Material Adverse Effect.

     SECTION 5.10 Compliance with Law. The Company and each of its subsidiaries has in the past duly complied, and is presently duly complying, with all Laws, except failures to have so complied or be so complying that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notifications of any asserted present or past failure by it, with respect to their businesses, to comply with any of such Laws, except any notifications which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 5.11 Information in Disclosure Documents, Registration Statements, Etc.. None of the information supplied by the Company for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Meeting, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made in the Proxy Statement or the Registration Statement based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 5.12 Employee Benefit Plans; ERISA.

     (a) The Company has heretofore delivered to Parent true and complete copies (including all amendments) of, each material bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, loan program, hospitalization, group insurance, death benefit, disability, collective bargaining and other employee benefit or compensation plans, agreements or arrangements, including each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party. All "employee benefit plans" as defined in Section 3(3) of ERISA maintained by the Company or any of its subsidiaries are in compliance in all material respects with the applicable provisions of ERISA and the Code and, to the Company's best knowledge, all such plans that are intended to be funded are fully funded except to the extent that the Parent has knowledge of any underfunding.

     (b) Notwithstanding the foregoing, nothing in this Section 5.12 shall be deemed to apply to any plan, agreement or arrangement sponsored and exclusively administered by Parent.

     SECTION 5.13 Antitakeover Statute Inapplicable. Section 203 of the DGCL as of the date hereof is, and at all times at or prior to the Effective Time shall be, inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

     SECTION 5.14 Company and Special Committee Action; Fairness Opinion. The Company's Board of Directors (at a meeting duly called and held), pursuant to the unanimous recommendation adopted at a meeting duly called and held of the Special Committee, has unanimously approved this Agreement and all of the transactions contemplated by this Agreement and has determined that the terms of the Merger are fair, from a financial point of view, to the Company's stockholders (other than Parent and its affiliates) (the "Public Stockholders"). The Special Committee has received from CS First Boston Corporation an opinion to the effect that the Exchange Ratio is fair, from a financial point of view, to the Public Stockholders, and such opinion has not been withdrawn.

     SECTION 5.15 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Appraisal Rights Amendment and the Merger.

     SECTION 5.16 No Brokers. The Company represents and warrants that, except for the investment banker for the Special Committee, CS First Boston Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Special Committee.

     SECTION 5.17 Reorganization. To the best knowledge of the Company, the Company has not knowingly taken any action or failed to take any action, which action or failure to take action would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Sub represents and warrants to the Company as follows:

     SECTION 6.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since it was incorporated.

     SECTION 6.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $0.50 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights and are owned by Parent free and clear of all Liens.

     SECTION 6.3 Authority Relative to this Agreement. Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole stockholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 7.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing, or except as otherwise contemplated by this Agreement:

          (a) the respective businesses of the Company and its subsidiaries shall be conducted only in the ordinary and usual course, consistent with past practices;

          (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries, (ii) amend its Certificate of Incorporation (other than the Appraisal Rights Amendment) or Bylaws, (iii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock or property, or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its subsidiaries;

          (c) neither the Company nor any of its subsidiaries shall (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options or otherwise) other than issuances pursuant to the exercise of Company Stock Options outstanding on the date hereof and issuances pursuant to existing employee benefit plans or arrangements in a manner consistent with past practice, (ii) acquire, dispose of, transfer, lease, pledge or encumber any fixed or other material assets other than in the ordinary and usual course of business, consistent with past practices,
     (iii) incur, assume or prepay any material indebtedness or any other material liabilities or enter into any other material transaction other than in the ordinary and usual course of business, consistent with past practices, (iv) make any capital expenditures, or authorize or enter into any contract or commitment therefor, materially in excess of amounts presently projected therefor and as previously disclosed to Parent, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) the Company shall use its best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and its subsidiaries; and

          (e) neither the Company nor any of its subsidiaries will (i) enter into any new, or amend any existing, employment agreement with any officer or employee, (ii) adopt or amend any employee benefit plan, trust, fund or other arrangement for the benefit of any director, officer or employee or
     (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee (except for normal increases in the ordinary and usual course of business, consistent with past practices); and

          (f) neither the Company nor any of its subsidiaries shall knowingly take any action which would jeopardize the qualifications of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 7.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

          (a) Parent shall not split, combine or reclassify the Parent Common Stock or declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the Parent Common Stock (except for regular quarterly cash dividends consistent with past practices);

          (b) Parent shall not issue or agree to issue any additional shares of Parent Common Stock (or any options or rights of any kind to acquire shares of Parent Common Stock upon the exercise thereof (collectively, "Options")) other than (i) the issuance of shares of Parent Common Stock upon exercise of Options outstanding on the date of this Agreement, (ii) the issuance of Options pursuant to existing employee benefit plans or arrangements in a manner consistent with past practice, or (iii) the issuance of shares of Parent Common Stock for a consideration equal to at least the then-existing market value of such Parent Common Stock (or, in the case of the issuance of shares of Parent Common Stock upon the exercise of any Option, for a consideration (including the consideration, if any, received for the issuance of the Option) equal to at least the market value, as of the date of issuance of the Option, of the shares of Parent Common Stock to be issued upon exercise thereof); provided, however, that any non-cash consideration shall be valued in good faith by the Board of Directors of Parent; and

          (c) neither the Parent nor any of its subsidiaries shall knowingly take any action which would jeopardize the qualifications of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 7.3 Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

     SECTION 8.1 Access and Information. (a) From and after the date hereof, Parent and the Company shall afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its officers, properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that no investigation pursuant to this Section 8.1 shall affect, add to or subtract from any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

     (b) Except as may be required by applicable law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each party hereto shall hold in confidence all nonpublic information obtained from another party hereto (including work papers and other materials derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the party providing such information consents to its disclosure or such information becomes stale or otherwise publicly available. Promptly following any termination of this Agreement, each of the parties hereto agrees to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other materials derived therefrom), and all copies thereof.

     SECTION 8.2 Registration Statement/Proxy Statement. (a) Parent shall promptly prepare and file with the SEC the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Parent shall also use its best efforts to take any action required to be taken under state blue sky or securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock as Parent may reasonably request in connection with the Registration Statement and such issuance of shares of Parent Common Stock.

     (b) The Company shall promptly prepare and file with the SEC the Proxy Statement. Parent and Sub shall furnish the Company with all information concerning Parent and Sub as the Company may reasonably request in connection with the Proxy Statement. Promptly after the Registration Statement becomes effective, the Company shall mail the Proxy Statement to all record holders of Company Common Stock who are holders on the record date established in respect of the Meeting.

     SECTION 8.3 Stockholders' Meeting. The Company shall, in accordance with applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective, a special meeting of the holders of Company Common Stock (the "Meeting") for the purpose of voting to approve and adopt this Agreement. The Board of Directors of the Company, subject to their fiduciary duties under Delaware law as advised by counsel, will recommend that holders of Company Common Stock approve and adopt the Appraisal Rights Amendment and this Agreement at the Meeting. The Company shall include in the Proxy Statement such recommendation and take all reasonable lawful action to solicit such approval. At the Meeting, Parent shall vote or cause to be voted in favor of approval and adoption of the Appraisal Rights Amendment and this Agreement all shares of Company Common Stock as to which it, Sub or its other subsidiaries hold proxies or are otherwise entitled to vote or cause to be voted.

     SECTION 8.4 Compliance with the Securities Act. (a) Prior to the Effective Time, the Company shall cause to be delivered to Parent a letter (satisfactory to counsel for Parent) identifying all persons who the Company believes are, or will be, at the time of the Meeting, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

     (b) The Company shall use its best efforts to obtain a written agreement from each person who is identified as a possible Affiliate in the letter referred to in Section 8.4(a) above, in the form previously approved by the parties, that he or she will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued to him or her pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act. The Company shall deliver all such written agreements to Parent at or prior to the Effective Time. The Company agrees that, with respect to any Affiliate for whom such a letter is not delivered to Parent in timely fashion, and subject to the requirements of applicable law, Parent reserves the right to and may place an appropriate restrictive legend on the certificates representing shares of Parent Common Stock to be issued to such Affiliate pursuant to the Merger.

     SECTION 8.5 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the Merger.

     SECTION 8.6 Director and Officer Indemnification. Parent agrees that all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors and officers of the Company (the "Indemnified Parties") under the provisions existing on the date hereof in the Company's Certificate of Incorporation or Bylaws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and that, as of the Effective Time, Parent shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time.

     SECTION 8.7 Fees and Expenses. Except as otherwise provided in Section 3.1(e), if the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by Parent. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the aggregate expenses incurred in connection with printing the Registration Statement and the Proxy Statement and filing the Registration Statement and the Proxy Statement with the SEC shall be shared equally by Parent and the Company.

     SECTION 8.8 Publicity. Parent and Sub, on the one hand, and the Company, on the other hand, agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and shall use their best efforts to agree upon the text of any such press release or public announcement prior to the publication of such press release or the making of such public announcement, unless such consultation or agreement is not practicable in light of the timing of any disclosure requirements imposed by applicable law or any listing agreement with the NYSE.

     SECTION 8.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (including under applicable laws and regulations) to consummate the Merger as soon as is reasonably possible and otherwise to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Sub and the Company shall take all such necessary action.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

     SECTION 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a)(i) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and (ii) no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

          (b) this Agreement and the transactions contemplated hereby (including the Appraisal Rights Amendment) shall have been approved and adopted by the requisite votes of the holders of Company Common Stock;

          (c) the Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance;

          (d) no preliminary or permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the Merger shall have been issued and remain in effect;

          (e) Parent shall have received all state securities or blue sky permits and other authorizations necessary to issue shares of Parent Common Stock pursuant to the Merger; and

          (f) the Appraisal Rights Amendment shall have been filed and become effective pursuant to the DGCL.

     SECTION 9.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the additional following conditions:

          (a) Parent and Sub shall have performed in all material respects each of their obligations contained in this Agreement required to be performed at or prior to the Effective Time;

          (b) except as contemplated or permitted by this Agreement, each of the representations and warranties of Parent and Sub contained in this Agreement shall be true in all material respects when made and at and as of the date of the Effective Time as if made at and as of such date, unless stated in this Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of such other date;

          (c) the Company shall have received a certificate of Parent, signed by the President and Chief Executive Officer or a Vice President of Parent, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) above have been satisfied and shall have received a certificate of Parent, signed by the President and Chief Executive Officer or a Vice President of Parent, or other appropriate evidence, to the effect that the conditions set forth in Sections 9.1(a) and 9.1(c) above have been satisfied;

          (d) the Company shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Parent, in form and substance reasonably satisfactory to the Company, dated as of the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (it being understood that such opinion may require and rely upon representations contained in certificates of officers of the Company, Parent, their respective subsidiaries and others), the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

             (i) no gain or loss will be recognized by the Company, Parent or Sub as a result of the Merger;

             (ii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the terms of the Merger (except to the extent cash is received in lieu of fractional shares);

             (iii) the tax basis of the shares of Parent Common Stock received by the stockholders of the Company upon the conversion of Company Common Stock pursuant to the Merger will be the same as the basis of the shares of Company Common Stock converted (less any portion of such basis allocable to any fractional interest in any share of Parent Common Stock);

             (iv) the holding period of the Parent Common Stock into which shares of Company Common Stock are converted will include the period that such shares of Company Common Stock were held by the holder, provided such shares were held as a capital asset by such holder at the Effective Time;

             (v) the payment of cash to a holder of Company Common Stock in lieu of a fractional share of Parent Common Stock will be treated for federal income tax purposes as if the fractional share was distributed as part of the Merger and then was redeemed by Parent. This cash payment will be treated as having been received as a distribution in full payment for the stock redeemed. Gain or loss will be realized and recognized by the Company stockholder receiving cash in lieu of a fractional share of Parent Common Stock equal to the difference between the cash received and the basis of the fractional share interest; and

             (vi) gain or loss recognized by a holder of Company Common Stock upon receipt of cash in exchange for the holder's fractional share interest or upon exercise of dissenters' rights, exclusive of interest, will be capital gain or loss, provided the shares of Company Common Stock were held as capital assets on the date of the Merger; and

          (e) The Company shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Parent, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, that the shares of Parent Common Stock issued to the holders of Company Common Stock upon conversion of the Company Common Stock, as provided in
     Section 3.1(b), have been duly authorized and, when delivered by the Exchange Agent pursuant to Section 3.2, will be validly issued, fully paid and nonassessable.

     SECTION 9.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the additional following conditions:

          (a) the Company shall have performed in all material respects its obligations contained in this Agreement required to be performed at or prior to the Effective Time;

          (b) except as contemplated or permitted by this Agreement, each of the representations and warranties of the Company contained in this Agreement shall be true in all material respects when made and at and as of the date of the Effective Time as if made at and as of such date, unless stated in this Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of such other date;

          (c) Parent and Sub shall have received a certificate of the Company, signed by the President or Chief Executive Officer or a Vice President of Parent, to the effect that the conditions set forth in Sections 9.3(a) and
     (b) above have been satisfied; and

          (d) The Company shall have obtained the written agreement described in
     Section 8.4(b) from each person who is identified as a possible "Affiliate" in the letter referred to in Section 8.4(a), and shall have delivered copies of all such agreements to Parent; and

          (e) The Company's Board of Directors or Special Committee shall not have withdrawn or modified its recommendation with respect to approval and adoption of this Agreement and the transactions contemplated by it.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

          (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

          (b) by either Parent or the Company, if the Merger shall not have been consummated on or before March 1, 1995; provided, however, that the party seeking to terminate this Agreement is not otherwise in material breach of its obligations under this Agreement;

          (c) by the Company, if either Parent or Sub shall have failed to comply in any material respect with any of their respective material covenants or agreements contained in this Agreement, provided, however, that if such failure is curable, notice of such failure shall have been given by the Company to Parent, and Parent shall not have cured (or caused Sub to cure) such failure within 30 days of notice thereof;

          (d) by Parent, if the Company shall have failed to comply in any material respect with any of its material covenants or agreements contained in this Agreement, provided, however, that if such failure is curable, notice of such failure shall have been given by Parent to the Company, and the Company shall not have cured such failure within 30 days of notice thereof; and

          (e) by the Special Committee of the Company, at any time prior to the Closing, if CS First Boston Corporation has withdrawn its opinion referred to in Section 5.14 hereof.

     SECTION 10.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided above, this Agreement shall forthwith become void and, except in the case of a termination resulting from a willful breach of this Agreement by any party hereto, there shall be no liability on the part of either the Company, Parent or Sub or their respective officers or directors; provided, however, that Sections 8.1(b) and 8.7 shall survive any termination of this Agreement.

     SECTION 10.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the stockholders of the Company, but, after any such approval, no amendment shall be made which changes the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing specifically referring to this Section 10.3 and signed on behalf of each of the parties hereto.

     SECTION 10.4 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Section 10.4 and signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     SECTION 11.1 Non-Survival of Representations, Warranties and
Agreements. All representations, warranties, covenants and agreements contained in this Agreement (or in any instrument delivered pursuant to this Agreement) shall not survive beyond the Effective Time, except for the agreements contained in Articles II, III (other than Section 3.6) and XI (other than Sections 11.2 and 11.5) and in Sections 8.6, 8.7 and 8.9.

     SECTION 11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be delivered personally (including by courier or overnight carrier), telexed, sent by facsimile transmission or sent by certified or registered mail, postage prepaid, at the addresses set forth below. Any such notice shall be deemed given when so delivered personally, or, if telexed, sent by facsimile transmission or mailed, upon receipt.

     If to Parent or Sub:

        Ogden Corporation
        Two Pennsylvania Plaza
        New York, NY 10121
        Attention: General Counsel
        Telecopy No.: (212) 868-5714

     With a copy to:

        Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, New York 10006
        Attention: William F. Gorin
        Telecopy No.: (212) 225-3999

     If to the Company:

        Ogden Projects, Inc.
        40 Lane Road
        Fairfield, NJ 07007
        Attention: General Counsel
        Telecopy No.: (201) 882-7131

     With a copy to:

        Rogers & Wells
        200 Park Avenue
        New York, NY 10166
        Attention: John A. Healy
        Telecopy No.: (212) 878-8375

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 11.2.

     SECTION 11.3 Subsidiaries. When a reference is made in this Agreement to subsidiaries of Parent or the Company, the word "subsidiaries" means any corporations more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be; provided, however, that, for the purposes of this Agreement (other than in Section 4.1 and the definition of the term "Parent Material Adverse Effect"), neither the Company nor any subsidiary of the Company shall be deemed a "subsidiary" of Parent prior to the Effective Time.

     SECTION 11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of any provision of this Agreement. References to Sections shall be deemed to be references to Sections of this Agreement unless the context otherwise requires.

     SECTION 11.5 Company and Board Action. Any action, approval, consent or waiver of the Company or the Board of Directors of the Company required or permitted by this Agreement prior to the Effective Time shall be deemed to have been taken or given only if such action, approval, consent or waiver shall have received the approval of, or been taken pursuant to the authorization of, the Special Committee.

     SECTION 11.6 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(b) except as provided in Section 3.2, the last sentence of Section 3.4 and
Section 8.6, is not intended to confer upon any person not a party hereto any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that Sub shall have the right to assign to Parent or any direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Sub under this Agreement; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          OGDEN CORPORATION


                                          By          /s/ LYNDE COIT
                                             ..................................
                                             Title: Senior Vice President &
                                                    General Counsel


                                          OPI ACQUISITION CORP.


                                          By          /s/ LYNDE COIT
                                             ..................................
                                             Title: Senior Vice President


                                          OGDEN PROJECTS, INC.


                                          By          /s/ SCOTT G. MACKIN
                                             ..................................
                                             Title: President & Chief Operating
                                                    Officer

                                                                       EXHIBIT B

                                    FORM OF
                            CERTIFICATE OF AMENDMENT
                                       OF
                  THIRD RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              OGDEN PROJECTS, INC.

   Under Section 242 of the General Corporation Law of the State of Delaware


    The undersigned, a corporation organized and existing under the General Corporation Law of Delaware (the "Corporation"), pursuant to the provisions of
Section 242 of the Delaware General Corporation Law, hereby certifies that:


    FIRST: The name of the Corporation is OGDEN PROJECTS, INC. The name under which the Corporation was formed is Ogden Projects, Inc.


    SECOND: The Third Restated Certificate of Incorporation of this Corporation is hereby amended as follows:


    1. to provide appraisal rights, pursuant to Section 262 of the Delaware General Corporation Law, to holders of common stock, par value $.50 per share of the Corporation. Section 3 of the Restated Certificate of Incorporation shall be revised to add the following Section 3.04, to read in its entirety as follows:


    "3.04: In any merger of the corporation prior to June 30, 1995 with Ogden Corporation or any direct or indirect wholly-owned subsidiary of Ogden Corporation, each holder of shares of Common Stock of the Corporation shall be entitled, upon compliance with the terms and conditions of Section 262 of the General Corporation Law of the State of Delaware as then in effect, to appraisal rights as provided in such Section 262, notwithstanding any statutory limitation on the availability of such rights that would be applicable in the absence of this Section. For purposes of paragraph (d)(1) of said Section 262, any notice to stockholders that otherwise complies with such paragraph, and any written demand furnished by a stockholder pursuant to such paragraph, shall be effective even if delivered prior to the effectiveness of this Section of the Corporation's Certificate of Incorporation; provided that any such notice given to stockholders specifies that the proposed merger referred to therein will not become effective unless this Section shall theretofore have become effective."

    THIRD: This Amendment to the Third Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

    IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this instrument to be signed in its name by its Vice
President and attested to by its Secretary this       day of       , 1994.


ATTEST:                                         OGDEN PROJECTS, INC.

By:                                             By:
   ................................                ............................
   Name:                                           Name:
   Title:                                          Title:

(CORPORATE SEAL)
                                      B-1

                                                                       EXHIBIT C

                  DELAWARE GENERAL CORPORATION LAW SECTION 262

APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec.251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec. Sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       EXHIBIT D

                           [FIRST BOSTON LETTERHEAD]


                                                             November  , 1994
Special Committee of the Board of Directors
Ogden Projects, Inc.
40 Lane Road
Fairfield, NJ 07007-2615















                     [ FORM OF OPINION TO BE FILED BY AMENDMENT ]

                          OGDEN PROJECTS, INC.--PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of OGDEN PROJECTS, INC. (the "Corporation") does hereby constitute and appoint R. RICHARD ABLON, SCOTT G. MACKIN and JEFFREY R. HOROWITZ, and each of them, attorneys and proxies with full power of substitution to each, and for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the undersigned in the Corporation at the Special Meeting of Shareholders of the Corporation, to be held at the headquarters of the Corporation located at 40 Lane Road, Fairfield,
New Jersey at     A.M. (local time) on        , December   , 1994 on the matters
as described in Proposals 1 and 2 set forth on the reverse of this proxy and at any and all adjournments thereof.

    A majority of such attorneys as shall be present and shall act at said meeting, or any of them (or if only one of such attorneys shall be present and act, then that one) shall have and may exercise all the powers of said attorneys hereunder.

    BASED ON THE RECOMMENDATION OF AN INDEPENDENT SPECIAL COMMITTEE OF THE
BOARD OF DIRECTORS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT (AS DEFINED IN PROPOSAL 1) AND APPROVAL OF THE APPRAISAL RIGHTS AMENDMENT (AS DEFINED IN PROPOSAL 2).

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

This Proxy, when properly executed, will be voted in the manner     PLEASE MARK
directed herein by the undersigned shareholder. If no such      /X/ YOUR VOTES
directions are given with respect to all or some items,             AS THIS
as to such items, the shares represented by the Proxy
will be voted FOR the Proposal or Proposals.
- -------------
COMMON

    Proposal 1. Approval and adoption of the Amended and Restated Agreement and Plan of Merger, dated as of September 27, 1994, by and among the Corporation, Ogden Corporation ("Ogden") and OPI Acquisition Corp., a wholly owned subsidiary of Ogden ("Acquisition Sub"), pursuant to which, among other things, Acquisition Sub will be merged with and into the Corporation ("the Merger"), the Corporation will become a wholly owned subsidiary of Ogden and each outstanding share of common stock of the Corporation, par value $.50 per share ("OPI Common Stock") (other than shares of OPI Common Stock held by Ogden and its subsidiaries or as to which appraisal rights have been duly demanded, as described in Proposal 2) will be converted into the right to receive 0.84 shares of common stock of Ogden, par value $.50 per share.

                   FOR            AGAINST          ABSTAIN

                   / /              / /              / /

    Proposal 2. Approval of an amendment to the Third Restated Certificate of Incorporation of the Corporation to provide appraisal rights, pursuant to
Section 262 of the General Corporation Law of Delaware, to holders of OPI Common Stock who do not vote in favor of the Merger and elect to demand appraisal in accordance with Section 262 (the "Appraisal Rights Amendment"). Approval and effectiveness of the Appraisal Rights Amendment is a condition to the consummation of the Merger and the Merger will not become effective until the Appraisal Rights Amendment has been approved and becomes effective.

                   FOR            AGAINST          ABSTAIN

                   / /              / /              / /


Signature(s): ....................................  Date: ....................


Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the officer or director acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the officer or director must also have had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify an officer or director in a derivative suit if the officer or director acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation unless the officer or director is found liable to the corporation. However, if the Court of Chancery or the court in which such action or suit was brought determines that the officer or director is fairly and reasonably entitled to indemnity, then the Court of Chancery or such other court may permit indemnity for such officer or director to the extent it deems proper.

     The Registrant's Bylaws provide generally that the Registrant will indemnify its present and past directors to the fullest extent permitted by the laws of Delaware as they may exist from time to time. Directors and officers of the Registrant and its subsidiaries are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, except that the Registrant shall not indemnify any officer or director if that person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

     Any indemnification of an officer or director may be made only on a determination by the Board of Directors that such officer or director met the applicable standard of conduct set forth in the Registrant's Bylaws. The Registrant's Bylaws also provide that indemnification thereunder is not exclusive, and the Registrant may agree to indemnify any person as provided therein.

     The Registrant's Certificate of Incorporation provides that directors of the Registrant shall not be held personally liable to the Registrant or its stockholders for monetary damages arising from certain breaches of their fiduciary duties. The provision does not insulate directors from personal liability for (i) breaches of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not taken in good faith or that involve intentional misconduct or a knowing violation of law, (iii) transactions in which the director derives any improper personal benefit or (iv) unlawfully voting to pay dividends or to repurchase or redeem stock.

     The Registrant maintains insurance policies providing for indemnification of directors and officers and for reimbursement to the Registrant for monies which it may pay as indemnity to any director or officer, subject to the conditions and exclusions of the policies and specified deductible provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

     2     -- Amended and Restated Agreement and Plan of Merger among Ogden Corporation, OPI Acquisition Corp. and
              Ogden Projects, Inc. dated as of September 27, 1994 (included as Exhibit A to the Proxy
              Statement/Prospectus forming a part of this Registration Statement).
     3.1   -- Restated Certificate of Incorporation, as amended (Exhibit(4)(a) to Ogden's Form 10-Q for the quarter ended September 30, 1990 and incorporated herein by reference).
     3.2   -- Form of Appraisal Rights Amendment to Restated Certificate of Incorporation (included as Exhibit B to the proxy statement/prospectus contained herein)
     3.3   -- Ogden Corporation By-Laws, as amended through September 22, 1994.
     4.1   -- Underwriting Agreement, dated as of March 4, 1992, by and among Ogden Corporation, Goldman, Sachs &
              Co., J.P. Morgan Securities, Inc. and Salomon Brothers Inc (Exhibit (1)(b) to Ogden's Form 10-K for the
              fiscal year ended December 31, 1991 and incorporated herein by reference).
     4.2   -- Indenture dated as of March 1, 1992, between Ogden Corporation and the Bank of New York, Trustee, relating to Ogden's $100 million debt offering (Exhibit(4)(c) to Ogden's Form 10-K for the fiscal year ended December 31, 1991 and incorporated herein by reference).
     4.3   -- Fiscal Agency Agreement and Offering Memorandum describing Ogden's $85 million 6% Convertible
              Subordinated Debentures, due 2002, and $75 million 5.75% Convertible Subordinated Debentures, due 2002
              (Exhibits(4)(a) and (b) to Ogden's Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference).
     4.4   -- Credit Agreement by and among Ogden Corporation, The Bank of New York, as Agent, and National
              Westminster Bank PLC, Swiss Bank Corporation and Union Bank of Switzerland dated as of January 31, 1990
              (Exhibit (10)(b) to Ogden's Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference).
     4.5   -- Amendment No. 1, dated December 28, 1990, to the Credit Agreement, dated January 31, 1990 by and among
              Ogden, the signatory Banks thereto and The Bank of New York, as Agent (Exhibit (10)(i) to Ogden's Form
              10-K for the fiscal year ended December 31, 1990 and incorporated herein by reference).
     5   * -- Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the Common Stock.
     8   * -- Tax Opinion of Cleary, Gottlieb, Steen & Hamilton (contained in opinion filed as Exhibit 5).
    10     -- Form of Indemnification Agreement dated August 31, 1994, between OPI and each member of the Special
              Committee.
    23.1   -- Consent of Deloitte & Touche LLP.
    23.2 * -- Consent of Cleary, Gottlieb, Steen & Hamilton (contained in opinion filed as Exhibit 5).

     (b) Not applicable.

     (c) Not applicable.

* To be filed by amendment

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

     This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (3) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of October, 1994.


                                          OGDEN CORPORATION

                                          By:    /s/ R. RICHARD ABLON
                                              ..................................
                                               President and Chief Executive
                                                           Officer
                                                 (Chief Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                   SIGNATURE                                     TITLE                          DATE
- ------------------------------------------------  ------------------------------------  --------------------

               /s/ RALPH E. ABLON                 Chairman of the Board and Director        October 26, 1994
................................................
                 Ralph E. Ablon
              /s/ R. RICHARD ABLON                President, Chief Executive Officer        October 26, 1994
................................................    and Director
                R. Richard Ablon
            /s/ CONSTANTINE G. CARAS              Executive Vice President, Chief           October 26, 1994
................................................    Administrative Officer and
              Constantine G. Caras                  Director
              /s/ PHILIP G. HUSBY                 Senior Vice President and Chief           October 26, 1994
................................................    Financial Officer (Chief Financial
                Philip G. Husby                     Officer)
              /s/ ROBERT M. DIGIA                 Vice President, Controller and Chief      October 26, 1994
................................................    Accounting Officer (Chief
                Robert M. DiGia                     Accounting Officer)
              /s/ DAVID M. ABSHIRE                Director                                  October 26, 1994
................................................
                David M. Abshire
            /s/ NORMAN G. EINSPRUCH               Director                                  October 26, 1994
................................................
              Norman G. Einspruch
              /s/ ATTALLAH KAPPAS                 Director                                  October 26, 1994
................................................
                Attallah Kappas
             /s/ TERRY ALLEN KRAMER               Director                                  October 26, 1994
................................................
               Terry Allen Kramer
               /s/ MARIA P. MONET                 Director                                  October 26, 1994
................................................
                 Maria P. Monet

................................................  Director
                Judith D. Moyers
               /s/ HOMER A. NEAL                  Director                                  October 26, 1994
................................................
                 Homer A. Neal
             /s/ STANFORD S. PENNER               Director                                  October 26, 1994
................................................
               Stanford S. Penner
              /s/ FREDERICK SEITZ                 Director                                  October 26, 1994
................................................
                Frederick Seitz
              /s/ ROBERT E. SMITH                 Director                                  October 26, 1994
................................................
                Robert E. Smith
              /s/ ABRAHAM ZALEZNIK                Director                                  October 26, 1994
................................................
                Abraham Zaleznik

                               INDEX TO EXHIBITS


 EXHIBITS
- -----------
     2     -- Amended and Restated Agreement and Plan of Merger among Ogden Corporation, OPI Acquisition Corp. and
              Ogden Projects, Inc. dated as of September 27, 1994 (included as Exhibit A to the Proxy
              Statement/Prospectus forming a part of this Registration Statement).
     3.1   -- Restated Certificate of Incorporation of Ogden Corporation, as amended (Exhibit(4)(a) to Ogden's Form
              10-Q for the quarter ended September 30, 1990 and incorporated herein by reference).
     3.2   -- Ogden Corporation By-Laws, as amended through September 22, 1994.
     4.1   -- Underwriting Agreement, dated as of March 4, 1992, by and among Ogden Corporation, Goldman, Sachs &
              Co., J.P. Morgan Securities, Inc. and Salomon Brothers Inc (Exhibit (1)(b) to Ogden's Form 10-K for the
              fiscal year ended December 31, 1991 and incorporated herein by reference).
     4.2   -- Indenture dated as of March 1, 1992, between Ogden Corporation and the Bank of New York, Trustee, relating to Ogden's $100 million debt offering (Exhibit(4)(c) to Ogden's Form 10-K for the fiscal year ended December 31, 1991 and incorporated herein by reference).
     4.3   -- Fiscal Agency Agreement and Offering Memorandum describing Ogden's $85 million 6% Convertible
              Subordinated Debentures, due 2002, and $75 million 5.75% Convertible Subordinated Debentures, due 2002
              (Exhibits(4)(a) and (b) to Ogden's Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference).
     4.4   -- Credit Agreement by and among Ogden Corporation, The Bank of New York, as Agent, and National
              Westminster Bank PLC, Swiss Bank Corporation and Union Bank of Switzerland dated as of January 31, 1990
              (Exhibit (10)(b) to Ogden's Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference).
     4.5   -- Amendment No. 1, dated December 28, 1990, to the Credit Agreement, dated January 31, 1990 by and among
              Ogden, the signatory Banks thereto and The Bank of New York, as Agent (Exhibit (10)(i) to Ogden's Form
              10-K for the fiscal year ended December 31, 1990 and incorporated herein by reference).
     5   * -- Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the Common Stock.
     8   * -- Tax Opinion of Cleary, Gottlieb, Steen & Hamilton (contained in opinion filed as Exhibit 5).
    10.1   -- Form of Appraisal Rights Amendment to Restated Certificate of Incorporation of Ogden Projects, Inc.
              (included as Exhibit B to the Proxy Statement/Prospectus forming a part of this Registration Statement).
    10.2   -- Form of Indemnification Agreement dated August 31, 1994, between OPI and each member of the Special
              Committee.
    23.1   -- Consent of Deloitte & Touche LLP.
    23.2 * -- Consent of Cleary, Gottlieb, Steen & Hamilton (contained in opinion filed as Exhibit 5).

* To be filed by amendment